Exhibit 10.1

FOURTH AMENDMENT

TO CREDIT AGREEMENT

This Fourth Amendment to Credit Agreement (this “Amendment”) is entered into as of January 18, 2019 by and among VIASAT, INC., a Delaware corporation (“Borrower”), each lender from time to time party to the Credit Agreement (as defined below) (collectively, the “Lenders” and individually, a “Lender”) that is a party hereto and MUFG UNION BANK, N.A., a member of MUFG, a global financial group (formerly known as Union Bank, N.A.), as administrative agent and as collateral agent (in such capacity, “Agent”). Merrill Lynch, Pierce, Fenner & Smith Incorporated, MUFG Union Bank, N.A., JPMorgan Chase Bank, N.A. and SunTrust Robinson Humphrey, Inc. shall have each been appointed as joint lead arrangers and joint book runners for purposes of this Amendment. Bank of America, N.A., JPMorgan Chase Bank, N.A. and SunTrust Bank shall have each been appointed as co-syndication agents for purposes of this Amendment.

RECITALS

WHEREAS, Borrower, Agent and the Lenders are parties to that certain Credit Agreement dated as of November 26, 2013 (as amended, modified, restated or supplemented from time to time prior to giving effect to this Amendment, the “Credit Agreement”; unless otherwise defined herein, all capitalized terms in this Amendment shall be as defined in the Credit Agreement);

WHEREAS, Borrower has requested certain amendments to the Credit Agreement as set forth below;

WHEREAS, certain Lenders have agreed with Borrower to have their respective Revolving Commitment increased or reduced, in each case, as set forth on Schedule I hereto;

WHEREAS, certain Persons (each constituting an Eligible Assignee) not party to the Credit Agreement have agreed to become a Lender under the Credit Agreement, simultaneous with the effectiveness of this Amendment (each such lender, a “New Lender”); and

WHEREAS, the parties hereto have agreed to amend the Credit Agreement in certain respects in accordance with the terms of this Amendment.

NOW, THEREFORE, the parties hereto agree as follows:

1.    Amendments

1.1    Amended Credit Agreement. Upon satisfaction of the conditions set forth in Section 5 hereof (the “Fourth Amendment Effective Date”), the Credit Agreement shall hereby be amended to incorporate all changes incorporated in the copy of the Credit Agreement attached as Exhibit A hereto (the “Amended Credit Agreement”).

1.2    Modified Revolving Commitments; Credit Agreement Schedule. Upon satisfaction of the conditions set forth in Section 5 hereof, the Credit Agreement shall hereby be amended by amending and restating Schedule 1.1 thereto in the form of Schedule I hereto. Each New Lender party hereto as a Lender hereby acknowledges and agrees that, simultaneous with and pursuant to its execution of this Amendment, it shall (i) assume all rights and obligations of a Lender under the Amended Credit Agreement, (ii) have Revolving Commitments as set forth on Schedule I hereto, and (iii) be bound by the terms and provisions of the Amended Credit Agreement as if it was a signatory to the Credit Agreement on the original date of execution thereof.

1.3    Exiting Lenders. Each of the entities executing this Amendment under the heading “Exiting Lenders”, each in its capacity as an exiting Lender under the Credit Agreement (each, an “Exiting Lender”), is signing this Amendment for the sole purpose of amending the Credit Agreement and assigning its Revolving Commitments. Upon giving effect to this Amendment, the Revolving Commitments of each Exiting Lender under the Credit Agreement shall be fully assigned to other Lenders party hereto such that after giving effect thereto, the Revolving Commitments shall be held by the non-Exiting Lenders according to Schedule I hereto, provided that interest and fees that have accrued for the account of each Exiting Lender prior to the effectiveness of this Amendment will be paid to such Exiting Lender, and each Exiting Lender shall cease to be a Lender under the Credit Agreement. The assignment effected by this Section 1.3 shall be an assignment for all purposes of the Credit Agreement and be deemed to have been consummated in accordance with Section 11.8 of the Credit Agreement.

2.    No course of dealing on the part of Lenders, Agent or their officers, nor any failure or delay in the exercise of any right by Agent or any Lender, shall operate as a waiver thereof, and any single or partial exercise of any such right shall not preclude any later exercise of any such right. Agent’s or any Lenders’ failure at any time to require strict performance by Borrower of any provision of any Loan Document shall not affect any right of any Lender or Agent thereafter to demand strict compliance and performance. Any suspension or waiver of a right must be in writing signed by an officer of Agent, in accordance with the terms of the Credit Agreement.

3.    The Amended Credit Agreement shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Agent or any Lender under the Credit Agreement.

4.    Borrower represents and warrants to the Lenders that (a) except for representations and warranties which expressly speak as of a particular date or are no longer true and correct as a result of a change which is permitted by the Amended Credit Agreement, the representations and warranties contained in the Amended Credit Agreement or in any other document or documents relating thereto are true and correct in all material respects on and as of the date hereof as though made on the date hereof, and all such representations and warranties shall survive the execution and delivery of this Amendment and (b) no Default or Event of Default has occurred and is continuing as of the date hereof.

5.    As a condition to the effectiveness of this Amendment:

5.1    Agent shall have received this Amendment, duly executed by Borrower, Agent, the Issuing Lenders and all of the other Lenders (including each New Lender and each Exiting Lender);

5.2    Agent shall have received a Certificate of the Secretary of Borrower (or other Responsible Official) attaching (and certifying as to) (i) a copy of the certificate of incorporation of Borrower and any and all amendments thereof, certified as of a recent date by the Secretary of State of the State of Delaware, (ii) a copy of the bylaws of Borrower and any and all amendments thereof, (iii) resolutions of the Board of Directors of Borrower (or committee thereof) approving and authorizing the execution, delivery and performance of this Amendment and (iv) signature and incumbency certificates of the officers of Borrower; and (B) a good standing certificate from the Secretary of State of the State of Delaware, certifying as to the good standing of Borrower;

5.3    Agent shall have received a favorable written legal opinion of Latham & Watkins LLP, counsel to Borrower, as to such matters as the Agent may reasonably request, in form and substance

2

satisfactory to the Agent (and Borrower hereby instructs such counsel to deliver such opinion to the Agent and the Lenders (other than the Exiting Lender));

5.4    At least five days prior to the Fourth Amendment Effective Date, if a Loan Party qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, it shall deliver a Beneficial Ownership Certification in relation to such Loan Party; and

5.5    Borrower shall have paid all fees required to have been paid by Borrower on the effective date of this Amendment pursuant to (i) that certain engagement letter dated as of December 11, 2018 between the Borrower and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS”) and (ii) that certain fee letter dated as of December 11, 2018 between Borrower and MLPFS.

6.    Borrower hereby (a) affirms that each of the Liens granted in or pursuant to the Loan Documents are valid and subsisting and (b) agrees that this Amendment shall in no manner impair or otherwise adversely affect any of the Liens granted in or pursuant to the Loan Documents.

7.    The governing law and venue provisions of Section 11.17 of the Amended Credit Agreement are incorporated herein by this reference mutatis mutandis. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument. Delivery of an executed counterpart hereof by facsimile transmission shall be effective as delivery of a manually executed counterpart. Borrower agrees to promptly pay all reasonable attorneys’ fees and costs incurred by the Agent’s counsel in connection with this Amendment, which may be debited from any of Borrower’s accounts (following Borrower’s authorization of such fees and costs). Except as amended hereby, all of the provisions of the Credit Agreement and the other Loan Documents shall remain unmodified and in full force and effect except that each reference to the “Agreement”, or words of like import in any Loan Document, shall mean and be a reference to the Amended Credit Agreement. This Amendment shall be deemed a “Loan Document” as defined in the Amended Credit Agreement. Each party shall execute and deliver such further documents, and perform such further acts, as may be reasonably necessary to achieve the intent of the parties as expressed in this Amendment.

[Balance of Page Intentionally Left Blank]

3

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

VIASAT, INC.

By:	/s/ Shawn Duffy
Name:	Shawn Duffy
Title:	Senior VP and Chief Financial Officer

Signature page to Fourth Amendment

MUFG UNION BANK, N.A., as Agent

By:	/s/ Edmund Ozorio
Name:	Edmund Ozorio
Title:	Vice President

MUFG UNION BANK, N.A., as a Lender, Issuing Lender and Swing Line Lender

By:	/s/ Edmund Ozorio
Name:	Edmund Ozorio
Title:	Vice President

Signature page to Fourth Amendment

BANK OF AMERICA, N.A.,
as a Lender and Issuing Lender

By:	/s/ Paige M. Tecca
Name:	Paige M. Tecca
Title:	Senior Vice President

Signature page to Fourth Amendment

JPMORGAN CHASE BANK, N.A.,
as a Lender and Issuing Lender

By:	/s/ Marshall Trenckmann
Name:	Marshall Trenckmann
Title:	Executive Director

Signature page to Fourth Amendment

SUNTRUST BANK,
as a Lender

By:	/s/ Christian Sumulong
Name:	Christian Sumulong
Title:	Vice President

Signature page to Fourth Amendment

CITIZENS BANK, N.A.,
as a Lender

By:	/s/ A. Paul Dawley
Name:	A. Paul Dawley
Title:	Senior Vice President

Signature page to Fourth Amendment

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as a Lender

By:	/s/ Vipul Dhadda
Name:	Vipul Dhadda
Title:	Authorized Signatory

By:	/s/ Emerson Almeida
Name:	Emerson Almeida
Title:	Authorized Signatory

Signature page to Fourth Amendment

MORGAN STANLEY BANK SENIOR FUNDING, INC., as a Lender

By:	/s/ Michael King
Name:	Michael King
Title:	Vice President

Signature page to Fourth Amendment

UMPQUA BANK,
as a Lender

By:	/s/ Bob Jondall
Name:	Bob Jondall
Title:	SVP / Corporate Banking Relationship Manager

Signature page to Fourth Amendment

ZB, N.A. DBA CALIFORNIA BANK & TRUST, as a Lender

By:	/s/ Steve DeLong
Name:	Steve DeLong
Title:	SVP / Manager

Signature page to Fourth Amendment

COMERICA BANK, as a Lender

By:	/s/ Liz V. Hulley
Name:	Liz V. Hulley
Title:	Vice President

Signature page to Fourth Amendment

NEW LENDER:	CITY NATIONAL BANK,
as a Lender

	By:	/s/ Laura Dodd
	Name:	Laura Dodd
	Title:	Vice President, Relationship Manager

Signature page to Fourth Amendment

EXISTING LENDER:	COMPASS BANK,
as an Existing Lender

	By:	/s/ Raj Nambiar
	Name:	Raj Nambiar
	Title:	Sr. Vice President

Signature page to Fourth Amendment

EXISTING LENDER:	BANK OF THE WEST,
as an Existing Lender

	By:	/s/ Douglas Lambell
	Name:	Douglas Lambell
	Title:	Director

Signature page to Fourth Amendment

EXHIBIT A

[See attached]

CREDIT AGREEMENT

Dated as of November 26, 2013

among

VIASAT, INC., as Borrower

THE LENDERS HEREIN NAMED

MUFG UNION BANK, N.A.,

as Agent

BANK OF AMERICA, N.A.,

JPMORGAN CHASE BANK, N.A.

and

SUNTRUST BANK,

as Co-Syndication Agents

COMPASS BANK,

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

CITIZENS BANK, N.A.

and

SUNTRUST BANK,

as Co-Documentation Agents,

and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

MUFG UNION BANK, N.A.,

JPMORGAN CHASE BANK, N.A.

and

SUNTRUST ROBINSON HUMPHREY, INC.,

as Joint Lead Arrangers and Joint Book Runners

i

4.7	Intentionally Deleted	78
4.8	Intangible Assets	78
4.9	Use of Proceeds	78
4.10	Litigation	78
4.11	Binding Obligations	78
4.12	EEA Financial Institutions	78
4.13	ERISA	78
4.14	Regulation U; Investment Company Act	79
4.15	Disclosure	79
4.16	Tax Liability	79
4.17	Projections	79
4.18	Hazardous Materials	80
4.19	Security Interests	80
4.20	Solvency	80
4.21	Anti-Corruption Laws, AML Laws and Sanctions	80
4.22	Patriot Act	80
4.23	Communications Licenses	80

Article 5 AFFIRMATIVE COVENANTS		81

5.1	Payment of Taxes and Other Potential Liens	81
5.2	Preservation of Existence	81
5.3	Maintenance of Properties	81
5.4	Maintenance of Insurance	82
5.5	Compliance With Laws	83
5.6	Inspection Rights	83
5.7	Keeping of Records and Books of Account	83
5.8	Compliance With Agreements	84
5.9	Use of Proceeds	84
5.10	Hazardous Materials Laws	84
5.11	Designation of Subsidiaries	84
5.12	Future Restricted Subsidiaries; Additional Security Documentation	85
5.13	Certain ECA Revenue	86

Article 6 NEGATIVE COVENANTS		86

6.1	Payment of Subordinated Obligations	86
6.2	Disposition of Property	87
6.3	Mergers	88
6.4	Hostile Acquisitions	88
6.5	Acquisitions	88
6.6	Distributions	88
6.7	ERISA	89
6.8	Change in Nature of Business	89
6.9	Liens	89
6.10	Indebtedness and Guaranty Obligations	91
6.11	Transactions with Affiliates	93
6.12	Negative Pledges	93
6.13	Total Leverage Ratio	94
6.14	Interest Coverage Ratio	94
6.15	Use of Proceeds; Sanctions; Anti-Corruption Laws	94
6.16	Investments	94
6.17	Capital Expenditures	96
6.18	Amendments to Subordinated Obligations	96
6.19	Changes in Name, Location of Chief Executive Offices, Etc	96
6.20	Hedging Agreements	97
6.21	ECA Borrower Equity Interests	97

Article 7 INFORMATION AND REPORTING REQUIREMENTS		97

7.1	Financial and Business Information	97
7.2	[Reserved]	99
7.3	Compliance Certificates	99
7.4	Electronic Communications; Platform	99

Article 8 CONDITIONS		101

8.1	Initial Credit Issuance	101
8.2	Any Advance	102

Article 9 EVENTS OF DEFAULT AND REMEDIES UPON EVENT OF DEFAULT		103

9.1	Events of Default	103
9.2	Remedies Upon Event of Default	105

Article 10 THE AGENT		107

10.1	Appointment and Authority	107
10.2	Rights as a Lender	108
10.3	Exculpatory Provisions	108
10.4	Reliance by Agent	109
10.5	Delegation of Duties	109
10.6	Resignation of the Agent	110
10.7	Non-Reliance on the Agent and Other Lenders	111
10.8	No Other Duties, Etc	111
10.9	The Agent May File Proofs of Claim	111
10.10	Collateral and Guaranty Matters	112
10.11	Secured Hedging Agreements; Bank Products	113
10.12	Reimbursement by Lenders	113
10.13	ERISA Matters	113

Article 11 MISCELLANEOUS		114

11.1	Cumulative Remedies; No Waiver	115
11.2	Amendments; Consents	115
11.3	Costs and Expenses	117
11.4	Nature of Lenders’ Obligations	117
11.5	Survival of Representations and Warranties	117
11.6	Notices	117
11.7	Execution of Loan Documents	118
11.8	Binding Effect; Assignment	118
11.9	Right of Setoff	122
11.10	Sharing of Setoffs	122
11.11	Indemnity by Borrower	123
11.12	Nonliability of the Lenders	124
11.13	No Third Parties Benefited	125
11.14	Confidentiality	125
11.15	Further Assurances	125
11.16	Integration	126
11.17	GOVERNING LAW; VENUE	126
11.18	Severability of Provisions	126
11.19	Headings	127
11.20	Time of the Essence	127
11.21	Hazardous Material Indemnity	127
11.22	DISPUTES	127
11.23	Purported Oral Amendments	128
11.24	Patriot Act	128
11.25	[Reserved]	128

11.26	Replacement of Lenders	128
11.27	Judgment Currency	129
11.28	Keepwell	129
11.29	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	129

Exhibits

A	-	Form of Assignment and Acceptance
B	-	Form of Compliance Certificate
C	-	Form of Pricing Certificate
D	-	Form of Request for Loan
E-1	-	Form of Revolving Note
E-2	-	Form of Swing Line Note
F-1	-	Form of Affiliate Subordination Agreement
F-2	-	Form of Subordination Agreement
G-1	-	Intercreditor Terms (Pari Passu)
G-2	-	Intercreditor Terms (Junior)
H	-	Form of Increased Commitment Letter
I	-	Form of Joinder Agreement
J	-	Form of New Term Facility Supplement
K	-	Form of Extended Revolving Credit Facility Agreement
L	-	Form of Extended Term Facility Agreement
M	-	Form of Secured Party Designation Notice
N-1	-	Form of U.S. Tax Compliance Certificate
N-2	-	Form of U.S. Tax Compliance Certificate
N-3	-	Form of U.S. Tax Compliance Certificate
N-4	-	Form of U.S. Tax Compliance Certificate
O	-	Form of Subsidiary Guaranty
P	-	Form of Subsidiary Pledge Agreement
Q	-	Form of Subsidiary Security Agreement

Schedules

1.1	Lender Commitments
2.4	Existing Letters of Credit
4.4	Subsidiaries
4.8	Trade Names
4.10	Material Litigation
4.18	Hazardous Materials Matters
4.23	Communications Licenses
5.4	Insurance
6.9	Existing Liens
6.10	Existing Indebtedness and Guaranty Obligations

v

CREDIT AGREEMENT

Dated as of November 26, 2013

THIS CREDIT AGREEMENT is entered into by and among Viasat, Inc., a Delaware corporation (“Borrower”), each Lender (as hereafter defined), and MUFG Union Bank, N.A., a member of MUFG, a global financial group (“MUFG”), as administrative agent and collateral agent to the Lenders (in such capacities and together with any successors or assigns, the “Agent”), with reference to the following facts:

RECITALS

WHEREAS, Borrower has requested that the Lenders provide a credit facility for the purposes set forth herein, and the Lenders are willing to do so on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereby agree as follows:

ARTICLE 1

DEFINITIONS AND ACCOUNTING TERMS

1.1    Defined Terms. As used in this Agreement, the following terms shall have the respective meanings set forth below:

“2025 Senior Notes” means the $700,000,000 in aggregate principal amount of 5.625% senior unsecured notes due 2025 issued by Borrower, and includes the associated Guaranty Obligations of the Subsidiary Guarantors in respect thereof.

“Acceptable Exclusions” means:

(1)    war, invasion or hostile or warlike action in time of peace or war, including action in hindering, combating or defending against an actual, impending or expected attack by:

(a)    any government or sovereign power (de jure or de facto),

(b)    any authority maintaining or using a military, naval or air force,

(c)    a military, naval or air force, or

(d)    any agent of any such government, power, authority or force;

(2)    any anti-satellite device, or device employing atomic or nuclear fission and/or fusion, or device employing laser or directed energy beams;

(3)    insurrection, strikes, labor disturbances, riots, civil commotion, rebellion, revolution, civil war, usurpation, or action taken by a government authority in hindering, combating or defending against such an occurrence, whether there be declaration of war or not;

(4)    confiscation, nationalization, seizure, restraint, detention, appropriation, requisition for title or use by or under the order of any government or governmental authority or agent (whether secret or otherwise or whether civil, military or de facto) or public or local authority or agency (whether secret or otherwise);

ViaSat – Credit Agreement

(5)    nuclear reaction, nuclear radiation, or radioactive contamination of any nature, whether such loss or damage be direct or indirect, except for radiation naturally occurring in the space environment;

(6)    electromagnetic or radio frequency interference, except for physical damage to the Covered Satellite directly resulting from such interference;

(7)    willful or intentional acts of the named insured designed to cause loss or failure of the Covered Satellite;

(8)    any act of one or more Persons, whether or not agents of a sovereign power, for political or terrorist purposes and whether the loss, damage or failure resulting therefrom is accidental or intentional;

(9)    any unlawful seizure or wrongful exercise of control of the Covered Satellite and/or launch vehicle made by any Person or Persons acting for political or terrorist purposes;

(10)    loss of income or revenue, incidental damages or indirect and/or consequential loss;

(11)    extra expenses, except to the extent this exclusion conflicts with the insuring agreements’ provisions for corrective measures;

(12)    third party liability;

(13)    loss of a redundant component(s) that does not cause a transponder or beam failure; and

(14)    such other similar exclusions or modifications to the foregoing exclusions as either may be customary for policies of such type as of the date of issuance or renewal of such coverage or may be otherwise reasonably acceptable to Borrower.

“Acquisition” means any transaction, or any series of related transactions, consummated after the Closing Date, by which Borrower and/or any of its Restricted Subsidiaries directly or indirectly (a) acquires any ongoing business or all or substantially all of the assets of any Person (other than Borrower or any of its Restricted Subsidiaries), whether through a purchase of assets, a merger or otherwise, (b) acquires control of securities of a Person representing more than 50% of the ordinary voting power for the election of directors or other governing body if the business affairs of such Person are managed by a board of directors or other governing body or (c) acquires control of more than 50% of the ownership interest in any partnership, joint venture, limited liability company, business trust or other Person that is not managed by a board of directors or other governing body.

“Advance” means any advance made or to be made by any Lender to Borrower as provided in Article 2 or pursuant to the terms of any New Term Facility Supplement or Extended Facility Agreement, and includes each Alternate Base Rate Advance and Eurodollar Rate Advance.

“Affiliate” means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (and the correlative terms, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise); provided that, in any event, any Person that owns, directly or indirectly, 10% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation that has more than 100 record holders of such securities, or 10% or more of the partnership or other ownership interests of any other Person that has more than 100 record holders of such interests, will be deemed to be an Affiliate of such corporation, partnership or other Person.

“Affiliate Subordination Agreement” means a subordination agreement between Borrower or a Subsidiary Guarantor, as applicable, as the borrower thereunder and a Subsidiary that is not a Subsidiary Guarantor, as the lender thereunder substantially in the form attached hereto as Exhibit F-1 with such modifications, if any, subject to the Agent’s reasonable approval.

“Agent” shall have the meaning provided in the introductory paragraph to this Agreement.

“Agent Fee Letter” means that certain letter agreement dated October 28, 2013 between the Agent and Borrower.

“Agent’s Office” means the Agent’s address as set forth on the signature pages of this Agreement, or such other address as the Agent hereafter may designate by written notice to Borrower and the Lenders.

“Aggregate In-Orbit Insurance Amount” means 75% of the aggregate net book value of all in-orbit Covered Satellites other than Excluded Satellites. For the purposes of this definition, aggregate net book value with respect to a Covered Satellite shall exclude any liability of a satellite purchaser to pay the satellite manufacturer any satellite performance incentive payments and any liability of a satellite manufacturer to pay the satellite purchaser any satellite performance warranty paybacks.

“Agreement” means this Credit Agreement.

“Alternate Base Rate” means, as of any date of determination, the rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the highest of (a) the Prime Rate in effect on such date, (b) the Federal Funds Rate in effect on such date plus 1/2 of 1% (50 basis points) or (c) the Eurodollar Rate in effect on such date plus 1% (100 basis points).

“Alternate Base Rate Advance” means an Advance under the Commitment made hereunder, under a New Term Facility Supplement or an Extended Facility Agreement and specified to be an Alternate Base Rate Advance (including a Swing Line Advance) in accordance with Article 2 or under such New Term Facility Supplement or an Extended Facility Agreement, as applicable.

“Alternate Base Rate Loan” means a Loan made hereunder, under a New Term Facility Supplement or an Extended Facility Agreement and specified to be an Alternate Base Rate Loan, or a Swing Line Advance; in each case, in accordance with Article 2 or pursuant to the terms of such New Term Facility Supplement or an Extended Facility Agreement, as applicable.

“AML Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Lender, Borrower, Borrower’s Subsidiaries or any guarantor or any other party providing credit support in respect of any Person’s obligations under the Loan Documents from time to time concerning or relating to anti-money laundering.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to Borrower or any of its Subsidiaries from time to time concerning or relating to bribery, money laundering or corruption.

“Applicable Margin” means (a) with respect to any Advances and Loans that are subject to a New Term Facility Supplement, the percentages per annum set forth in the applicable New Term Facility Supplement, (b) with respect to any Advances and Loans that are subject to an Extended Facility Agreement, the percentages per annum set forth in the applicable Extended Facility Agreement and (c) otherwise, for each Pricing Period, the following percentages per annum, based upon the Total Leverage Ratio (calculated to include letters of credit as provided in the definition of “Funded Debt”) as of the last day of the Fiscal Quarter most recently ended prior to the commencement of that Pricing Period:

Applicable Pricing Level	Total Leverage Ratio	Alternate Base Rate Loans	Eurodollar Rate Loans	Commitment Fee
I	Less than 2.50 to 1.00	25 bps	125 bps	17.5 bps
II	Greater than or equal to 2.50 to 1.00, but less than 3.25 to 1.00	50 bps	150 bps	20 bps
III	Greater than or equal to 3.25 to 1.00, but less than 4.00 to 1.00	75 bps	175 bps	25 bps
IV	Greater than or equal to 4.00 to 1.00, but less than 4.75 to 1.00	100 bps	200 bps	30 bps
V	Greater than or equal to 4.75 to 1.00	125 bps	225 bps	35 bps

provided that (i) in the event that Borrower does not deliver a Pricing Certificate with respect to any Pricing Period prior to the commencement of such Pricing Period, then until such Pricing Certificate is delivered, the Applicable Pricing Level for that Pricing Period shall be Pricing Level V, but once Borrower has delivered a Pricing Certificate with respect to such Pricing Period, then any resulting change in the Applicable Pricing Level shall be made retroactively to the beginning of such Pricing Period, and (ii) the determination of the Applicable Pricing Level for any period shall be subject to the provisions of Section 3.8(b). The Applicable Margin in effect from the Fourth Amendment Effective Date through the date a Pricing Certificate is required to be delivered hereunder with respect to the first Pricing Period commencing after the Fourth Amendment Effective Date shall be determined based upon Applicable Pricing Level IV.

“Approved Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Arrangers” means Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement), MUFG, JPMorgan Chase Bank, N.A., and SunTrust Robinson Humphrey, Inc. in their capacities as Joint Lead Arrangers.

“Assignment and Acceptance” means an Assignment and Acceptance substantially in the form of Exhibit A.

“Available Basket Amount” means, at any date of determination, an amount (which shall not be less than $0) determined on a cumulative basis equal to the difference between: (a) the sum (without duplication) of: (i) $35,000,000, plus (ii) Cumulative Consolidated Net Income (which shall not be less than zero), plus (iii) the aggregate amount of dividends and distributions received by Borrower or its Restricted Subsidiaries in the form of Cash or Cash Equivalents on or prior to such date from Investments acquired or made utilizing the Available Basket Amount, plus (iv) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary after the Second Amendment Effective Date, the fair market value of the Investment in such Unrestricted Subsidiary at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary (which shall not exceed the original amount of such Investment), plus (v) the Net Cash Proceeds received from any issuance or sale of its Equity Interests occurring after the Closing Date (other than issuances of Disqualified Stock and issuances or sales pursuant to an employee stock ownership plan or other employee benefit plan and excluding Net Cash Proceeds of any issuance or sale of Equity Interests for a specifically identified purpose that were expended for such specifically identified purpose without a corresponding reduction of the Available Basket Amount), plus (vi) the after-tax amount (after taking into account any available tax credit or deductions and any tax sharing arrangements) of all Distributions received in Cash by the Loan Parties after the Closing Date that are attributable to their Equity Interests in any Joint Venture or any Subsidiary that is not a Subsidiary Guarantor, plus (vii) all Net Cash Sales Proceeds received from Dispositions permitted by this Agreement, minus (b) the aggregate amount of all Investments, Capital Expenditures, Distributions and payments in respect of Subordinated Obligations, in each case to the extent made after the Closing Date with amounts available under the Available Basket Amount.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank Product Lender” means any Lender or any Affiliate of a Lender providing Bank Products.

“Bank Products” means any one or more of the following types of services or facilities extended to Borrower or any Restricted Subsidiary by any Lender or any Affiliate of a Lender: (i) credit cards, debit cards and p-cards (including purchasing cards and commercial cards); (ii) automated clearing house transfer or funds transfer; (iii) overdrafts; (iv) deposit accounts; and (v) zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services; provided that for any of the foregoing to be included as a “Bank Product” on any date of determination by the Agent of the Secured Obligations, the applicable Bank Product Lender (other than the Agent or an Affiliate of the Agent) must have delivered a Secured Party Designation Notice to the Agent prior to such date of determination.

“Banking Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Bankruptcy Event” means, with respect to any Person, (i) a court or Governmental Agency having jurisdiction in the premises shall enter a decree or order for relief in respect of such Person in an involuntary case under any Debtor Relief Law now or hereafter in effect, or appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of such Person or for any substantial part of its property or ordering the winding up or liquidation of its affairs, (ii) an involuntary case under any applicable Debtor Relief Law now or hereafter in effect is commenced against such Person and such petition remains unstayed and in effect for a period of 60 consecutive days, (iii) such Person shall commence a voluntary case under any applicable Debtor Relief Law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of such Person or any substantial part of its property or make any general assignment for the benefit of creditors or (iv) such Person shall admit in writing its inability to pay its debts generally as they become due or any action shall be taken by such Person in furtherance of any of the aforesaid purposes.

“Basel III” all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” shall have the meaning provided in the introductory paragraph to this Agreement.

“Borrower Pledge Agreement” means the Pledge Agreement, dated as of the date hereof, between Borrower and the Agent.

“Borrower Security Agreement” means the Security Agreement, dated as of the date hereof, between Borrower and the Agent.

“Capital Expenditure” means any expenditure by Borrower or any of its Restricted Subsidiaries for or related to fixed assets or purchased intangibles that is treated as a capital expenditure under GAAP, including any amount which is required to be treated as an asset subject to a Capital Lease Obligation. The amount of Capital Expenditures in respect of fixed assets purchased or constructed by Borrower or any of its Restricted Subsidiaries in any fiscal period (a) shall be net of (i) any net sales proceeds received during such fiscal period by Borrower or such Restricted Subsidiary for fixed assets sold by Borrower or such Restricted Subsidiary and (ii) any casualty insurance proceeds received during such fiscal period by Borrower or such Restricted Subsidiary for casualties related to real property, equipment or fixed assets and applied to the repair or replacement thereof and (b) shall not include (i) Permitted Acquisitions, (ii) expenditures designated as funded with Net Cash Proceeds of any issuance or sale of Equity Interests and (iii) up to $10,000,000 of expenditures in any Fiscal Year for or related to leasehold improvements with respect to any of Borrower’s or its Restricted Subsidiaries’ facilities.

“Capital Lease” means, with respect to any Person, any lease of, or other arrangement conveying the right to use, any property (whether real, personal or mixed) by such Person as lessee that has been or is required to be accounted for as a capital lease on a balance sheet of such Person prepared in accordance with GAAP; provided that, “Capital Lease” shall not include any satellite capacity, bandwidth, beam, transponder, thread or similar lease, rental or right of use arrangements or other leases of all or a portion of a satellite with a third party to the extent required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP that either (i) have a term of five (5)

years or less, or (ii) have a term of more than five (5) years and for which such Person has a commitment in place from an unaffiliated customer to use all or a substantial portion of the leased item for a substantially commensurate period.

“Capital Lease Obligations” means all monetary obligations of a Person under any Capital Lease.

“Cash” means, when used in connection with any Person, all monetary and non-monetary items owned by that Person that are treated as cash in accordance with GAAP, consistently applied.

“Cash Collateralize” means (i) to pledge and deposit with or deliver to the Agent, for the benefit of one or more of the Issuing Lender or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations, cash in the amount equal to 103% of the face amount of the relevant Letter of Credit, (ii) a “back-up” standby letter of credit issued by an institution reasonably acceptable to the Agent and the Issuing Lender, or (iii) such other credit support as shall be acceptable to the Agent and the Issuing Lender, in each case pursuant to documentation in form and substance reasonably satisfactory to the Agent and the Issuing Lender. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means money-market instruments of the type described in Borrower’s Investment Policy, a copy of which has been previously provided to the Agent.

“Cash Interest Expense” means Interest Expense that is paid or currently payable in Cash.

“Certificate” means a certificate signed by a Senior Officer or Responsible Official (as applicable) of the Person providing the certificate.

“Change in Control” means (a) any transaction or series of related transactions in which any Unrelated Person or two or more Unrelated Persons acting in concert acquire beneficial ownership (within the meaning of Rule 13d-3(a)(l) under the Securities Exchange Act of 1934, as amended), directly or indirectly, of 35% or more of the outstanding Common Stock, (b) Borrower conveys, transfers or leases all or substantially all of its and its Restricted Subsidiaries’ properties and assets, taken as a whole, to any Person, (c) Borrower consolidates with or merges into another Person or any Person consolidates with or merges into Borrower, in either event pursuant to a transaction in which the outstanding Common Stock is changed into or exchanged for cash, securities or other property, with the effect that any Unrelated Person becomes the beneficial owner, directly or indirectly, of 35% or more of Common Stock, (d) during any period of 24 consecutive months, individuals who at the beginning of such period constituted the board of directors of Borrower (together with any new or replacement directors whose election or appointment by the board of directors, or whose nomination for election, was approved by a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or appointment or nomination for reelection was previously so approved) cease for any reason to constitute a majority of the directors then in office or (e) the sale or other Disposition of the assets of the Borrower and its Restricted Subsidiaries constituting in the aggregate 50% or more of the Consolidated Total Assets as of the date of any such sale or other disposition. For purposes of the foregoing, the term “Unrelated Person” means any Person other than (i) a Restricted Subsidiary of Borrower or (ii) an employee stock ownership plan or other employee benefit plan covering the employees of Borrower and its Restricted Subsidiaries.

“Change in Law” means the occurrence, after the date hereof, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Governmental Agency or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Agency; provided that notwithstanding anything herein to the contrary, (i) Dodd-Frank and (ii) Basel III shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Claim” has the meaning given in Section 11.22.

“Closing Date” means November 26, 2013.

“Code” means the Internal Revenue Code of 1986, as amended or replaced and as in effect from time to time.

“Collateral” means all of the collateral covered by the Security Agreements.

“Commercial Letter of Credit” means each Letter of Credit issued to support the purchase of goods and/or services by Borrower or any of its Restricted Subsidiaries which is determined to be a commercial letter of credit by the Issuing Lender.

“Commitment” means, with respect to any Lender, such Lender’s Revolving Commitment, Extended Revolving Commitment, New Term Loan Commitment and Extended Term Loan Commitment.

“Commitment Increase Notice” has the meaning given in Section 2.8(a).

“Commodity Agreement” means any commodity futures contract, commodity swap, commodity option or other similar agreement or arrangement entered into by Borrower or any of its Restricted Subsidiaries designed or intended to protect Borrower or any of its Restricted Subsidiaries against fluctuations in the price of commodities actually used in the ordinary course of business of Borrower and/or its Restricted Subsidiaries.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Common Stock” means the common stock of Borrower or its successor.

“Communications Act” means the Communications Act of 1934, as amended, and any successor federal statute, and the rules and regulations and published policies of the FCC promulgated thereunder.

“Communications Laws” means all Laws issued or promulgated by a Governmental Agency relating to the use of radiofrequency spectrum, the launch, orbit and control of space stations, earth stations, or other communications facilities, or the offering or provision of communications, telecommunications or information services.

“Communications License” means any license, authorization, approval, order, consent or permit issued or granted by any Governmental Agency pursuant to Communications Laws, including the Communications Licenses listed on Schedule 4.23.

“Compliance Certificate” means a certificate in the form of Exhibit B, properly completed and signed by a Senior Officer of Borrower.

“Consolidated Total Assets” means, as of any date of determination, the total amount of all assets of Borrower and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the consolidated balance sheet of Borrower as of Borrower’s most recent Fiscal

Quarter end for which financial statements prepared on a consolidated basis in accordance with GAAP are available.

“Contractual Obligation” means, as to any Person, any material provision of any outstanding security issued by that Person or of any material agreement, instrument or undertaking to which that Person is a party or by which it or any of its Property is bound.

“Covered Satellite” means any Satellite or a portion of a Satellite, as applicable, with respect to which Borrower or any other Loan Party owns or retains risk of loss.

“Credit Issuance” means the making of an Advance or the issuance of a Letter of Credit.

“Cumulative Consolidated Net Income” means, as of any date of determination, 50% of the Net Income of Borrower and its Restricted Subsidiaries for the period (taken as one accounting period) beginning on the first day of the Fiscal Quarter in which the Second Amendment Effective Date occurs to the end of Borrower’s most recently ended Fiscal Quarter for which financial statements prepared on a consolidated basis in accordance with GAAP are available (or, in the case such Net Income for such period is a deficit, minus 100% of such deficit).

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract or option contract with respect to foreign exchange rates or currency values, or other similar agreement entered into by Borrower or any of its Restricted Subsidiaries.

“Customer Equipment” means customer premises equipment, any other customer receiving and transmitting equipment and any other equipment associated with the delivery of services (e.g., aircraft and maritime terminal equipment).

“Debt Fund Affiliate” means an Affiliate of a Disqualified Institution that is a bona fide debt fund that is engaged in making, purchasing holding or otherwise investing in a diversified portfolio of commercial loans and similar extensions of credit in the ordinary course of business and whose managers have fiduciary duties to the investors in such fund independent of, or in addition to, their duties to such Disqualified Institutions.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, as amended from time to time, and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws from time to time in effect affecting the rights of creditors generally.

“Default” means any event that, with the giving of any applicable notice or passage of time specified in Section 9.1, or both, would be an Event of Default.

“Default Rate” has the meaning given in Section 3.1(d).

“Defaulting Lender” means, subject to Section 2.10(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Banking Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Agent and Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Agent, the Issuing Lender, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two Banking Days of the date when due, (b) has notified

Borrower, the Agent, the Issuing Lender or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Banking Days after written request by the Agent or Borrower, to confirm in writing to the Agent and Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Agent and Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Agency so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Agency) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.10(b)) upon delivery of written notice of such determination to Borrower, the Issuing Lender, the Swing Line Lender and each Lender.

“Delaware LLC” means any limited liability company organized or formed under the laws of the State of Delaware.

“Delaware Divided LLC” means any Delaware LLC which has been formed upon consummation of a Delaware LLC Division.

“Delaware LLC Division” means the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.

“Designated Deposit Account” means a deposit account to be maintained by Borrower with the Agent or one of its Affiliates, as from time to time designated by Borrower by written notification to the Agent.

“Designated Eurodollar Market” means the London interbank eurodollar market.

“Designated Noncash Consideration” means the fair market value of noncash consideration received by the Borrower or one of its Restricted Subsidiaries in connection with a Disposition that is so designated as Designated Noncash Consideration by the Borrower pursuant to a certificate of a Senior Officer, setting forth the basis of such valuation, less the amount of Cash or Cash Equivalents received in connection with a subsequent sale or other disposition of or payment or collection on such Designated Noncash Consideration.

“Disposition” means the sale, transfer or other disposition in any single transaction or series of related transactions of any asset, or group of related assets, (including any disposition of property to a Delaware Divided LLC pursuant to a Delaware LLC Division) of Borrower or any of its Restricted Subsidiaries the aggregate fair market value (as reasonably determined in good faith by a Senior Officer of Borrower) of which is more than the Disposition Threshold; provided that none of the following shall constitute a Disposition: (i) inventory or other assets sold, transferred or otherwise disposed of in the ordinary course of business of Borrower or its Restricted Subsidiaries, (ii) fixed assets or equipment sold, transferred or otherwise disposed of where substantially similar fixed assets or equipment in replacement thereof has theretofore been acquired, or thereafter within 90 days is acquired, by Borrower or any of its Restricted Subsidiaries, (iii) assets sold, transferred or otherwise disposed of that are (x) obsolete, surplus, damaged or worn out or (y) are no longer useful in the business of Borrower and its Restricted Subsidiaries, and (iv) dispositions in the form of licensing or sublicensing of intellectual property or other general intangibles or licenses, leases or subleases of other property in the ordinary course of business; and, provided further that, for purposes of the calculation of the Available Basket Amount and clause (xii) of the definition of EBITDA only, the requirement that a sale, transfer or other disposition have an aggregate fair market value of more than the Disposition Threshold to constitute a “Disposition” shall not apply.

“Disposition Threshold” means, as of any date of determination, an amount equal to the greater of (i) $25,000,000 and (ii) 1.5% of Consolidated Total Assets.

“Disqualified Institution” means (a) a Person who is a competitor of Borrower (or any division, operating unit or Subsidiary thereof) and whose name is specifically set forth on a list provided by Borrower to the Agent, for distribution to the Lenders (as such list may be amended in writing from time to time, by Borrower delivered to the Agent) and (b) any Person (other than a competitor of Borrower (or any division, operating unit of Subsidiary thereof)) whose name is specifically set forth on a list provided by Borrower to the Agent at the time of delivery of a Commitment Increase Notice with respect to the incurrence of a New Term Loan, for distribution to the Lenders, together with the Affiliates of such Disqualified Institution that are readily identifiable as an Affiliate of such Disqualified Institution on the basis of such Affiliate’s name; provided that, in each case described in the foregoing clauses (a) and (b), such designation shall become effective one day after the date that such written designation to the Agent is made available to the Lenders on DebtDomain, IntraLinks, Syndtrak or another similar electronic system but which shall not apply retroactively to disqualify any Persons that have previously become a Lender; provided, further, that (i) the list of Disqualified Institutions may not be amended after the occurrence, and during the continuance, of an Event of Default under Section 9.1(a), 9.1(b) or 9.1(j)) and (ii) a “Disqualified Institution” shall not include any Debt Fund Affiliates.

“Disqualified Stock” means any Equity Interests (but excluding any debt security which is convertible, or exchangeable, for capital stock), which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the latest applicable Maturity Date.

“Distribution” means, with respect to Equity Interests of any Person, (a) any payment in Cash or Property for the retirement, redemption, purchase or other acquisition by such Person of any such Equity Interest (but, for the avoidance of doubt, excluding (i) any amount that represents all or a portion of the exercise or exchange price deemed paid by such Person upon an exercise or exchange of warrants, options or other rights to purchase or acquire any Equity Interests, (ii) any amount deemed paid by such Person with respect to withholding taxes or (iii) any amount paid in lieu of issuance of fractional shares), (b) the declaration or (without duplication) payment by such Person of any dividend in Cash or in Property on or with respect to any such Equity Interest, (c) any Investment by such Person in the holder of 5% or more of any such Equity Interests if a purpose of such Investment is to avoid characterization of the transaction as a Distribution and (d) any other payment in Cash or Property by such Person constituting a distribution under applicable Laws with respect to such Equity Interests.

“Dodd-Frank” means the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith.

“Dollar Equivalent” means, on any date of determination, with respect to the amount available to be drawn under any Foreign Currency Letter of Credit, the equivalent amount thereof in Dollars as determined by the Issuing Lender of such Letter of Credit on such date on the basis of the Spot Rate for the purchase of Dollars with such Permitted Foreign Currency.

“Dollars” or “$” means United States dollars.

“Domestic Restricted Subsidiary” means a Domestic Subsidiary that is a Restricted Subsidiary.

“Domestic Subsidiary” means a Subsidiary organized under the laws of the United States or any state or territory thereof or the District of Columbia.

“Earlier Revolving Commitment Maturity Date” has the meaning given in Section 2.4(l).

“EBITDA” means, for any period, the sum of (a) Net Income plus (b) without duplication and, other than in the case of clauses (x), (xv) and (xviii), to the extent deducted in determining Net Income for such period:

(i)    Interest Expense,

(ii)    expense for taxes paid or accrued,

(iii)    depreciation,

(iv)    amortization,

(v)    costs, charges, and expenses as a result of the disposition of Customer Equipment,

(vi)    any unusual, extraordinary or nonrecurring losses so long as the total add-back pursuant to this clause (b)(vi) in any four consecutive fiscal quarter period, together with any add-backs pursuant to clause (b)(xviii) below and clause (b)(xix) below for such period and the total increase to EBITDA as a result of pro forma “run-rate” cost savings, operating expense reductions and synergies adjustments pursuant to the definition of “Pro Forma Basis” for such period, shall be limited to 20.0% of EBITDA for such period (determined prior to giving effect to the addbacks contemplated by this clause (b)(vi), clause (b)(xviii) below and clause (b)(xix) below and increases to EBITDA as a result of pro forma “run-rate” cost savings, operating expense reductions and synergies adjustments pursuant to the definition of “Pro Forma Basis”),

(vii)    any non-cash charges arising from compensation expense as a result of the adoption of Financial Accounting Standards Board Statement 123 (Revised 2004), “Share-Based Payment”, which requires certain stock-based compensation to be recorded as expense within Borrower’s consolidated statement of operations,

(viii)    non-recurring expenses for professional services, regulatory clearances and filings, transfer fees, severance payments and other similar closing costs (to the extent such expenses are not capitalized by Borrower) incurred in connection with Permitted Acquisitions or similar Investments, whether or not consummated,

(ix)    [reserved],

(x)    any expenses that have been reimbursed by third parties during such period, including third party insurers, to the extent such reimbursements are not included in determining Net Income,

(xi)    fees, costs, expenses, commissions and original issue discounts paid, deducted or accrued by Borrower in connection with the transactions contemplated by this Agreement,

(xii)    reasonable fees, costs, expenses, original issue discounts, premiums (including tender premiums, prepayment penalties, breakage costs, and other similar amounts paid to facilitate or effect the early repayment or redemption of, or tender for, Indebtedness) and commissions, in each case that are or have been incurred, paid or deducted in connection with any actual or proposed permitted issuance or refinancing of Indebtedness or permitted issuance of Equity Interests or any actual or proposed permitted Disposition, and all reasonable fees, costs and expenses associated with the actual or proposed registration or exchange of any permitted debt or equity securities, in each case, whether or not such issuance, refinancing, Disposition, registration or exchange is consummated,

(xiii)    reasonable fees, costs and expenses incurred in connection with any amendment, supplement or modification to Indebtedness (or any agreement, indenture or other instrument relating thereto) permitted hereby, in each case, whether or not consummated,

(xiv)    any non-cash loss attributable to the mark-to-market movement in the valuation of Hedging Agreements nor prohibited under Article 6 pursuant to FASB Accounting Standards Codification 815 — “Derivatives and Hedging”,

(xv)    proceeds from any business interruption insurance received during such period to the extent such proceeds are not already included in Net Income,

(xvi)    losses from discontinued operations in accordance with GAAP,

(xvii)    cash and non-cash charges resulting from the application of FASB Accounting Standards Codification 805 – “Business Combinations” (including with respect to earn-outs in connection with any Permitted Acquisition),

(xviii)    the amount of cost savings and other operating improvements or synergies (net of the amount of actual benefits realized during such period) projected by Borrower in good faith to be realized during the next four consecutive Fiscal Quarters (which cost savings shall be added to EBITDA as so projected until fully realized and calculated on a Pro Forma Basis as though such cost savings, operating improvements and synergies had been realized on the first day of such period) as a result of an EBITDA Event or related to restructuring, cost saving or similar initiatives of Borrower, so long as (A) such cost savings are reasonably identifiable and factually supportable, (B) the actions causing such cost savings in connection with an EBITDA Event or related to restructuring, costs saving or similar initiatives are taken within 12 months of such EBITDA Event or the commencement of such restructuring, cost saving or similar initiative and the Agent shall have received a Certificate of a Responsible Official that such actions have been taken within such time period, (C) the cost savings described in this clause (xviii) shall only be added back until the date that is 24 months from the date of the applicable EBITDA Event or restructuring, cost saving or similar initiative and (D) the total add-back pursuant to this clause (b)(xviii) in any four consecutive Fiscal Quarter period, together with any add-backs pursuant to clause (b)(vi) above and clause (b)(xix) below for such period and the total increase to EBITDA as a result of pro forma “run-rate” cost savings, operating expense reductions and synergies adjustments pursuant to the definition of “Pro Forma Basis” for such period, shall be limited to 20.0% of EBITDA for such period (determined prior to giving effect to the addbacks contemplated by this clause (b)(xviii), clause (b)(vi) above and clause (b)(xix) below and increases to EBITDA as a result of pro forma “run-rate” cost savings, operating expense reductions and synergies adjustments pursuant to the definition of “Pro Forma Basis”),

(xix)    transition, business optimization or restructuring charges and integration costs, accruals or reserves and other unusual or non-recurring charges (including charges directly related to implementation of cost-savings initiatives), including, those related to severance, relocation, signing costs, signing, retention or completion bonuses, opening and closing/consolidation/integration of facilities and curtailments or modifications to employee benefits plans so long as the total add-back pursuant to this clause (b)(xix) in any four consecutive Fiscal Quarter period, together with any add-backs pursuant to clause (b)(vi) above and clause (b)(xviii) above for such period and the total increase to EBITDA as a result of pro forma “run-rate” cost savings, operating expense reductions and synergies adjustments pursuant to the definition of “Pro Forma Basis” for such period, shall be limited to 20.0% of EBITDA for such period (determined prior to giving effect to the addbacks contemplated by this clause (b)(xix), clause (b)(vi) above and clause (b)(xviii) above and increases to EBITDA as a result of pro forma “run-rate” cost savings, operating expense reductions and synergies adjustments pursuant to the definition of “Pro Forma Basis”),

(xx)    any other non-cash charges (other than the write-down of current assets) for such period, including goodwill and other intangible assets, impairment charges or write-offs, stock compensation and non-cash income or expense on benefit plan obligations;

minus (c) to the extent included in Net Income, (i) any non-cash gains, (ii) the amount of any subsequent cash payments in respect of any non-cash charges described in the preceding clause (b)(vii), (iii) interest income, (iv) income or gains from discontinued operations in accordance with GAAP and (v) other non-cash income for such period; all calculated for Borrower and its Restricted Subsidiaries on a consolidated basis. Notwithstanding the foregoing, Borrower may, in its sole discretion, elect not to add items back in the determination of EBITDA pursuant to clauses (b)(xviii) and/or (b)(xix) for any period.

“EBITDA Event” means (i) any Permitted Acquisition or similar Investment, the aggregate consideration with respect to which is in excess of $25,000,000, (ii) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary, (iii) any designation (or redesignation) of an Unrestricted Subsidiary as a Restricted Subsidiary, (iv) any Distribution on account of the Equity Interests of Borrower or (v) any Disposition of a Subsidiary, division or operating unit for which historical financial statements for the relevant period are available.

“ECA Assets” means, collectively, (a) assets or services purchased by any ECA Borrower or ECA Guarantor with the proceeds of Permitted ECA Financing and relating to the design, installation, testing, launch, manufacture or operation of the ECA Project that is the subject of such Permitted ECA Financing and insurance relating thereto, (b) assets or services required or used to launch or operate the assets referenced in the foregoing clause (a), (c) project and construction contracts and Communications Licenses and other contracts, insurance policies, licenses, consents, permits and authorizations related to the assets or services referenced in the foregoing clause (a), and (d) Equity Interests in ECA Borrowers and ECA Guarantors, in each case in clauses (a), (b) and (c) to the extent such assets or services are required by the definitive documentation with respect to any Permitted ECA Financing to be collateral for such Permitted ECA Financing.

“ECA Borrower” means any Subsidiary of Borrower that is identified in the definitive documentation with respect to any Permitted ECA Financing as a borrower of such Permitted ECA Financing and is not otherwise required to be or become a Subsidiary Guarantor pursuant to the terms hereof immediately prior to becoming a borrower of Permitted ECA Financing. Upon the repayment in full of all Permitted ECA Financings to which such ECA Borrower is a party, such ECA Borrower shall cease to be an ECA Borrower until such time, if any, that such Subsidiary of Borrower becomes a borrower with respect to any other Permitted ECA Financing.

“ECA Guarantor” means any direct or indirect parent (other than Borrower) and any direct or indirect Subsidiary of an ECA Borrower or an ECA Guarantor, in each case that (a) is required by the definitive documentation with respect to any Permitted ECA Financing to guarantee any obligations of an ECA Borrower under any Permitted ECA Financing, and (b) is not otherwise required to be or become a Subsidiary Guarantor pursuant to the terms hereof immediately prior to becoming a guarantor of a Permitted ECA Financing. Upon the repayment in full of all Permitted ECA Financings to which such ECA Guarantor is a party, such ECA Guarantor shall cease to be an ECA Guarantor until such time, if any, that such Person becomes a guarantor with respect to any other Permitted ECA Financing.

“ECA Lender” means any export credit agency, facility agent, administrative agent or lender, as the case may be, under a Permitted ECA Financing.

“ECA Project” means, with respect to each Permitted ECA Financing, the Other Satellite Project to which such Permitted ECA Financing relates.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means (a) any Lender, (b) any Affiliate of a Lender, (c) any Approved Fund and (d) any other Person satisfying the requirements (including consent requirements) of Section 11.8(b);

provided that no Disqualified Institution shall qualify as an Eligible Assignee unless approved in writing by Borrower (subject to Section 11.8(f)).

“Eligible Cash and Cash Equivalents” means, as of any date of determination, the sum of, (i) to the extent positive, (x) non-domestic Cash and Cash Equivalents of Borrower and its Restricted Subsidiaries in an amount not to exceed the aggregate principal amount of Indebtedness of Foreign Restricted Subsidiaries outstanding on such date minus (y) $10,000,000, plus (ii) domestic Cash and Cash Equivalents of Borrower and its Restricted Subsidiaries in excess of $30,000,000. Notwithstanding the foregoing, Eligible Cash and Cash Equivalents shall not include Cash and Cash Equivalents subject to a Lien on Collateral securing letters of credit, bank guarantees or Hedging Agreements as contemplated in Section 6.9(k).

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equivalent equity or ownership interests in any Person, and any option, warrant or other right entitling the holder thereof to purchase or otherwise acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, and any regulations or rulings issued pursuant thereto, as amended or replaced and as in effect from time to time.

“ERISA Affiliate” means each Person (whether or not incorporated) which is required to be aggregated with Borrower pursuant to Section 414 of the Code.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro Broadband” means Euro Broadband Retail Sàrl, a Swiss corporation.

“Eurodollar Banking Day” means any Banking Day on which dealings in Dollar deposits are conducted by and among banks in the Designated Eurodollar Market.

“Eurodollar Lending Office” means, as to each Lender, its office or branch so designated by written notice to Borrower and the Agent as its Eurodollar Lending Office. If no Eurodollar Lending Office is designated by a Lender, its Eurodollar Lending Office shall be its office at its address for purposes of notices hereunder.

“Eurodollar Market” means a regular established market located outside the United States of America by and among banks for the solicitation, offer and acceptance of Dollar deposits in such banks.

“Eurodollar Obligations” means eurocurrency liabilities, as defined in Regulation D or any comparable regulation of any Governmental Agency having jurisdiction over any Lender.

“Eurodollar Period” means, as to each Eurodollar Rate Loan, the period commencing on the date specified by Borrower pursuant to Section 2.1(c) and ending 1, 2, 3 or, if available, 6 months (or, with the written consent of all of the Lenders, any other period) thereafter, as specified by Borrower in the applicable Request for Loan; provided that:

(a)    The first day of any Eurodollar Period shall be a Eurodollar Banking Day;

(b)    Any Eurodollar Period that would otherwise end on a day that is not a Eurodollar Banking Day shall be extended to the immediately succeeding Eurodollar Banking Day unless such Eurodollar Banking Day falls in another calendar month, in which case such Eurodollar Period shall end on the immediately preceding Eurodollar Banking Day; and

(c)    No Eurodollar Period shall extend beyond the Maturity Date applicable to such Eurodollar Rate Loan.

“Eurodollar Rate” means, with respect to any Alternate Base Rate Loan or any Eurodollar Rate Loan, the average of the interest rates per annum (rounded upward, if necessary, to the next 1/100 of 1%) at which deposits in Dollars are offered to the Agent in the Designated Eurodollar Market at or about 11:00 a.m. local time in the Designated Eurodollar Market, two (2) Eurodollar Banking Days before the first day of the applicable Eurodollar Period in an aggregate amount approximately equal to the amount of the Advance to be made by the Agent with respect to such Alternate Base Rate Loan or Eurodollar Rate Loan and for a period of time comparable to the number of days in the applicable Eurodollar Period; provided that (i) for any Alternate Base Rate Loan the applicable Eurodollar Period shall be deemed to be 1 month and (ii) if the Eurodollar Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Eurodollar Rate Advance” means an Advance made hereunder and specified to be a Eurodollar Rate Advance in accordance with Article 2.

“Eurodollar Rate Loan” means a Loan made hereunder and specified to be a Eurodollar Rate Loan in accordance with Article 2.

“European JV Documents” means, collectively, (i) the Eutelsat Framework Agreement, (ii) any framework or similar agreement entered into in replacement of or in lieu of the Eutelsat Framework Agreement and (iii) any agreement related to the agreements described in the foregoing clauses (i) and (ii).

“Eutelsat Framework Agreement” means that certain Framework and Subscription Agreement, dated as of February 9, 2016, between Borrower and Eutelsat S.A., as amended, restated, supplemented or otherwise modified from time to time.

“Event of Default” shall have the meaning provided in Section 9.1.

“Exchange Notes” means any registered secured or unsecured senior notes issued in exchange for unregistered secured or unsecured senior notes, which exchange notes are substantially identical in all material respects to such unregistered senior notes, except for the modification or elimination of provisions related to transfer restrictions and additional interest for a registration default.

“Excluded Satellite” means any (a) Covered Satellite that has a book value of less than $50.0 million, (b) Covered Satellite that is not expected or intended, in the good faith determination of Borrower, to earn revenue from the operation of such Covered Satellite in excess of $75.0 million for the immediately succeeding 12-month calendar period, (c) Covered Satellite with one year or less of in-orbit life remaining (it being understood and agreed that such Covered Satellite shall be deemed to have “in-orbit life” only for so long as it is maintained in station kept orbit in a manner consistent with applicable governmental and ITU requirements), (d) Covered Satellite for which the procurement of In-Orbit Insurance in the amounts and on the terms required herein would not be available at a premium amount that is, and on other terms and conditions that are, commercially reasonable despite commercially reasonable efforts to obtain such coverage (including efforts to minimize the exclusions and insurance deductibles, subject to usual and customary exclusions consistent with the operating status of the Covered Satellite) and (e) Covered Satellite designated as an Excluded Satellite by Borrower if Borrower determines in good faith that (i)(A) such Covered Satellite’s performance and/or operating status has been adversely affected by anomalies or component exclusions and Borrower and its Restricted Subsidiaries are unlikely to receive insurance proceeds from a future failure thereof or (B) there are systemic failures or anomalies applicable to satellites of the same model or using the same components and (ii) Borrower and its Restricted Subsidiaries are unlikely to obtain usual and customary coverage in the satellite insurance market for the Covered Satellite at a premium amount that is, and on other terms and conditions that are, commercially reasonable despite commercially reasonable efforts to obtain such coverage (including efforts to minimize the exclusions and insurance deductibles, subject to usual and customary exclusions consistent with the anomalies and/or operating status of the Covered Satellite).

“Excluded Swap Obligation” means, with respect to any Subsidiary Guarantor (other than the direct counterparty of such Swap Obligation), any Swap Obligation if, and to the extent that, all or a portion of the guaranty of such Subsidiary Guarantor (other than the direct counterparty of such Swap Obligation) of, or the grant under a Loan Document by such Subsidiary Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act (or the application or official interpretation thereof) by virtue of such Subsidiary Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 11.28 or any similar provision in any Subsidiary Guaranty and any and all guarantees of such Subsidiary Guarantor’s Swap Obligations by other Loan Parties) at the time the guaranty of such Subsidiary Guarantor, or grant by such Subsidiary Guarantor of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a “master agreement” governing more than one Hedging Agreement, such exclusion shall apply to only the portion of such Swap Obligation that is attributable to Hedging Agreements for which such guaranty or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment) (other than pursuant to an assignment request by Borrower under Section 11.26) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.11, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.11(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Exim Credit Agreement” means that certain Credit Agreement dated as of March 12, 2015 by and among Viasat Technologies Limited, as borrower, Borrower, as guarantor, JPMorgan Chase Bank, National Association, as Ex-Im Facility Agent, and Export-Import Bank of the United States, as amended, restated, supplemented or otherwise modified from time to time.

“Exim Indebtedness” means Indebtedness of Borrower and Viasat Technologies Limited under the Finance Documents (as defined in the Exim Credit Agreement).

“Existing Credit Agreement” means that certain Fifth Amended and Restated Credit Agreement dated as of May 9, 2012 by and among Borrower, MUFG, as administrative and collateral agent, and the lenders from time to time party thereto, as amended prior to the date hereof.

“Existing Letters of Credit” means the letters of credit, if any, outstanding on the Closing Date and listed on Schedule 2.4.

“Existing Satellite Project” means any Satellite Activities performed or undertaken in connection with or with respect to any Existing Satellite System.

“Existing Satellite Systems” means (i) the ViaSat-1 Satellite manufactured by Space Systems/Loral, Inc., the WildBlue-1 Satellite and the Anik F2 Satellite and (ii) in each case, the related gateway facilities, earth stations and other ground infrastructure (including user terminals and hub equipment), whether constructed, acquired or installed before or after the Closing Date.

“Extended Commitments” means the Extended Term Loan Commitments and the Extended Revolving Commitments.

“Extended Facility” means any additional tranche reflecting an extension of the maturity and, if applicable, amortization schedule of any Facility established pursuant to Section 2.12.

“Extended Facility Agreement” means an Extended Revolving Credit Facility Agreement or an Extended Term Facility Agreement, as the context may require.

“Extended Facility Closing Date” means, with regard to an Extended Facility, the first date all the conditions precedent set forth in the respective Extended Facility Agreement are satisfied or waived in accordance with Section 11.2.

“Extended Facility Lender” means, at any time, with regard to an Extended Facility, any Lender that holds Loans or Commitments under such Extended Facility at such time.

“Extended Facility Note” means, with regard to an Extended Facility, a promissory note made by Borrower in favor of an Extended Facility Lender under such Extended Facility, evidencing Loans made by such Extended Facility Lender under such Extended Facility, substantially in the form of Exhibit A to the respective Extended Facility Agreement.

“Extended Revolving Commitments” shall have the meaning provided in Section 2.12.

“Extended Revolving Credit Facility” means an Extended Facility designated as an “Extended Revolving Credit Facility” by Borrower and established pursuant to an Extended Revolving Credit Facility Agreement.

“Extended Revolving Credit Facility Agreement” means an agreement in substantially the form of Exhibit K hereto duly completed such that such agreement shall set forth the terms and conditions relating to an Extended Revolving Credit Facility.

“Extended Term Facility” means an Extended Facility designated as an “Extended Term Facility” by Borrower and established pursuant to an Extended Term Facility Agreement.

“Extended Term Facility Agreement” means an agreement in substantially the form of Exhibit L hereto duly completed such that such agreement shall set forth the terms and conditions relating to an Extended Term Facility.

“Extended Term Loan Commitment” means the agreement of any Lender, pursuant to Section 2.12, to extend the Maturity Date of outstanding Term Loans owed to it by Borrower.

“Extended Term Loans” shall have the meaning provided in Section 2.12.

“Extending Revolving Lender” shall have the meaning provided in Section 2.12.

“Extending Term Loan Lender” shall have the meaning provided in Section 2.12.

“Extension Offer” shall have the meaning provided in Section 2.12.

“Facility” means the Revolving Credit Facility, a New Term Facility, an Extended Revolving Credit Facility or an Extended Term Facility as the context may require.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any applicable intergovernmental agreement with respect thereto.

“FCC” means the Federal Communications Commission, or any successor entity.

“Federal Funds Rate” means, as of any date of determination, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, “H.15(519)”) for such date opposite the caption “Federal Funds (Effective).” If for any relevant date such rate is not yet published in H.15(519), the rate for such date will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Lender of New York (including any such successor, the “Composite 3:30 p.m. Quotation”) for such date under the caption “Federal Funds Effective Rate.” If on any relevant date the appropriate rate for such date is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations, the rate for such date will be the arithmetic mean of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that date by each of three leading brokers of Federal funds transactions in New York City selected by the Agent. For purposes of this Agreement, any change in the Alternate Base Rate due to a change in the Federal Funds Rate shall be effective as of the opening of business on the effective date of such change. If at any time the Federal Funds Rate is less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“First Lien Leverage Ratio” means, as of any date of determination, the ratio of (a) all Funded Debt as of such date that is secured by a Lien on the assets of the Borrower and its Restricted Subsidiaries (other than any Liens on Collateral subordinated and junior to the Liens of the Agent that secure the Obligations) minus the aggregate amount of all Eligible Cash and Cash Equivalents on that date, to (b) Borrower’s consolidated trailing twelve month EBITDA as of Borrower’s most recent Fiscal Quarter end (or Fiscal Year end in the case of the fourth Fiscal Quarter of any Fiscal Year) for which financial statements prepared on a consolidated basis in accordance with GAAP are available.

“First Year” has the meaning given in Section 7.1(d).

“Fiscal Quarter” means a fiscal quarter of Borrower consistent with Borrower’s SEC filings.

“Fiscal Year” means the fiscal year of Borrower ending on the last day of the first Fiscal Quarter of each calendar year.

“Foreign Currency Letter of Credit” means a Letter of Credit issued pursuant to Section 2.4(n) and denominated in a Permitted Foreign Currency.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Restricted Subsidiary” means a Foreign Subsidiary that is a Restricted Subsidiary.

“Foreign Subsidiary” means a Subsidiary of Borrower that is organized under the Laws of a country (or political subdivision thereof) other than the United States.

“Foreign Subsidiary Holdco” means any Domestic Subsidiary of Borrower all or substantially all of the assets of which are Equity Interests (or Equity Interests and debt interests) in one or more Foreign Subsidiaries.

“Fourth Amendment” means that certain Fourth Amendment to Credit Agreement dated as of January 18, 2019 among Borrower, Agent and the Lenders party thereto.

“Fourth Amendment Effective Date” has the meaning assigned to such term in the Fourth Amendment.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Lender, such Defaulting Lender’s Pro Rata Share of the outstanding L/C Obligations with respect to Letters of Credit issued by the Issuing Lender other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Pro Rata Share of outstanding Swing Line Advances made by the Swing Line Lender other than Swing Line Advances as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms of this Agreement.

“Funded Debt” means, as to any Person (without duplication), (a) all Indebtedness of the types described in clauses (a), (b), (c), (d) and (e) of the definition of “Indebtedness”; provided that, for all purposes other than the calculation of the Total Leverage Ratio for purposes of determining the Applicable Margin, “Funded Debt” shall exclude letters of credit unless such letters of credit have been drawn and not reimbursed upon becoming due.

“GAAP” means, as of any date of determination, accounting principles (a) set forth as generally accepted in then currently effective Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants, (b) set forth as generally accepted in then currently effective Statements of the Financial Accounting Standards Board or (c) that are then approved by such other entity as may be approved by a significant segment of the accounting profession in the United States. The term “consistently applied,” as used in connection therewith, means that the accounting principles applied are consistent in all material respects with those applied at prior dates or for prior periods.

“Government Securities” means readily marketable (a) direct full faith and credit obligations of the United States or obligations guaranteed by the full faith and credit of the United States and (b) obligations of an agency or instrumentality of, or corporation owned, controlled or sponsored by, the United States that are generally considered in the securities industry to be implicit obligations of the United States.

“Governmental Agency” means (a) any international, foreign, federal, state, county or municipal government, or political subdivision thereof, (b) any governmental or quasi-governmental agency

(including, but not limited to, the FCC), authority, board, bureau, commission, department, instrumentality or public body (including, but not limited to, the International Telecommunication Union (ITU)) or (c) any court or administrative tribunal of competent jurisdiction.

“Guaranty Obligation” means, as to any Person, any (a) guarantee by that Person of Indebtedness of, or other obligation performable by, any other Person or (b) assurance given by that Person to an obligee of any other Person with respect to the performance of an obligation by, or the financial condition of, such other Person, whether direct, indirect or contingent, including any purchase or repurchase agreement covering such obligation or any collateral security therefor, any agreement to provide funds (by means of loans, capital contributions or otherwise) to such other Person, any agreement to support the solvency or level of any balance sheet item of such other Person or any “keep-well” or other arrangement of whatever nature given for the purpose of assuring or holding harmless such obligee against loss with respect to any obligation of such other Person; provided, however, that the term Guaranty Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty Obligation in respect of Indebtedness shall be deemed to be an amount equal to the stated or determinable amount of the related Indebtedness (unless the Guaranty Obligation is limited by its terms to a lesser amount, in which case to the extent of such amount) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Person in good faith. The amount of any other Guaranty Obligation shall be deemed to be zero unless and until the amount thereof has been (or in accordance with Financial Accounting Standards Board Statement No. 5 should be) quantified and reflected or disclosed in the consolidated financial statements (or notes thereto) of Borrower.

“Hazardous Materials” means substances defined as “hazardous substances” pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq., or as “hazardous”, “toxic” or “pollutant” substances or as “solid waste” pursuant to the Hazardous Materials Transportation Act, 49 U.S.C. § 1801, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq., or as “friable asbestos” pursuant to the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq. or any other applicable Law relating to the protection of the environment or human health (as it relates to the exposure to environmental hazards) or to the presence, release, manufacture, use, transportation, treatment, storage, disposal or recycling of hazardous materials, in each case as such Laws are amended from time to time.

“Hazardous Materials Laws” means all Laws governing the treatment, transportation or disposal of Hazardous Materials applicable to any of the Real Property.

“Hedge Bank” any Person in its capacity as a party to a Hedging Agreement that (a) at the time it enters into a Hedging Agreement, is a Lender or an Affiliate of a Lender, or (b) at the time it (or its Affiliate) becomes a Lender, is a party to a Hedging Agreement, in its capacity as a party to such Hedging Agreement (even if such Person ceases to be a Lender or such Person’s Affiliate ceased to be a Lender); provided, in the case of a Secured Hedging Agreement with a Person who is no longer a Lender (or Affiliate of a Lender), such Person shall be considered a Hedge Bank only through the stated termination date (without extension or renewal) of such Secured Hedging Agreement, and provided further that for any of the foregoing to be included as a “Secured Hedging Agreement” on any date of determination by the Agent, the applicable Hedge Bank (other than the Agent or an Affiliate of the Agent) must have delivered a Secured Party Designation Notice to the Agent prior to such date of determination.

“Hedge Termination Value” means, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Lender or any Affiliate of a Lender).

“Hedging Agreements” means Interest Rate Protection Agreements, Commodity Agreements and Currency Agreements.

“Increased Amount Date” has the meaning given in Section 2.8(a).

“Incremental Equivalent Indebtedness” means Indebtedness issued, incurred or otherwise obtained by Borrower or any of its Restricted Subsidiaries in respect of one or more series of senior unsecured notes, senior secured first lien or junior lien notes or subordinated notes (in each case issued in a public offering, Rule 144A or other private placement in lieu of the foregoing (and any substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC) issued in exchange therefor)), senior secured first lien, junior lien or unsecured loans or secured or unsecured mezzanine Indebtedness that, in each case, if secured, will be secured by all or any portion of the Collateral on a pari passu or junior basis with the Liens on Collateral securing the Obligations, and that are issued or made in lieu of New Commitments; provided that (a) the aggregate principal amount of all Incremental Equivalent Indebtedness outstanding at any time shall not exceed the sum of (i) the sum of (A) $300,000,000 plus (B) to the extent not financed with long-term indebtedness, an amount equal to all voluntary prepayments of the Term Loans and, to the extent accompanied by a permanent reduction of the Revolving Commitments, of the Revolving Loans, in the aggregate pursuant to this clause (i) (less any amount of New Commitments established pursuant to clause (a) of the definition of New Commitment Cap) plus (ii) at Borrower’s option, up to an amount of Incremental Equivalent Indebtedness (together with any then outstanding, or concurrently incurred, New Commitments) such that (x) in the case of any Incremental Equivalent Indebtedness that is secured on a pari passu basis with any Liens on the Collateral securing the Obligations, the First Lien Leverage Ratio (calculated on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness (assuming the borrowing of the maximum credit thereunder) and the application of the proceeds therefrom) shall not exceed 3.50 to 1.00 and (y) in the case of any Incremental Equivalent Indebtedness that is secured on a junior basis with any Liens on the Collateral securing the Obligations or unsecured, the Total Leverage Ratio (calculated on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness (assuming the borrowing of the maximum credit thereunder) and the application of the proceeds therefrom) shall not exceed the then applicable Total Leverage Ratio financial covenant level set forth in Section 6.13 for the most recently ended period for which financial statements have been delivered pursuant to Section 7.1, (b) in the case of Incremental Equivalent Indebtedness that is secured, the obligations in respect thereof shall not be secured by any Lien on any asset of Borrower or any Restricted Subsidiary other than any asset constituting Collateral, (c) if such Incremental Equivalent Indebtedness is secured, such Incremental Equivalent Indebtedness shall be subject to an applicable Intercreditor Agreement, (d) in the case of Incremental Equivalent Indebtedness with respect to which a Loan Party is an obligor, all obligors with respect thereto must be Loan Parties, (e) in the case of Incremental Equivalent Indebtedness with respect to which a Loan Party is an obligor, such Incremental Equivalent Indebtedness shall have a final maturity date which is no earlier than the Revolving Loan Maturity Date (provided that Incremental Equivalent Indebtedness with an aggregate principal amount not exceeding $100,000,000 may have a final maturity date that is earlier than the Revolving Loan Maturity Date so long as, at the time of incurrence thereof, the Senior Secured Leverage Ratio (calculated on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness (assuming the borrowing of the maximum credit thereunder) does not exceed 3.50 to 1.0), and (f) in the case of Incremental Equivalent Indebtedness with respect to which a Loan Party is an obligor, such Incremental Equivalent Indebtedness shall have terms and conditions (other than with respect to pricing, fees, rate floors and optional prepayment or redemption terms) substantially similar to, or (taken as a whole) no more favorable (as reasonably determined by Borrower) to the lenders or holders providing such Incremental Equivalent Indebtedness, than those applicable to the Obligations (except for covenants or other provisions (1) conformed (or added) in the Loan Documents, for the benefit of the Lenders, pursuant to an amendment thereto subject solely to the reasonable satisfaction of the Agent (provided that if such Incremental Equivalent Indebtedness is no longer outstanding, then at the option of Borrower, such covenants or other provisions shall be removed from the Loan Documents pursuant to an amendment thereto) or (2) applicable only to periods after the latest Maturity Date at the time of the issuance or incurrence of such Incremental Equivalent Indebtedness) or such terms and conditions shall be current market terms for such type of Incremental Equivalent Indebtedness (as reasonably determined in good faith by Borrower). Borrower may elect to utilize capacity under clause (b) of the foregoing proviso prior to utilizing capacity under clause (a) of the foregoing proviso. To the extent there is capacity under both of clauses (a)(i) and (a)(ii) to the foregoing proviso on any date that Incremental Equivalent Indebtedness is incurred and Borrower does not make an election as to the utilization of such clauses, Borrower will be deemed to have elected to utilize clause (a)(ii) of the foregoing proviso prior to any utilization of clause (a)(i).

“Indebtedness” means, as to any Person (without duplication), (a) indebtedness of such Person for borrowed money or for the deferred purchase price of Property (excluding (i) trade and other accounts payable accrued in the ordinary course of business and not past due for more than sixty (60) days after the date on which such trade account was created) and (ii) contingent in-orbit incentive payments or other contingent deferred payments earned by a manufacturer during the life of a satellite under any satellite manufacturing contract), including any Guaranty Obligation for any such indebtedness, (b) indebtedness or Guaranty Obligations of such Person of the nature described in clause (a) that is non-recourse to the credit of such Person but is secured by assets of such Person, to the extent of the fair market value of such assets as determined in good faith by such Person, (c) Capital Lease Obligations of such Person, (d) indebtedness of such Person arising under bankers’ acceptance facilities, (e) any direct or contingent obligations of such Person under letters of credit issued for the account of such Person and (f) any net obligations of such Person under any Hedging Agreement. The amount of any net obligation under any Hedging Agreement on any date shall be deemed to be the Hedge Termination Value thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower or any Subsidiary Guarantor under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitees” has the meaning given in Section 11.11.

“In-Orbit Insurance” means, with respect to any Covered Satellite, insurance or other contractual arrangement providing for coverage against the risk of loss of or damage to such Covered Satellite attaching upon the expiration of the launch insurance therefor (or, if launch insurance is not procured, upon the initial completion of in-orbit testing) and attaching, during the commercial in-orbit service of such Covered Satellite, upon the expiration of the immediately preceding corresponding policy or other contractual arrangement, as the case may be, subject to the terms and conditions set forth in this Agreement.

“In-Orbit Spare Capacity” means a satellite or the payload of a satellite that:

(a)    is available in the event of a Covered Satellite loss or failure in order to restore service on the Covered Satellite;

(b)    meets or exceeds the contractual performance specifications for the payload being protected; and

(c)    may be provided directly by Borrower or a Subsidiary or by another satellite operator pursuant to a contractual arrangement.

“Intangible Assets” means assets that are considered intangible assets under GAAP, including customer lists, goodwill, covenants not to compete, copyrights, trade names, trademarks, licenses and patents.

“Intercreditor Agreement” means (i) in the case of any Indebtedness that is secured by a Lien on the Collateral that is pari passu with the Lien on the Collateral securing the Obligations, an intercreditor agreement based on the terms contained in Exhibit G-1 attached hereto and (ii) in the case of any Indebtedness that is secured by a Lien on the Collateral that is junior to the Lien on the Collateral securing the Obligations, an intercreditor agreement based on the terms contained in Exhibit G-2 attached hereto, in each case, with such modifications, if any, subject to the Agent’s reasonable approval.

“Interest Coverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio of (a) EBITDA for the fiscal period consisting of the four (4) Fiscal Quarters ended on such date to (b) Cash Interest Expense of Borrower and its Restricted Subsidiaries for such fiscal period.

“Interest Expense” means, with respect to any Person and as of the last day of any fiscal period, the sum of (a) all interest, fees, charges and related expenses (in each case as such expenses are calculated according to GAAP) paid or payable (without duplication) for that fiscal period by that Person to a lender in connection with borrowed money (including any obligations for fees, charges and related expenses payable to the issuer of any letter of credit) or the deferred purchase price of assets that are considered “interest expense” under GAAP plus (b) the portion of rent paid or payable (without duplication) for that fiscal period by that Person under Capital Lease Obligations that should be treated as interest in accordance with Financial Accounting Standards Board Statement No. 13.

“Interest Rate Protection Agreement” means a written agreement between Borrower or any of its Restricted Subsidiaries and one or more financial institutions providing for “swap,” “cap,” “collar” or other interest rate protection with respect to any Indebtedness.

“Investment” means, when used in connection with any Person, any investment by or of that Person, whether by means of purchase or other acquisition of Equity Interests or other securities of any other Person or by means of a loan, advance creating a debt, capital contribution, guaranty or other debt or equity participation or interest in any other Person; provided that (a) expenditures by Borrower or the Restricted Subsidiaries with respect to Customer Equipment shall not be deemed to be an Investment and (b) intercompany receivables and payables in the ordinary course of business in exchange for goods and services on an arm’s length basis shall not be deemed to be Investments. The amount of any Investment shall be the amount actually invested (minus any return of capital with respect to such Investment which has actually been received in Cash or has been converted into Cash), without adjustment for subsequent increases or decreases in the value of such Investment.

“Issuing Lender” means MUFG, Bank of America, N.A. and JPMorgan Chase Bank, N.A., or any other Lender capable of issuing Commercial Letters of Credit or Standby Letters of Credit and approved by Borrower and Agent (such consent not to be unreasonably withheld or delayed) that has accepted appointment as an Issuing Lender.

“Joint Venture” means any direct or indirect Investment by Borrower or any Restricted Subsidiary in any Person that is not a Wholly-Owned Subsidiary of Borrower, which Person is engaged in a Permitted Business.

“L/C Advance” means, with respect to each Revolving Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Loan.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all unreimbursed amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 2.4(k).

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents of any Governmental Agency.

“Lender” means (a) each lender whose name is set forth in the signature pages of the Fourth Amendment, (b) each lender which may hereafter become a party to this Agreement pursuant to Section 2.8, Section 11.8 or pursuant to a New Term Facility Supplement, (c) the successors and assigns of the Persons described in clauses (a) and (b), (d) unless the context requires otherwise, the Swing Line Lender and (e) as the context requires, the Issuing Lender.

“Letter of Credit Sublimit” means an amount equal to $150,000,000; provided, however, that with respect to (i) MUFG, in its capacity as an L/C Issuer, the Letter of Credit Sublimit shall not exceed $50,000,000 without its consent, (ii) Bank of America, N.A., in its capacity as an L/C Issuer, the Letter of Credit Sublimit shall not exceed $50,000,000 without its consent and (iii) JPMorgan Chase Bank, N.A., in its capacity as an L/C Issuer, the Letter of Credit Sublimit shall not exceed $50,000,000 without its consent. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Letters of Credit” means (a) the Existing Letters of Credit and (b) any Commercial Letters of Credit or Standby Letters of Credit issued by an Issuing Lender pursuant to Section 2.4.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, lien or charge of any kind, whether voluntarily incurred or arising by operation of Law or otherwise, affecting any Property, including any conditional sale or other title retention agreement, any lease in the nature of a security interest, and/or the filing of any financing statement (other than a precautionary financing statement with respect to a lease that is not in the nature of a security interest) under the Uniform Commercial Code or comparable Law of any jurisdiction with respect to any Property.

“Limited Condition Transaction” means a Permitted Acquisition or similar Investment permitted hereunder that Borrower or one or more of its Restricted Subsidiaries is contractually committed to consummate (it being understood that such commitment may be subject to conditions precedent, which conditions precedent may be amended, satisfied or waived in accordance with the terms of the applicable agreement) and whose consummation is not conditioned on the availability of, or on obtaining, third party financing and which has been designated as a Limited Condition Transaction by Borrower in writing to the Agent.

“Liquidity” means, as of any date of determination, the sum of (x) all domestic Cash and Cash Equivalents held by Borrower and its Domestic Restricted Subsidiaries plus (y) the maximum aggregate unused Revolving Commitment and any other revolving commitment of Borrower and its Domestic Restricted Subsidiaries (with a tenor that is at least as long as the remaining tenor of the Revolving Commitment) to the extent unused as of such date that is available for general corporate purposes, the availability of which is subject to the making of representations and warranties similar to those contained in Article 4 of this Agreement.

“Loan” means, as the context may require, the amount of a particular Advance made or to be made, or the aggregate of the Advances made at any one time by the Lenders pursuant to Section 2.1 or pursuant to the terms of any New Term Facility Supplement or Extended Facility Agreement.

“Loan Documents” means, collectively, this Agreement, the Notes, the Subsidiary Guaranty (if any), the Security Agreements, each New Term Facility Supplement, each Extended Facility Agreement and any other agreements of any type or nature hereafter executed and delivered by Borrower or any of the Subsidiary Guarantors to the Agent, the Issuing Lender or to any Lender in any way relating to or in furtherance of this Agreement (but specifically excluding any Secured Hedging Agreement and agreements governing Bank Products).

“Loan Parties” means Borrower and the Subsidiary Guarantors (if any), and “Loan Party” means any one of them.

“Margin Stock” means “margin stock” as such term is defined in Regulation U.

“Material Adverse Effect” means (a) a material adverse effect on the validity or enforceability of any Loan Document, (b) a material adverse effect on the business, operations or financial condition of Borrower and its Restricted Subsidiaries, taken as a whole or (c) a material adverse effect on the ability of Borrower to perform the Obligations.

“Maturity Date” means (a) with respect to any tranche of Term Loans (including any New Term Loans or Extended Term Loans), the maturity dates specified therefor in the applicable New Term Facility Supplement or Extended Facility Agreement and (b) with respect to the Revolving Commitments, the applicable Revolving Loan Maturity Date.

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during any period when a Lender constitutes a Defaulting Lender, an amount equal to 103% of the Fronting Exposure of the Issuing Lender with respect to Letters of Credit issued and outstanding at such time, (b) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.11(a)(i), (a)(ii), (a)(iii) or (a)(iv), an amount equal to 103% of the Outstanding Amount of all L/C Obligations, and (c) otherwise, an amount determined by the Agent and the Issuing Lender in their sole discretion.

“MUFG” shall have the meaning provided in the introductory paragraph to this Agreement.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA to which Borrower or any of its ERISA Affiliates contributes or is obligated to contribute.

“Net Cash Proceeds” means, with respect to any issuance or sale of Equity Interests, the Cash proceeds received by or for the account of Borrower and its Restricted Subsidiaries from such issuance or sale to a Person other than Borrower or any of its Restricted Subsidiaries, net of (i) attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other out-of-pocket fees, charges and expenses actually incurred in connection with such issuance or sale and (ii) any taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“Net Cash Sales Proceeds” means, with respect to any Disposition, the sum of (a) the Cash proceeds received by or for the account of Borrower and its Restricted Subsidiaries from such Disposition plus (b) the amount of Cash received by or for the account of Borrower and its Restricted Subsidiaries upon the sale, collection or other liquidation of any proceeds that are not Cash from such Disposition, in each case net of (i) any amount required to be paid to any Person owning an interest in the assets disposed of, (ii) any amount applied to the repayment of Indebtedness secured by a Lien permitted under Section 6.9 on the asset disposed of, (iii) any transfer, income or other taxes payable as a result of such Disposition (after taking into account any available tax credit or deductions and any tax sharing arrangements), (iv) professional fees and expenses, fees due to any Governmental Agency, broker’s commissions and other out-of-pocket costs of sale actually paid to any Person that is not an Affiliate of Borrower attributable to such Disposition and (v) any reserves established in accordance with GAAP in connection with such Disposition.

“Net Income” means, with respect to any fiscal period, the consolidated net income of Borrower and its Restricted Subsidiaries for that period, determined in accordance with GAAP, consistently applied.

“New Commitment Cap” means an amount equal to the sum of (a) the sum of (1) $300,000,000 plus (2) to the extent not financed with long-term indebtedness, an amount equal to the voluntary prepayments of the Term Loans and, to the extent accompanied by a permanent reduction of the Revolving Credit Commitments, of the Revolving Loans, in the aggregate pursuant to this clause (a) (less any amount of Incremental Equivalent Indebtedness incurred pursuant to clause (a)(i) of the proviso to the definition thereof) plus (b) at Borrower’s option, up to an amount of New Commitments (together with any then outstanding, or concurrently incurred, Incremental Equivalent Indebtedness (assuming the borrowing of the maximum credit thereunder)) such that the First Lien Leverage Ratio (calculated on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness (assuming the borrowing of the maximum credit thereunder) and the application of the proceeds therefrom) shall not exceed 3.50 to 1.00; provided that (i) Borrower may elect to utilize capacity under the foregoing clause (b) prior to utilizing capacity under the foregoing clause (a) and (ii) to the extent there is capacity under both of the foregoing clauses (a) and (b) on any date that New Commitments are established and Borrower does not make an election as to the utilization of such clauses, Borrower will be deemed to have elected to utilize the foregoing clause (b) prior to any utilization of the foregoing clause (a).

“New Commitments” has the meaning given in Section 2.8(a).

“New Revolving Commitment” has the meaning given in Section 2.8(a).

“New Revolving Loan Lender” has the meaning given in Section 2.8(a).

“New Term Facility” means any additional tranche of term commitments and loans established pursuant to a New Term Facility Supplement.

“New Term Facility Note” means, with regard to a New Term Facility, a promissory note made by Borrower in favor of a New Term Facility Lender under such New Term Facility, evidencing New Term Facility Loans made by such New Term Facility Lender under such New Term Facility, substantially in the form of Exhibit A to the respective New Term Facility Supplement.

“New Term Facility Supplement” means a supplement to this Agreement in substantially the form of Exhibit J hereto duly completed such that such supplement shall set forth the terms and conditions relating to a New Term Facility.

“New Term Loan” has the meaning given in Section 2.8(c).

“New Term Loan Commitment” has the meaning given in Section 2.8(a).

“New Term Loan Lender” has the meaning given in Section 2.8(a).

“Non-Consenting Lender” has the meaning given in Section 11.26.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” means any of the Revolving Notes, the Swing Line Notes, the New Term Facility Notes, if any, or the Extended Facility Notes, if any, and “Notes” means all of the Revolving Notes, all of the Swing Line Notes, all of the New Term Facility Notes, if any, and all of the Extended Facility Notes, if any.

“Obligations” means all present and future obligations of every kind or nature of Borrower or any of the Subsidiary Guarantors at any time and from time to time owed to the Agent, the Issuing Lender or the Lenders or any one or more of them, under any one or more of the Loan Documents, whether due or to become due, matured or unmatured, liquidated or unliquidated, or contingent or noncontingent, including obligations of performance as well as obligations of payment, and including interest that accrues after the commencement of any proceeding under any Debtor Relief Law by or against Borrower or any of the Subsidiary Guarantors; provided, however, that the “Obligations” of a Loan Party shall exclude any Excluded Swap Obligations with respect to such Loan Party.

“Opinion of Counsel” means the favorable written legal opinion of Latham & Watkins LLP, counsel to Borrower, as to such matters as the Agent may reasonably request, in form and substance satisfactory to the Agent.

“Other Satellite Project” means any Satellite Activities performed or undertaken in connection with or with respect to any Other Satellite System.

“Other Satellite System” means (i) a Satellite (other than the ViaSat-1, WildBlue-1 and Anik F2 Satellites) manufactured by, on behalf of or in consultation with or otherwise acquired by Borrower or any of its Subsidiaries and (ii) any gateway facilities, earth stations and other ground infrastructure (including user terminals and hub equipment).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Outstanding Amount” means (a) with respect to any Revolving Loans, Swing Line Loans and Term Loans (if any) on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Loans, Swing Line Loans and Term Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of such L/C Obligations on such date after giving effect to any issuance of Letters of Credit occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by Borrower of unreimbursed amounts.

“Participant Register” has the meaning given in Section 11.8(e).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereof established under ERISA.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, which is subject to Title IV of ERISA and is maintained by Borrower or to which Borrower contributes or has an obligation to contribute.

“Permitted Acquisition” means any Acquisition of another Person that is engaged in, or of assets relating to, a Permitted Business; provided that: (i) subject (in the case of a Limited Condition Transaction) to Section 1.9, no Default or Event of Default shall exist at the time of such Acquisition or would exist immediately after giving effect to such Acquisition, (ii) subject (in the case of a Limited Condition Transaction) to Section 1.9, if the total consideration (whether such consideration is in the form of Equity Interests, cash or otherwise) for such Acquisition exceeds $75,000,000, as determined by Borrower in good faith, a Responsible Official shall certify on behalf of Borrower in writing that Borrower would have been in compliance with a Total Leverage Ratio not greater than the then applicable Total Leverage Ratio financial covenant level set forth in Section 6.13 (after giving effect to such Acquisition on a Pro Forma Basis) as of the last day of the period of four (4) Fiscal Quarters most recently ended prior to the date of such Acquisition for which financial statements prepared on a consolidated basis in accordance with GAAP are available and (iii) if the total consideration (whether such consideration is in the form of Equity Interests, cash or otherwise) for such Acquisition exceeds $50,000,000, as determined by Borrower in good faith, Borrower shall use commercially reasonable efforts to provide the Agent with at least one (1) week prior written notice of such Acquisition, together with (x) at least one (1) year (or such shorter period in which the target has been in existence) of historical financial information relating to the target and (y) such other documentation pertaining to the Acquisition, including the purchase agreement and quarterly projections prepared on a Pro Forma Basis, as the Agent may reasonably request, in the case of clauses (x) and (y), solely to the extent reasonably available to Borrower.

“Permitted Additional Indebtedness” means, collectively, (i) Incremental Equivalent Indebtedness; (ii) Indebtedness of the Subsidiary Guarantors under any Guaranty Obligations in respect of any Incremental Equivalent Indebtedness; and (iii) any Permitted Refinancing Indebtedness in respect of any Incremental Equivalent Indebtedness (provided, that such Permitted Refinancing Indebtedness otherwise qualifies as Incremental Equivalent Indebtedness); provided that the same shall (to the extent secured) be subject to the terms and conditions of an Intercreditor Agreement.

“Permitted Business” means: (a) the study, research, development, testing, and support of “off-the-shelf,” semi-custom and custom communication, in-flight entertainment and satellite systems,

products and components (including without limitation terrestrial, airborne and space systems); (b) the design, manufacture, production, sale, distribution and operation of satellite and other wireless or wired networks and networking systems, products and services to government and commercial customers and consumers (including without limitation terrestrial, airborne and space systems); (c) the management and provision of network satellite and other communication and information services; (d) the design, development, sale, provision and distribution of fixed and mobile broadband products and services, information security products and services, and in-flight or media products and services relating to the electronic delivery of content; (e) the business of Borrower and its Subsidiaries as historically and currently conducted; and (f) any and all business and other activities related to, in furtherance of, or ancillary or complementary to the foregoing.

“Permitted ECA Financing” means any financing arrangement with respect to Indebtedness issued to or owed to or guaranteed or otherwise supported by any export credit agency (whether of the United States or any foreign jurisdiction and including, without limitation, Export-Import Bank of the United States, Compagnie Française d’Assurance pour le Commerce Extérieur, Nippon Export and Investment Insurance and any other government export credit agency) or institution serving a similar function for the purpose of financing (in whole or in part) any Other Satellite Project with tenor and principal repayment terms that are customary for export-import financings of a similar type as determined by Borrower in its reasonable discretion.

“Permitted Encumbrances” means, with respect to Borrower and its Restricted Subsidiaries:

(a)    inchoate Liens incident to construction on or maintenance of Property; or Liens incident to construction on or maintenance of Property now or hereafter filed of record for which adequate reserves have been set aside (or deposits made pursuant to applicable Law) and which are being contested in good faith by appropriate proceedings and have not proceeded to judgment, provided that, by reason of nonpayment of the obligations secured by such Liens, no such Property is subject to a material impending risk of loss or forfeiture;

(b)    Liens for taxes and assessments on Property which are not yet past due; or Liens for taxes and assessments on Property for which adequate reserves have been set aside and are being contested in good faith by appropriate proceedings and have not proceeded to judgment, provided that, by reason of nonpayment of the obligations secured by such Liens, no such Property is subject to a material impending risk of loss or forfeiture;

(c)    defects and irregularities in title to any Property which in the aggregate do not materially impair the fair market value or use of the Property for the purposes for which it is or may reasonably be expected to be held;

(d)    easements, exceptions, reservations, or other agreements for the purpose of pipelines, conduits, cables, wire communication lines, power lines and substations, streets, trails, walkways, drainage, irrigation, water, and sewerage purposes, dikes, canals, ditches, the removal of oil, gas, coal, or other minerals, and other like purposes affecting Property which in the aggregate do not materially burden or impair the fair market value or use of such Property for the purposes for which it is or may reasonably be expected to be held;

(e)    easements, exceptions, reservations, or other agreements for the purpose of facilitating the joint or common use of Property in or adjacent to a shopping center or similar project affecting Property which in the aggregate do not materially burden or impair the fair market value or use of such Property for the purposes for which it is or may reasonably be expected to be held;

(f)    rights reserved to or vested in any Governmental Agency to control or regulate, or obligations or duties to any Governmental Agency with respect to, the use of any Property;

(g)    rights reserved to or vested in any Governmental Agency to control or regulate, or obligations or duties to any Governmental Agency with respect to, any right, power, franchise, grant, license, or permit;

(h)    present or future zoning laws and ordinances or other laws and ordinances restricting the occupancy, use, or enjoyment of Property;

(i)    statutory Liens, other than those described in clauses (a) or (b) above, arising in the ordinary course of business with respect to obligations which are not delinquent or are being contested in good faith, provided that, if delinquent, adequate reserves have been set aside with respect thereto and, by reason of nonpayment, no Property is subject to a material impending risk of loss or forfeiture;

(j)    covenants, conditions, and restrictions affecting the use of Property which in the aggregate do not materially impair the fair market value or use of the Property for the purposes for which it is or may reasonably be expected to be held;

(k)    rights of tenants under leases and rental agreements covering Property entered into in the ordinary course of business of the Person owning such Property;

(l)    Liens consisting of pledges or deposits to secure obligations under workers’ compensation laws or similar legislation, including Liens of judgments thereunder which are not currently dischargeable;

(m)    Liens consisting of pledges or deposits of Property to secure performance in connection with operating leases made in the ordinary course of business;

(n)    Liens consisting of deposits of Property to secure bids made with respect to, or performance of, contracts (other than contracts creating or evidencing an extension of credit to the depositor);

(o)    Liens consisting of any right of offset, or statutory bankers’ lien, on bank deposit accounts maintained in the ordinary course of business so long as such bank deposit accounts are not established or maintained for the purpose of providing such right of offset or bankers’ lien;

(p)    Liens consisting of deposits of Property to secure statutory obligations of Borrower and its Restricted Subsidiaries;

(q)    Liens consisting of deposits of Property to secure (or in lieu of) surety, appeal or customs bonds;

(r)    Liens created by or resulting from any litigation or legal proceeding in the ordinary course of business which is currently being contested in good faith by appropriate proceedings, provided that, adequate reserves have been set aside and no material Property is subject to a material impending risk of loss or forfeiture;

(s)    other non-consensual Liens incurred in the ordinary course of business but not in connection with the incurrence of any Indebtedness, which do not in the aggregate, when taken together with all other Liens, materially impair the fair market value or use of the Property for the purposes for which it is or may reasonably be expected to be held; and

(t)    Rights of Others consisting of (i) an interest (other than a legal or equitable co-ownership interest, an option or right to acquire a legal or equitable co-ownership interest and any interest of a ground lessor under a ground lease), that does not materially impair the fair market value or use of Property for the purposes for which it is or may reasonably be expected to be held, (ii) an option or right to acquire a Lien that would be a Permitted Encumbrance, (iii) the subordination of a lease or sublease in favor of a financing entity and (iv) a license, or similar right, of or to Intangible Assets granted in the ordinary course of business.

“Permitted Foreign Currency” means, with respect to Letters of Credit issued pursuant to Section 2.4(n), Australian dollars, British pounds sterling, Euros, Swiss francs, Canadian dollars and any other currency acceptable to the Agent and the applicable Issuing Lender.

“Permitted Refinancing Indebtedness” means Indebtedness issued or incurred to refinance, refund, extend, renew or replace all or a portion of Permitted Additional Indebtedness, Subordinated Obligations or Exim Indebtedness, as the case may be (“Refinanced Indebtedness”); provided that (i) the principal amount of such refinancing, refunding, extending, renewing or replacing Indebtedness is not greater than the principal amount of such Refinanced Indebtedness (except by an amount no greater than the sum of unpaid accrued interest thereon, any premium reasonably determined to be necessary to accomplish such transaction, any original issue discount on such exchanging, extending, renewing, replacing or refinancing Indebtedness, and reasonable fees and expenses incurred in connection with the foregoing), (ii) such refinancing, refunding, extending, renewing or replacing Indebtedness has a final maturity that is no earlier than such Refinanced Indebtedness, (iii) if such Refinanced Indebtedness or any Guaranty Obligations thereof are subordinated to the Secured Obligations, such refinancing, refunding, extending, renewing or replacing Indebtedness and any Guaranty Obligations thereof remain so subordinated on terms, when taken as a whole, no less favorable to the Lenders, (iv) such Indebtedness, if secured, is not secured by a Lien on any assets other than the collateral securing the Refinanced Indebtedness (including, for the avoidance of doubt, after acquired collateral that would have secured such Refinanced Indebtedness pursuant to the terms of such Refinanced Indebtedness), (v) in the case of Permitted Refinancing Indebtedness of Permitted Additional Indebtedness that will be secured by the Collateral, the relevant holders of such refinancing, refunding, extending, renewing or replacing Indebtedness become party to (or otherwise remain a party to) an applicable Intercreditor Agreement, and (vi) the obligors with respect to such Permitted Refinancing Indebtedness shall be the same as the obligors with respect to such Refinanced Indebtedness.

“Person” means any individual or entity, including a trustee, corporation, limited liability company, general partnership, limited partnership, joint stock company, trust, estate, unincorporated organization, business association, firm, joint venture, Governmental Agency, or other entity.

“Pricing Certificate” means a certificate in the form of Exhibit C, properly completed and signed by a Senior Officer or his or her designated representative of Borrower.

“Pricing Period” means (a) the period commencing on the Closing Date and ending on December 1, 2013, and (b) thereafter, the period commencing on each December 2, March 2, June 2 and September 2, and ending on the next following March 1, June 1, September 1 and December 1, respectively.

“Prime Rate” means the rate of interest publicly announced from time to time by the Agent in San Francisco, California (or other headquarters city of the Agent), as its “reference rate.” The “reference rate” is one of several base rates used by the Agent and serves as the basis upon which effective rates of interest are calculated for loans and other credits making reference thereto. The “reference rate” is not necessarily the lowest base interest rate used by the Agent. The “reference rate” is evidenced by the recording thereof after its announcement in such internal publication or publications as the Agent may designate. Any change in the Prime Rate announced by the Agent shall take effect at the opening of business on the day specified in the public announcement of such change. If at any time the Prime Rate is less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Pro Forma Basis” means, with respect to compliance with any financial test or ratio or preparation and delivery of pro forma financial information hereunder (including any incurrence test), compliance with such financial test or ratio or preparation and delivery of such financial information after giving effect to any EBITDA Event that occurred during the relevant testing period for which such financial test or ratio is being calculated, including pro forma adjustments arising out of events which are directly attributable to the proposed EBITDA Event (including, to the extent elected by Borrower, “run-rate” cost savings, operating expense reductions and synergies) that are reasonably quantifiable and factually supportable and that are expected to have a continuing impact, and such other adjustments as are determined in accordance with the definition of EBITDA, in each case as determined by Borrower in good faith and certified on behalf of Borrower by a Responsible Official in writing, using, for purposes of determining such compliance with a financial test or ratio (including any incurrence test), the historical financial statements of all entities, divisions, operating units or assets so acquired or sold and the consolidated financial statements of Borrower and/or any of its Restricted Subsidiaries, calculated as if such EBITDA Event, and all other EBITDA Events that have been consummated during the relevant period, and any Indebtedness incurred or repaid in connection therewith, had been consummated and incurred or repaid at the beginning of such period, and any interest thereon shall be deemed to have accrued from such day on such Indebtedness at the applicable rates provided therefor (and in the case of interest that does or would accrue at formula or floating rate, at the rate in effect at the time of determination) and shall be included in the results of Borrower and its Restricted Subsidiaries for such period; provided that (i) interest accrued during such period on, and the principal of, any Indebtedness repaid or to be repaid or refinanced in such transaction shall be excluded from the results of Borrower and its Restricted Subsidiaries for such period and (ii) the total increase to EBITDA pursuant to this definition as a result of pro forma “run-rate” cost savings, operating expense reductions and synergies adjustments in any four consecutive Fiscal Quarter period, together with the total amount added-back to EBITDA pursuant to clauses (b)(vi), (b)(xviii) and (b)(xix) of the definition of EBITDA for such period, shall be limited to 20.0% of EBITDA for such period (determined prior to giving effect to the increases to EBITDA contemplated by this definition and the addbacks contemplated by clauses (b)(vi), (b)(xviii) and (b)(xix) of the definition of EBITDA).

“Projections” means the projected financial information to be prepared by Borrower and furnished to the Lenders hereunder.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Pro Rata Share” means, with respect to any Lender at any time, (a) with respect to such Lender’s Revolving Commitment at any time, the percentage (carried out to the ninth decimal place) of the aggregate Revolving Commitments represented by such Lender’s Revolving Commitment at such time; provided that if the commitment of each Lender to make Revolving Loans and the obligation of the Issuing Lender to issue, amend or extend Letters of Credit have been terminated pursuant to Section 9.2 or if the Revolving Commitments have expired, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender most recently in effect, giving effect to any subsequent assignments, and (b) with respect to such Lender’s portion of any outstanding Term Loan at any time, the percentage (carried out to the ninth decimal place) of the outstanding principal amount of such Term Loan held by such Lender at such time. The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 1.1 or in the Assignment and Assumption or other documentation pursuant to which such Lender becomes a party hereto, as applicable. The Pro Rata Shares shall be subject to adjustment as provided in Section 2.10.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Qualified ECP Guarantor” means, at any time, in respect of any Swap Obligation, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Quarterly Payment Date” means each April 1, July 1, October 1 and January 1, commencing with January 1, 2014.

“Real Property” means, as of any date of determination, all real property then or theretofore owned, leased or occupied by any of Borrower or its Restricted Subsidiaries.

“Recipient” means (a) the Agent, (b) any Lender and (c) the Issuing Lender, as applicable.

“Refunded Swing Line Advances” has the meaning given in Section 2.9(c).

“Register” has the meaning given in Section 11.8(d).

“Regulation D” means Regulation D, as at any time amended, of the Board of Governors of the Federal Reserve System, or any other regulation in substance substituted therefor.

“Regulation U” means Regulation U, as at any time amended, of the Board of Governors of the Federal Reserve System, or any other regulation in substance substituted therefor.

“Related Parties” means, with respect to any Person, such Person’s Affiliates, directors, officers, agents, trustees, managers, administrators, attorneys and employees.

“Request for Letter of Credit” means a written request for a Letter of Credit on the Issuing Lender’s then-current form of application and agreement for the issuance or amendment of a Letter of Credit, signed by a Responsible Official of Borrower and properly completed to provide all information required to be included therein.

“Request for Loan” means a written request for a Loan substantially in the form of Exhibit D, signed by a Responsible Official of Borrower, on behalf of Borrower, and properly completed to provide all information required to be included therein.

“Requirement of Law” means, as to any Person, the articles or certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any Law, or judgment, award, decree, writ or determination of a Governmental Agency, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Requisite Lenders” means, at any time, Lenders having at such time in excess of 50% of the sum of (i) the unused Commitments, (ii) outstanding Loans and (iii) unfunded participation interests in L/C Obligations and Swing Line Loans. The unused Commitments and outstanding Loans of any Defaulting

Lender shall be disregarded in determining Requisite Lenders at any time; provided that the amount of any participation in any Swing Line Loan and unreimbursed drawings under Letters of Credit that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Swing Line Lender or the Issuing Lender, as the case may be, in making such determination.

“Responsible Official” means (a) any Senior Officer and (b) any other responsible official of Borrower or a Restricted Subsidiary thereof so designated in a written notice thereof from a Senior Officer to the Agent. The Lenders shall be entitled to conclusively rely upon any document or certificate that is signed or executed by a Responsible Official of Borrower or any of its Restricted Subsidiaries as having been authorized by all necessary corporate, partnership and/or other action on the part of Borrower or such Restricted Subsidiary.

“Restricted Subsidiary” means any Subsidiary other than an Unrestricted Subsidiary; provided, that, upon any Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary”.

“Revaluation Date” means, with respect to any Foreign Currency Letter of Credit, each of the following: (i) the date of issuance of such Foreign Currency Letter of Credit, (ii) each date of an amendment to such Foreign Currency Letter of Credit having the effect of increasing the amount thereof, (iii) each date of any payment by the Issuing Lender under such Foreign Currency Letter of Credit and (iv) in the case of all Existing Letters of Credit denominated in Permitted Foreign Currencies, the Closing Date.

“Revolving Commitment” means, as to each Lender, its obligation to (a) make Revolving Loans to Borrower pursuant to Section 2.1, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1.1 or in the Assignment and Acceptance pursuant to which such Lender becomes a party hereto or in any documentation executed by such Lender pursuant to Section 2.8(b), as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The Revolving Commitment of a Lender shall include any Extended Revolving Commitment of such Lender. As the context requires, references to “Revolving Commitment” shall include the aggregate Revolving Commitments of all of the Revolving Lenders.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Lenders’ Revolving Commitments at such time. The aggregate amount of all of the Revolving Credit Facility on the Fourth Amendment Effective Date is $800,000,000.

“Revolving Lender” means a Lender with a Revolving Commitment.

“Revolving Loan” means a Loan (other than a Swing Line Advance) made under a Revolving Commitment. Unless the context shall otherwise require, the term “Revolving Loan” shall include any Extended Revolving Loans.

“Revolving Loan Maturity Date” means the earliest of (a) (i) January 18, 2024 and (ii) with respect to any Extended Revolving Commitments, the maturity dates specified therefor in the applicable Extended Facility Agreement; (b) the date of termination of the Revolving Commitments pursuant to Section 2.5 or 9.2; and (c) the date on which the Obligations become due and payable pursuant to Section 9.2.

“Revolving Note” means any of the promissory notes made by Borrower to a Lender evidencing Advances (other than the Swing Line Advances) under that Lender’s Pro Rata Share of the Revolving Commitment, substantially in the form of Exhibit E-1.

“Right of Others” means, as to any Property in which a Person has an interest, any legal or equitable right, title or other interest (other than a Lien) held by any other Person in that Property, and any option or right held by any other Person to acquire any such right, title or other interest in that Property, including any option or right to acquire a Lien; provided, however, that (a) no covenant restricting the use or disposition of Property of such Person contained in any Contractual Obligation of such Person and (b) no provision contained in a contract creating a right of payment or performance in favor of a Person that conditions, limits, restricts, diminishes, transfers or terminates such right shall be deemed to constitute a Right of Others.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of the Second Amendment Effective Date, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, by the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“Satellite” means any satellite owned by Borrower or any of its Subsidiaries (whether now owned or hereafter acquired) and any satellite purchased by Borrower or any of its Subsidiaries pursuant to the terms of a satellite purchase agreement with the prime contractor and manufacturer of such Satellite relating to the manufacture, testing and delivery of such satellite, whether such satellite is in the process of manufacture, has been delivered for launch or is in orbit (whether or not in operational service), and whether such satellite has been acquired or purchased for use by Borrower and its Subsidiaries, for resale to a third party or otherwise.

“Satellite Activities” means any of the following: (a) designing, developing, procuring, constructing, managing, launching, testing, operating, insuring and commercializing one or more Satellites; (b) procuring, leasing, managing and operating capacity, bandwidth, beams, transponders or threads or other rights of use on one or more satellites; (c) designing, developing, procuring, constructing, manufacturing, managing, testing, operating, maintaining, insuring, leasing and commercializing gateway facilities, earth stations and other ground infrastructure (including user terminals and hub equipment) for satellites; (d) procuring, making, holding and maintaining licenses, authorizations, approvals, permits, filings, registrations, consents, agreements and other instruments with respect to any of the foregoing and any payments associated therewith; and (e) pursuing such other lawful business activities as may be related, ancillary or complementary to any of the foregoing or a reasonable extension or expansion thereof.

“Satellite Project” means any Existing Satellite Project and any Other Satellite Project.

“Satellite Trigger” means, with respect to any Satellite, either (x) the launch of such Satellite or (y) the commencement of commercial services with respect to such Satellite, as elected and designated by Borrower in writing to the Agent no later than 60 days following the launch of such Satellite; provided that, to the extent Borrower fails to so notify the Agent within such 60 day period, “Satellite Trigger” shall be deemed to be the launch of such Satellite.

“SEC” means the Securities and Exchange Commission, or any Governmental Agency succeeding to any of its principal functions.

“Second Amendment” means that certain Second Amendment to Credit Agreement dated as of May 24, 2016 among Borrower, Agent and the Lenders party thereto.

“Second Amendment Effective Date” has the meaning assigned to such term in the Second Amendment.

“Secured Hedging Agreements” means any Hedging Agreement between Borrower or one or more Restricted Subsidiaries and a Hedge Bank.

“Secured Obligations” means (a) all Obligations, (b) all debts, liabilities and obligations now or hereafter owing from Borrower and any Restricted Subsidiary to any Lender or any Affiliate of a Lender under Secured Hedging Agreements or arising from or related to Bank Products and (c) all costs and expenses incurred in connection with enforcement and collection of the foregoing, including the fees, charges and disbursements of counsel, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided, however, that the “Secured Obligations” of a Loan Party shall exclude any Excluded Swap Obligations with respect to such Loan Party.

“Secured Parties” has the meaning given in the Security Agreements.

“Secured Party Designation Notice” means a notice from any Lender or an Affiliate of a Lender substantially in the form of Exhibit M.

“Security Agreements” means the Borrower Pledge Agreement, the Borrower Security Agreement, the Subsidiary Pledge Agreement (if any), the Subsidiary Security Agreement (if any) and each of the other collateral assignments, security agreements, pledge agreements or other similar agreements, instruments or documents that creates or purports to create a Lien in favor of the Agent for the benefit of the Secured Parties.

“Senior Officer” means (a) the chief executive officer, (b) the president, (c) any executive vice president, (d) the chief financial officer or (e) the treasurer, in each case of Borrower.

“Senior Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) all Funded Debt that is secured Indebtedness of Borrower and its Restricted Subsidiaries, on a consolidated basis, on that date minus the aggregate amount of all Eligible Cash and Cash Equivalents on that date to (b) Borrower’s consolidated trailing twelve month EBITDA as of Borrower’s most recent Fiscal Quarter end (or Fiscal Year end in the case of the fourth Fiscal Quarter of any Fiscal Year) for which financial statements prepared on a consolidated basis in accordance with GAAP are available.

“Series” has the meaning given in Section 2.8(c).

“Significant Domestic Subsidiary” means a Domestic Restricted Subsidiary that is a Significant Subsidiary, other than any such Subsidiary that is an ECA Borrower or an ECA Guarantor and any such Subsidiary that is a Foreign Subsidiary Holdco.

“Significant Foreign Subsidiary” means a Foreign Restricted Subsidiary that is a Significant Subsidiary, other than any such Subsidiary that is an ECA Borrower or an ECA Guarantor.

“Significant Foreign Subsidiary Holdco” means a Foreign Subsidiary Holdco that is a Significant Subsidiary, other than any such Subsidiary that is an ECA Borrower or an ECA Guarantor.

“Significant Subsidiary” means a Restricted Subsidiary that either (i) had EBITDA (on a consolidated basis with its Restricted Subsidiaries) for the Fiscal Year then most recently ended for which financial statements prepared on a consolidated basis in accordance with GAAP are available in excess of 7.5% of EBITDA for such Fiscal Year, (ii) had total assets (on a consolidated basis with its Restricted Subsidiaries) in excess of 7.5% of Consolidated Total Assets as at the end of the Fiscal Year then most recently ended for which financial statements prepared on a consolidated basis in accordance with GAAP are available or (iii) owns a Satellite (other than an Excluded Satellite).

“Solvent” means, as of any date of determination, and as to any Person, that on such date: (a) the fair valuation of the assets of such Person is greater than the fair valuation of such Person’s probable liability in respect of existing debts; (b) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to pay as such debts mature; (c) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, which would leave such Person with assets remaining which would constitute unreasonably small capital after giving effect to the nature of the particular business or transaction; and (d) such Person is generally paying its debts as they become due. For the purpose of the foregoing (1) the “fair valuation” of any assets means the amount realizable within a reasonable time, either through collection or sale, of such assets at their regular market value, which is the amount obtainable by a capable and diligent businessman from an interested buyer willing to purchase such assets within a reasonable time under ordinary circumstances; and (2) the term “debts” includes any legal liability whether matured or unmatured, liquidated or unliquidated, absolute, fixed, or contingent.

“Special Eurodollar Circumstance” means the application or adoption after the Closing Date of any Law or interpretation, or any change therein or thereof, or any change in the interpretation or administration thereof by any Governmental Agency, central bank or comparable authority charged with the interpretation or administration thereof (including, without limitation, Dodd-Frank and Basel III, regardless of the date enacted, adopted or issued), or compliance by any Lender or its Eurodollar Lending Office with any request or directive (whether or not having the force of Law) of any such Governmental Agency, central bank or comparable authority.

“Specified ECA Financing” means any Permitted ECA Financing for a Specified ECA Project.

“Specified ECA Project” means any ECA Project with respect to which the Agent (for the benefit of the Secured Parties) has a pledge of (i) 65% of the voting Equity Interests of the first-tier Significant Foreign Subsidiary or Significant Foreign Subsidiary Holdco, as the case may be, that is a direct or indirect parent company of the ECA Borrowers or ECA Guarantors with respect to such ECA Project and (ii) 100% of the non-voting Equity Interests (if any) of the first-tier Foreign Subsidiary or Significant Foreign Subsidiary Holdco, as the case may be, that is a direct or indirect parent company of the ECA

Borrowers or ECA Guarantors with respect to such ECA Project, in each case whether or not such pledge is required under the Loan Documents.

“Specified Loan Party” has the meaning given in Section 11.28.

“Spot Rate” means, with respect to any Foreign Currency Letter of Credit, the rate determined by the Issuing Lender with respect thereto to be the rate quoted by it as the spot rate for the purchase by it of Dollars with the applicable Permitted Foreign Currency through its foreign exchange trading office at approximately 11:00 a.m. (London time) on the date as of which the foreign exchange computation is made.

“Standby Letter of Credit” means each Letter of Credit issued by an Issuing Lender pursuant to Section 2.4 to support the payment or performance of an obligation by Borrower or any of its Restricted Subsidiaries and providing for the payment of cash upon the honoring of a presentation thereunder.

“Stockholders’ Equity” means, as of any date of determination and with respect to any Person, the consolidated stockholders’ equity of the Person as of that date determined in accordance with GAAP; provided that there shall be excluded from Stockholders’ Equity any amount attributable to Disqualified Stock.

“Subordinated Obligations” means any Indebtedness of Borrower that (a) does not have any scheduled principal payment, mandatory principal prepayment or sinking fund payment due prior to the date that is one year after the latest applicable Maturity Date (unless permitted under an Affiliate Subordination Agreement), (b) is not secured by any Lien on any Property of Borrower or any of its Subsidiaries, (c) is not guaranteed by any Subsidiary of Borrower unless, if such Subsidiary is a party to the Subsidiary Guaranty, such guaranty of such Indebtedness is subordinated to the Subsidiary Guaranty pursuant to a Subordination Agreement or an Affiliate Subordination Agreement, as applicable, and (d) is subordinated pursuant to a Subordination Agreement or an Affiliate Subordination Agreement, as applicable. For the avoidance of doubt, the 2025 Senior Notes and any Permitted Additional Indebtedness do not constitute Subordinated Obligations, in each case, unless otherwise explicitly stated by their terms to be “Subordinated Obligations” hereunder.

“Subordination Agreement” means a subordination agreement substantially in the form attached hereto as Exhibit F-2 with such modifications, if any, subject to the Agent’s reasonable approval.

“Subsidiary” means, as of any date of determination and with respect to any Person, any corporation, limited liability company or partnership (whether or not, in any case, characterized as such or as a “joint venture”), whether now existing or hereafter organized or acquired: (a) in the case of a corporation or limited liability company, of which a majority of the Equity Interests having ordinary voting power for the election of directors or other governing body (other than securities having such power only by reason of the happening of a contingency) are at the time beneficially owned by such Person and/or one or more Subsidiaries of such Person, or (b) in the case of a partnership, of which a majority of the partnership or other ownership interests are at the time beneficially owned by such Person and/or one or more of its Subsidiaries.

“Subsidiary Guarantors” means all Significant Domestic Subsidiaries and each other Restricted Subsidiary of Borrower that guarantees the Secured Obligations pursuant to the Subsidiary Guaranty from time to time; provided that no ECA Borrower or ECA Guarantor shall be required to be a Subsidiary Guarantor while it is an ECA Borrower or ECA Guarantor under a Permitted ECA Financing.

“Subsidiary Guaranty” means the Subsidiary Guaranty, in substantially the form attached as Exhibit O hereto, by and among the Subsidiary Guarantors and the Agent for the benefit of the Secured Parties.

“Subsidiary Pledge Agreement” means the Subsidiary Pledge Agreement, in substantially the form attached as Exhibit P hereto, by and among the Subsidiary Guarantors and the Agent for the benefit of the Secured Parties.

“Subsidiary Security Agreement” means the Subsidiary Security Agreement, in substantially the form attached as Exhibit Q hereto, by and among the Subsidiary Guarantors and the Agent for the benefit of the Secured Parties.

“Succeeding Years” has the meaning given in Section 7.1(d).

“Swap Obligation” means with respect to any Subsidiary Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swing Line” means the revolving credit loans to be advanced to Borrower by the Swing Line Lender pursuant to Section 2.9, in an aggregate amount (subject to the terms hereof), not to exceed, at any one time outstanding, the Swing Line Maximum Amount. The Swing Line is part of, and not in addition to, the Revolving Credit Facility.

“Swing Line Advance” means a borrowing requested by Borrower and made by Swing Line Lender pursuant to Section 2.9.

“Swing Line Lender” means MUFG, in its capacity as lender of the Swing Line under Section 2.9, or its successor as subsequently designated hereunder.

“Swing Line Maximum Amount” means Twenty Million Dollars ($20,000,000).

“Swing Line Note” means any of the promissory notes made by Borrower to Swing Line Lender evidencing Swing Line Advances substantially in the form of Exhibit E-2.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Agency, including any interest, additions to tax or penalties applicable thereto.

“Temporary Leverage Increase” has the meaning assigned to such term in Section 6.13.

“Term Loan Commitment” means any New Term Loan Commitment and any Extended Term Loan Commitment.

“Term Loan Lender” means each Lender that has a Term Loan Commitment or that holds a Term Loan.

“Term Loans” means the New Term Loans and the Extended Term Loans.

“to the best knowledge of” means, when modifying a representation, warranty or other statement of Borrower, that the facts or situation described therein is known by a Senior Officer, or with the exercise of reasonable due diligence under the circumstances (in accordance with the standard of what a reasonable Person in similar circumstances would have done) would have been known by a Senior Officer.

“Total Leverage Ratio” means, as of any date of determination, the ratio of (a) all Funded Debt of Borrower and its Restricted Subsidiaries, on a consolidated basis, on that date minus the aggregate amount of all Eligible Cash and Cash Equivalents on that date, to (b) Borrower’s consolidated trailing twelve month EBITDA as of Borrower’s most recent Fiscal Quarter end (or Fiscal Year end in the case of the fourth Fiscal Quarter of any Fiscal Year) for which financial statements prepared on a consolidated basis in accordance with GAAP are available.

“Trellisware” means Trellisware Technologies, Inc., a Delaware corporation.

“type,” when used with respect to any Loan or Advance, means the designation of whether such Loan or Advance is an Alternate Base Rate Loan or Advance, or a Eurodollar Rate Loan or Advance.

“Unrestricted Subsidiary” means (a) until such time, if any, as it has been designated as a Restricted Subsidiary pursuant to Section 5.11, Trellisware, (b) until such time, if any, as it has been designated as a Restricted Subsidiary pursuant to Section 5.11, Euro Broadband, (c) any Subsidiary of Borrower (whether formed or acquired before, on or after the Closing Date) that is designated as an Unrestricted Subsidiary by Borrower pursuant to Section 5.11, and (d) any Subsidiary of an Unrestricted Subsidiary.

“Unsubmitted Eligible Invoices” means, as of any date of determination, invoices with respect to an ECA Project that have not been submitted to the relevant ECA Lender for reimbursement pursuant to the relevant Permitted ECA Financing.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Weighted Average Yield” means with respect to any Loan, on any date of determination, the weighted average yield to maturity, in each case, based on the interest rate applicable to such Loan on such date and giving effect to all upfront or similar fees or original issue discount payable with respect to such Loan.

“Wholly-Owned Restricted Subsidiary” means a Wholly-Owned Subsidiary that is a Restricted Subsidiary.

“Wholly-Owned Subsidiary” means a Subsidiary of Borrower, 100% of the Equity Interests of which are owned, directly or indirectly, by Borrower, except for director’s qualifying shares required by applicable Laws.

“Withholding Agent” means Borrower and the Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2    Use of Defined Terms. Any defined term used in the plural shall refer to all members of the relevant class, and any defined term used in the singular shall refer to any one or more of the members of the relevant class. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, extended, renewed, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, amendments and restatements, extensions, renewals, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, whether real, personal or mixed, including cash, securities, accounts and contract rights, and (g) any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person, and any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

1.3    Accounting Terms. All accounting terms not specifically defined in this Agreement shall be construed in conformity with, and all financial data required to be submitted by this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, except as otherwise specifically prescribed herein. In the event that GAAP changes during the term of this Agreement such that the covenants contained in Sections 6.13 and 6.14 would then be calculated in a different manner or with different components, Borrower and the Lenders agree to amend this Agreement in such respects as are necessary to conform those covenants as criteria for evaluating Borrower’s financial condition to substantially the same criteria as were effective prior to such change in GAAP and Borrower shall be deemed to be in compliance with the covenants contained in the aforesaid Sections if and to the extent that Borrower would have been in compliance therewith under GAAP as in effect immediately prior to such change, but shall have the obligation to deliver each of the materials described in Article 7 to the Agent and the Lenders, on the dates therein specified, with financial data presented in a manner which conforms with GAAP as in effect immediately prior to such change. However, notwithstanding any change in GAAP after the Closing Date that would require lease obligations that would be treated as operating leases as of the Closing Date to be classified and accounted for as Capital Leases or otherwise reflected on Borrower’s consolidated balance sheet, such obligations shall continue to be excluded from the definitions of Indebtedness, Capital Leases and Capital Lease Obligations. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Borrower or any Restricted Subsidiary at “fair value”, as defined therein.

1.4    Rounding. Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed in this Agreement and rounding the result up or down to the nearest number (with a round-up if there is no nearest number) to the number of places by which such ratio is expressed in this Agreement.

1.5    Exhibits and Schedules. All Exhibits and Schedules to this Agreement, either as originally existing or as the same may from time to time be supplemented, modified or amended, are incorporated herein by this reference. A matter disclosed on any Schedule shall be deemed disclosed on all Schedules.

1.6    References to “Borrower and its Restricted Subsidiaries”. Any reference herein to “Borrower and its Restricted Subsidiaries” or the like shall refer solely to Borrower during such times, if any, as Borrower shall have no Restricted Subsidiaries.

1.7    Miscellaneous Terms. The term “or” is disjunctive; the term “and” is conjunctive. The term “shall” is mandatory; the term “may” is permissive. Masculine terms also apply to females; feminine terms also apply to males. The term “including” is by way of example and not limitation.

1.8    Times of Day; Rates. Unless otherwise specified, all references herein to times of day shall be references to Pacific time (daylight or standard, as applicable). The Agent does not warrant, nor accept responsibility, nor shall the Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurodollar Rate” or with respect to any comparable or successor rate thereto.

1.9    Limited Condition Transactions.

To the extent that the terms of this Agreement require (i) pro forma compliance with the Interest Coverage Ratio, the Total Leverage Ratio, the First Lien Leverage Ratio or the Senior Secured Leverage Ratio, (ii) compliance with the amount or availability of New Commitments permitted to be incurred or established in accordance with Section 2.8 (including for purposes of incurring Incremental Equivalent Indebtedness in lieu of New Commitments), the Available Basket Amount or any other basket measured as a percentage of EBITDA, or (iii) the absence of a Default or Event of Default as a condition precedent to the consummation of a Limited Condition Transaction, the date of determination as to the whether the relevant condition is satisfied (the “LCT Test Date”) shall, at the election of Borrower (an “LCT Election”), be the date of execution of the definitive agreements for such Limited Condition Transaction, immediately after giving effect to such Limited Condition Transaction on a Pro Forma Basis and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they occurred at the beginning of the applicable test period; provided that in connection with any Limited Condition Transaction for which an LCT Election has been made, it shall be a condition to the consummation of such Limited Condition Transaction that, as of the date of such consummation, no Event of Default under Section 9.1(a), 9.1(b) or 9.1(j) exists or would result therefrom.

For the avoidance of doubt if any of such ratios or amounts for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in such ratio or amount (including due to fluctuations in EBITDA of Borrower or the Person subject to such Limited Condition Transaction), at or prior to the consummation of the relevant transaction or action, such ratios or amounts will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the relevant transaction or action is permitted to be consummated or taken.

If Borrower makes an LCT Election, then in connection with any calculation of any ratio, test or basket availability with respect to any transaction following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, for purposes of determining whether such subsequent transaction is permitted under this Agreement, any such ratio, test or basket shall be required to be satisfied on a Pro Forma Basis (i) assuming that such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated and (ii) assuming that such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have not been consummated. For the avoidance of doubt, notwithstanding anything in this Section 1.9 to the contrary, the requirements of Section 8.2 are required to be satisfied in connection with any extensions of credit (except as expressly provided in Section 2.8 in connection with New Term Loan Commitments.

ARTICLE 2

LOANS AND LETTERS OF CREDIT

2.1    Loans – General.

(a)    Subject to the terms and conditions set forth in this Agreement, at any time and from time to time from the Closing Date through the applicable Revolving Loan Maturity Date, each Revolving Lender shall, pro rata according to that Lender’s Pro Rata Share of the then applicable Revolving Commitment, make Advances in Dollars to Borrower under the Revolving Commitment in such amounts as Borrower may request that do not result in the sum of (i) the Outstanding Amount of all Revolving Loans, (ii) the Outstanding Amount of all Swing Line Advances and (iii) the Outstanding Amount of all L/C Obligations to exceed the then applicable Revolving Commitment. Subject to the limitations set forth herein, Borrower may borrow, repay and reborrow under the Revolving Commitment without premium or penalty. Subject to the terms and conditions set forth in this Agreement and in the applicable New Term Facility Supplement, each Term Loan Lender shall, pro rata according to that Lender’s Pro Rata Share of the relevant New Term Commitment, make Advances of the relevant New Term Loan to Borrower. Amounts repaid on a Term Loan may not be reborrowed.

(b)    Subject to the next sentence, each Loan shall be made pursuant to a Request for Loan which shall specify the requested (i) date of such Loan, (ii) type of Loan, (iii) amount of such Loan, and (iv) in the case of a Eurodollar Rate Loan, the Eurodollar Period for such Loan. Unless the Agent has notified, in its reasonable discretion, Borrower to the contrary, a Loan may be requested by telephone by a Responsible Official of Borrower, in which case Borrower shall confirm such request by promptly delivering a Request for Loan (conforming to the preceding sentence) in person or by facsimile or electronic communication to the Agent. The Agent shall incur no liability whatsoever hereunder in acting upon any telephonic request for Loan purportedly made by a Responsible Official of Borrower, and Borrower hereby agrees to indemnify the Agent from any loss, cost, expense or liability as a result of so acting.

(c)    Promptly following receipt of a Request for Loan, the Agent shall notify each Lender by electronic mail, telephone, facsimile or posting on the Platform (and if by telephone, promptly confirmed by facsimile) of the date and type of the Loan, the applicable Eurodollar Period, and that Lender’s Pro Rata Share of the Loan. Not later than 12:00 p.m. on the date specified for any Loan (which must be a Banking Day), each Lender shall make its Pro Rata

Share of the Loan in immediately available funds available to the Agent at the Agent’s Office. Upon satisfaction or waiver of the applicable conditions set forth in Article 8 and, if applicable, any New Term Facility Supplement and Extended Facility Agreement, all Advances shall be credited on that date in immediately available funds to the Designated Deposit Account.

(d)    Unless the Requisite Lenders otherwise consent, each Loan which is an Alternate Base Rate Loan shall be not less than $1,000,000 and in an integral multiple of $500,000 and each Loan which is a Eurodollar Rate Loan shall be not less than $5,000,000 and in an integral multiple of $1,000,000. Unless the Swing Line Lender otherwise consents, each Swing Line Advance shall be not less than $250,000 and in an integral multiple of $250,000.

(e)    If requested by any Lender, the Advances made by each Lender under any Commitment shall be evidenced by a Note.

(f)    A Request for Loan that is a Eurodollar Rate Loan shall become irrevocable three Eurodollar Banking Days before the requested date of the Loan. A Request for Loan that is an Alternate Base Rate Loan shall become irrevocable one Banking Day before the requested date of the Loan.

(g)    If no Request for Loan (or telephonic request for Loan referred to in the second sentence of Section 2.1(c), if applicable) has been made within the requisite notice periods set forth in Section 2.2 or 2.3 prior to the end of the Eurodollar Period for any outstanding Eurodollar Rate Loan, then on the last day of such Eurodollar Period, such Eurodollar Rate Loan shall be automatically converted into an Alternate Base Rate Loan in the same amount.

2.2    Alternate Base Rate Loans. Each request by Borrower for an Alternate Base Rate Loan shall be made pursuant to a Request for Loan (or telephonic or other request for loan referred to in the second sentence of Section 2.1(b), if applicable) received by the Agent, at the Agent’s Office, not later than 10:00 a.m., on the date (which must be a Banking Day) immediately prior to the date of the requested Alternate Base Rate Loan. All Loans shall constitute Alternate Base Rate Loans unless properly designated as a Eurodollar Rate Loan pursuant to Section 2.3.

2.3    Eurodollar Rate Loans.

(a)    Each request by Borrower for a Eurodollar Rate Loan shall be made pursuant to a Request for Loan (or telephonic or other request for Loan referred to in the second sentence of Section 2.1(b), if applicable) received by the Agent, at the Agent’s Office, not later than 9:00 a.m., at least three (3) Eurodollar Banking Days before the first day of the applicable Eurodollar Period.

(b)    On the date which is two (2) Eurodollar Banking Days before the first day of the applicable Eurodollar Period, the Agent shall confirm its determination of the applicable Eurodollar Rate (which determination shall be conclusive in the absence of manifest error) and promptly shall give notice of the same to Borrower and the Lenders by telephone or facsimile (and if by telephone, promptly confirmed by facsimile).

(c)    Unless the Agent and the Requisite Lenders otherwise consent, no more than ten (10) Eurodollar Rate Loans shall be outstanding at any one time.

(d)    No Eurodollar Rate Loan may be requested during the continuation of a Default or Event of Default.

(e)    Nothing contained herein shall require any Lender to fund any Eurodollar Rate Advance in the Designated Eurodollar Market.

2.4    Letters of Credit.

(a)    The Existing Letters of Credit described in Schedule 2.4 shall be Letters of Credit for all purposes under this Agreement.

(1)    Subject to the terms and conditions hereof, at any time and from time to time from the Closing Date through the Revolving Loan Maturity Date applicable to the Issuing Lender, the Issuing Lender shall, in reliance upon the agreements of the Lenders set forth in this Section 2.4, issue such Letters of Credit under the Revolving Commitment as Borrower may request by a Request for Letter of Credit for the account of Borrower; provided that:

(i)    after giving effect to all such Letters of Credit, the sum of:

(A)    the Outstanding Amount of all Revolving Loans; plus

(B)    the Outstanding Amount of all Swing Line Advances; plus

(C)    the Outstanding Amount of all L/C Obligations, does not exceed the then applicable Revolving Commitment; and

(ii)    the Outstanding Amount of all L/C Obligations does not exceed the Letter of Credit Sublimit;

(2)    Each Letter of Credit shall be in a form reasonably acceptable to the Issuing Lender.

(3)    Unless all the Revolving Lenders otherwise consent in a writing delivered to the Agent, the term of any Letter of Credit (other than any Existing Letters of Credit) shall not exceed twenty four (24) months.

(4)    The term of any Letter of Credit shall not extend beyond the latest Revolving Loan Maturity Date unless all Revolving Lenders and the Issuing Lender otherwise consent in a writing delivered to the Agent and as a condition thereto Borrower provides Cash Collateral to the Issuing Lender on or prior to the latest Revolving Loan Maturity Date.

(b)    Each Request for Letter of Credit shall be submitted to the Issuing Lender, with a copy to the Agent, at least two (2) Banking Days prior to the date upon which the related Letter of Credit is proposed to be issued. The Agent shall promptly notify the Issuing Lender whether such Request for Letter of Credit, and the issuance of a Letter of Credit pursuant thereto, conforms to the requirements of this Agreement (including whether there exists sufficient availability under the Revolving Commitments). Unless the Agent provides written notice to the applicable Issuing Lender at least one (1) Banking Day prior to the requested date of issuance that the issuance of such letter of credit does not conform to the requirements of this Agreement, then, subject to the terms and conditions hereof, such Issuing Lender shall, on the requested date, issue a Letter of Credit hereunder. Upon issuance of a Letter of Credit, the Issuing Lender shall promptly notify the Agent, and the Agent shall promptly notify the Revolving Lenders, of the amount and terms thereof. Such Request for Letter of Credit may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the Issuing Lender, by personal delivery or by any other means acceptable to the Issuing Lender.

(c)    Upon the issuance of a Letter of Credit, each Revolving Lender shall be deemed to have purchased a pro rata participation in such Letter of Credit from the Issuing Lender in an amount equal to that Lender’s Pro Rata Share of the Revolving Commitment. Without limiting the scope and nature of each Revolving Lender’s participation in any Letter of Credit, to the extent that the Issuing Lender has not been reimbursed by Borrower for any payment required to be made by the Issuing Lender under any Letter of Credit, each Revolving Lender shall, pro rata according to its Pro Rata Share, reimburse the Issuing Lender through the Agent promptly upon demand for the amount of such payment. The obligation of each Revolving Lender to so reimburse the Issuing Lender shall be absolute and unconditional and shall not be affected by the occurrence of an Event of Default or any other occurrence or event. Any such reimbursement shall not relieve or otherwise impair the obligation of Borrower to reimburse the Issuing Lender for the amount of any payment made by the Issuing Lender under any Letter of Credit together with interest as hereinafter provided.

(d)    Borrower agrees to pay to the Issuing Lender through the Agent an amount equal to any payment made by the Issuing Lender with respect to each Letter of Credit within one (1) Banking Day after demand made by the Issuing Lender therefor, together with interest on such amount from the date of any payment made by the Issuing Lender at the rate applicable to Alternate Base Rate Loans for two (2) Banking Days and thereafter at the Default Rate. The principal amount of any such payment shall be used to reimburse the Issuing Lender for the payment made by it under the Letter of Credit and, to the extent that the Revolving Lenders have not reimbursed the Issuing Lender pursuant to Section 2.4(c), the interest amount of any such payment shall be for the account of the Issuing Lender. Each Revolving Lender that has reimbursed the Issuing Lender pursuant to Section 2.4(c) for its Pro Rata Share of any payment made by the Issuing Lender under a Letter of Credit shall thereupon acquire a pro rata participation, to the extent of such reimbursement, in the claim of the Issuing Lender against Borrower for reimbursement of principal and interest under this Section 2.4(d) and shall share, in accordance with that pro rata participation, in any principal payment made by Borrower with respect to such claim and in any interest payment made by Borrower (but only with respect to periods subsequent to the date such Lender reimbursed the Issuing Lender) with respect to such claim.

(e)    Borrower may, pursuant to a Request for Loan, request that Advances made under the Revolving Commitment be made pursuant to Section 2.1(a) to provide funds for the payment required by Section 2.4(d) and, for this purpose, the conditions precedent set forth in Article 8 shall not apply. The proceeds of such Advances shall be paid directly to the Issuing Lender to reimburse it for the payment made by it under the Letter of Credit.

(f)    If Borrower fails to make the payment required by Section 2.4(d) within the time period therein set forth, in lieu of the reimbursement to the Issuing Lender under Section 2.4(c) the Issuing Lender may (but is not required to), without notice to or the consent of Borrower, instruct the Agent to cause L/C Advances to be made by the Revolving Lenders under the Revolving Commitment in an aggregate amount equal to the amount paid by the Issuing Lender with respect to that Letter of Credit and, for this purpose, the conditions precedent set forth in Article 8 shall not apply. The proceeds of such L/C Advances shall be paid directly to the Issuing Lender to reimburse it for the payment made by it under the Letter of Credit.

(g)    The issuance of any supplement, modification, amendment, renewal, or extension to or of any Letter of Credit shall be treated in all respects the same as the issuance of a new Letter of Credit.

(h)    The obligation of Borrower to pay to the Issuing Lender the amount of any payment made by the Issuing Lender under any Letter of Credit shall be absolute, unconditional, and irrevocable, subject only to performance by the Issuing Lender of its obligations to Borrower under Uniform Commercial Code Section 5109. Without limiting the foregoing, Borrower’s obligations shall not be affected by any of the following circumstances:

(i)    any lack of validity or enforceability prior to its stated expiration date of the Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii)    any amendment or waiver of or any consent to departure from the Letter of Credit, this Agreement, or any other agreement or instrument relating thereto, with the consent of Borrower;

(iii)    the existence of any claim, setoff, defense, or other rights which Borrower may have at any time against the Issuing Lender, the Agent or any Lender, any beneficiary of the Letter of Credit (or any persons or entities for whom any such beneficiary may be acting) or any other Person, whether in connection with the Letter of Credit, this Agreement, or any other agreement or instrument relating thereto, or any unrelated transactions;

(iv)    any demand, statement, or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever so long as any such document appeared substantially to comply with the terms of the Letter of Credit;

(v)    payment by the Issuing Lender in good faith under the Letter of Credit against presentation of a draft or any accompanying document which does not strictly comply with the terms of the Letter of Credit, unless the acceptance of such draft or other accompanying document constituted gross negligence;

(vi)    the existence, character, quality, quantity, condition, packing, value or delivery of any Property purported to be represented by documents presented in connection with any Letter of Credit or any difference between any such Property and the character, quality, quantity, condition, or value of such Property as described in such documents;

(vii)    the time, place, manner, order or contents of shipments or deliveries of Property as described in documents presented in connection with any Letter of Credit or the existence, nature and extent of any insurance relative thereto;

(viii)    the solvency or financial responsibility of any party issuing any documents in connection with a Letter of Credit;

(ix)    any failure or delay in notice of shipments or arrival of any Property;

(x)    any error in the transmission of any message relating to a Letter of Credit not caused by the Issuing Lender, or any delay or interruption in any such message;

(xi)    any error, neglect or default of any correspondent of the Issuing Lender in connection with a Letter of Credit;

(xii)    any consequence arising from acts of God, war, insurrection, civil unrest, disturbances, labor disputes, emergency conditions or other causes beyond the control of the Issuing Lender;

(xiii)    so long as the Issuing Lender in good faith determines that the contract or document appears substantially to comply with the terms of the Letter of Credit, the form, accuracy, genuineness or legal effect of any contract or document referred to in any document submitted to the Issuing Lender in connection with a Letter of Credit unless the Issuing Lender’s actions constituted gross negligence; and

(xiv)    where the Issuing Lender has acted in good faith and observed general banking usage, any other circumstances whatsoever unless the Issuing Lender’s actions constituted gross negligence.

(i)    The Issuing Lender shall be entitled to the protection accorded to the Agent pursuant to Section 10.6, with all necessary changes.

(j)    The Uniform Customs and Practice for Documentary Credits, as published in its most current version by the International Chamber of Commerce, shall be deemed a part of this Section and shall apply to all Letters of Credit to the extent not inconsistent with applicable Law.

(k)    Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Request for Letter of Credit or other agreement entered into by Borrower and the Issuing Lender related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time; provided further, that if the amount of a Letter of Credit is revalued at a loss to the Issuing Lender upon drawing, Borrower shall indemnify the Issuing Lender for such loss.

(l)    If the Maturity Date in respect of any tranche of Revolving Commitments occurs prior to the expiration of any Letter of Credit (such maturity date, the “Earlier Revolving Commitment Maturity Date”), then (i) on such Earlier Revolving Commitment Maturity Date, if one or more other tranches of Revolving Commitments in respect of which the Maturity Date shall not have occurred are then in effect, such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Lenders to purchase participations therein and to make Revolving Loans and payments in respect thereof pursuant to Section 2.4(c)) under (and ratably participated in by Revolving Lenders pursuant to) the Revolving Commitments in respect of such non-terminating tranches up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Revolving Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to the immediately preceding clause (i), Borrower shall Cash Collateralize any such Letter of Credit. Except to the extent of reallocations of participations pursuant to clause (i) of the immediately preceding sentence, the occurrence of a Maturity Date with respect to a given tranche of Revolving Commitments shall have no effect upon (and shall not diminish) the percentage participations of the Revolving Lenders in any Letter of Credit issued before such Maturity Date.

(m)    After giving effect to Section 2.10(a)(4), the Issuing Lender shall not be under any obligation to issue any Letter of Credit if any Revolving Lender is at that time a Defaulting Lender, unless the Issuing Lender has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the Issuing Lender (in its sole discretion) with Borrower or such Defaulting Lender to eliminate the Issuing Lender’s actual or potential Fronting Exposure with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or the Letter of Credit and all other L/C Obligations as to which the Issuing Lender has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(n)    Borrower may request that any Letter of Credit permitted to be issued under this Section 2.4 shall be denominated in a Permitted Foreign Currency; provided that (i) the aggregate maximum amount of all outstanding Letters of Credit, including the Dollar Equivalent of the aggregate maximum amount of such Foreign Currency Letter of Credit and all other outstanding Foreign Currency Letters of Credit, shall not exceed the Letter of Credit Sublimit and (ii) the Issuing Lender of such Letter of Credit shall have consented to such Permitted Foreign Currency. With respect to any Foreign Currency Letter of Credit requested hereunder, in addition to the information required elsewhere in this Section 2.4, Borrower shall set forth in the Request for Letter of Credit therefor (i) the Permitted Foreign Currency to be applicable to such Letter of Credit and (ii) its calculation of the usage as of such date of the Letter of Credit Sublimit (broken down by Letter of Credit, including each Foreign Currency Letter of Credit, and otherwise in form and detail acceptable to the Agent and the Issuing Lender).

With respect to each Foreign Currency Letter of Credit, the Issuing Lender thereof shall determine, and provide written notice to the Agent and Borrower of, the Spot Rate for such Letter of Credit as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Letters of Credit denominated in Permitted Foreign Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Borrower hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any Permitted Foreign Currency for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Issuing Lender of such Letter of Credit (written notice of which shall be given by the Issuing Lender to Borrower and the Agent, which notice shall include the calculation thereof) on the applicable date of determination on the basis of the Spot Rate for the purchase of Dollars with such Permitted Foreign Currency.

For the avoidance of doubt, (i) at any time when any Foreign Currency Letter of Credit shall be outstanding, any calculation under the Loan Documents of “L/C Obligations,” “Outstanding Amount,” or any similar calculation involving the amount of Letters of Credit, shall mean the Dollar Equivalent of such amount, (ii) all L/C Borrowings shall be denominated in Dollars and (iii) all repayments of drawing on Letters of Credit, including pursuant to Section 2.4(d) shall be made by Borrower in Dollars.

2.5    Termination or Reduction of Revolving Commitment.

(a)    Optional. Borrower shall have the right, at any time and from time to time, without penalty or charge, upon at least five (5) Banking Days’ prior written notice by a Responsible Official of Borrower to the Agent, voluntarily to reduce, permanently and irrevocably, in aggregate principal amounts in an integral multiple of $1,000,000 but not less than $10,000,000, or to terminate, all or a portion of the then undisbursed portion of the Revolving Commitment; provided Borrower shall not terminate or reduce (A) the Revolving Commitment if, after giving effect thereto and to any concurrent prepayments hereunder, the total Revolving Loans outstanding would exceed the Revolving Commitment, or (B) Letter of Credit Sublimit if, after giving effect thereto, the aggregate amount of Letters of Credit outstanding that is not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit; provided further that (i) Borrower may terminate or reduce separately (I) any portion of the Revolving Credit Facility not constituting an Extended Revolving Credit Facility and (II) any Extended Revolving Credit Facility as specified in the notice and (ii) no Extended Revolving Credit Facility may be terminated or reduced pursuant to this Section 2.5(a) prior to the termination of each portion of the Revolving Credit Facility with an earlier Revolving Loan Maturity Date without the prior written consent of each Revolving Lender under each such portion of the Revolving Credit Facility. The Agent shall promptly notify the Lenders of any reduction or termination of the Revolving Commitment under this Section.

(b)    Mandatory. (i) Upon the occurrence of the Revolving Loan Maturity Date applicable to any portion of the Revolving Credit Facility, the Revolving Commitments applicable to such portion shall be automatically and permanently reduced to zero on such date.

(ii)    If after giving effect to any reduction or termination of Revolving Commitments under this Section 2.05, the Letter of Credit Sublimit exceeds the Revolving Commitment at such time, the Letter of Credit Sublimit shall be automatically reduced by the amount of such excess.

(c)    Application of Commitment Reductions. The Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit or the Revolving Commitment under this Section 2.5. Upon any reduction of the Revolving Commitments, unless otherwise permitted under this Section 2.5, the Revolving Commitment of each Revolving Lender shall be reduced by such Lender’s Pro Rata Share of such reduction amount. All fees in respect of the Revolving Commitment accrued until the effective date of any termination of such Revolving Commitment shall be paid on the effective date of such termination. In connection with the termination or reduction of any portion of the Revolving Credit Facility pursuant to this Section 2.5, Borrower shall prepay the Revolving Loans and L/C Advances of the Revolving Lenders whose Revolving Commitments have been so terminated or reduced to the extent necessary such that the Revolving Loans and L/C Advances of each Revolving Lender shall not exceed its Pro Rata Share of the Revolving Loans and L/C Advances after giving effect to such termination or reduction.

2.6    Agent’s Right to Assume Funds Available for Advances. Unless the Agent shall have been notified by any Lender no later than 10:00 a.m. on the Banking Day of the proposed funding by the Agent of any Loan that such Lender does not intend to make available to the Agent such Lender’s portion of the total amount of such Loan, the Agent may assume that such Lender has made such amount available to the Agent on the date of the Loan and the Agent may, but shall not be obligated to, in reliance upon such assumption, make available to Borrower a corresponding amount. If the Agent has made funds available to Borrower based on such assumption and such corresponding amount is not in fact made available to the Agent by such Lender, the Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Agent’s demand therefor, the Agent promptly shall notify Borrower and Borrower shall pay such corresponding amount to the Agent. The Agent also shall be entitled to recover from such Lender interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to Borrower to the date such corresponding amount is recovered by the Agent, at a rate per annum equal to the daily Federal Funds Rate. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its share of the Commitments or to prejudice any rights which the Agent or Borrower may have against any Lender as a result of any default by such Lender hereunder.

2.7    Collateral. To the extent required in the Security Agreements, the Secured Obligations shall be secured by a first priority (subject to Liens permitted by Section 6.9) perfected Lien on the Collateral pursuant to the Security Agreements.

2.8    Increase of Commitment.

(a)    Request for Increase. Borrower may at any time prior to the applicable Maturity Date, so long as, no Event of Default shall have occurred and be continuing (subject in the case of any New Term Loan Commitments (as defined below) established in connection with a Limited Condition Transaction to Section 1.9), request (i) increases of the Revolving Commitment (any such increase, the “New Revolving Commitments”) and/or (ii) the establishment of one or more new term loan commitments (the “New Term Loan Commitments” and, together with the New Revolving Commitments, the “New Commitments”) by notice to the Agent in writing of the amount of such proposed increase (such notice, a “Commitment Increase Notice”) (which shall promptly notify the Lenders being requested); provided, however, that any such request pursuant to a Commitment Increase Notice shall be in the minimum amount of $10,000,000 and the aggregate principal amount of New Commitments on and after the Closing Date shall not exceed the New Commitment Cap. Each such notice shall specify (A) the date (each, an “Increased Amount Date”) on which Borrower proposes that the New Revolving Commitments or New Term Loan Commitments, as applicable, shall be effective, which shall be a date not less than 10 Banking Days after the date on which such notice is delivered to the Agent (or such lesser period of time as may be agreed to by the Agent) and (B) the identity of each Lender or other Person that is an Eligible Assignee (each, a “New Revolving Loan Lender” or “New Term Loan Lender”, as applicable) to whom Borrower proposes any portion of such New Revolving Commitments or New Term Loan Commitments, as applicable, be allocated and the amounts of such allocations (but no Lender is obligated to accept such allocation); provided that Borrower may, in its sole discretion, offer to any existing Lender or other Person that is an Eligible Assignee the opportunity to participate in all or a portion of any such New Commitments and any such Lender or other Person approached to provide all or a portion of the New Commitments may elect or decline, in its sole discretion, to provide a New Commitment.

(b)    New Revolving Commitments. Each requested existing Revolving Lender shall notify the Agent in writing whether or not it agrees to increase its Revolving Commitment and, if it so agrees, provide the Agent prior to the Increased Amount Date with a copy of an increased commitment letter executed by such Lender and Borrower, substantially in the form of Exhibit H attached hereto. Each New Revolving Loan Lender that is not an existing Revolving Lender shall become a Lender pursuant to a joinder agreement substantially in the form attached as Exhibit I hereto or otherwise in form and substance satisfactory to the Agent; provided that the commitment of each such New Revolving Loan Lender shall be in a minimum amount of $10,000,000. The terms and provisions of the loans made pursuant to such New Revolving Commitments shall be identical to the existing Revolving Loans. The Agent shall promptly notify Borrower and the Revolving Lenders, including each New Revolving Loan Lender, as applicable, in writing of the final allocation of such increase and the Increased Amount Date and shall provide to such parties a revised Schedule 1.1 reflecting the final allocation of such increase.

(c)    New Term Loan Commitment. The New Term Loan Commitments shall be effected pursuant to a New Term Facility Supplement executed and delivered by Borrower, the New Term Loan Lenders and Agent, each of which shall be recorded in the Register, and upon the effectiveness of such New Term Facility Supplement each such New Term Loan Lender shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement. The terms and provisions of each New Term Facility (including, subject to the following proviso, pricing terms and yield protection, if any) shall be set forth in the New Term Facility Supplement; provided that (i) the applicable maturity date of each Series shall be no shorter than the latest Revolving Loan Maturity Date, (ii) the Weighted Average Yield applicable to the New Term Loans of each Series shall be determined by Borrower and the applicable New Term Loan Lenders and shall be set forth in each applicable New Term Facility Supplement and (iii) if such New Term Loan is a term loan B, such New Term Loan shall have terms that are consistent with current market terms for term loan Bs, as determined by Borrower in good faith. Each New Term Facility Supplement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary, in the opinion of the Agent to effect the provision of this Section 2.8 and the Lenders hereto further agree that the New Term Lenders party to any New Term Facility Supplement may, from time to time, make amendments to such New Term Facility Supplement without the consent of any other Lenders so long as such New Term Facility Supplement, as amended, complies with the terms set forth in this Section 2.8. Any New Term Loans made on an Increased Amount Date shall be designated a separate series (a “Series”) of New Term Loans for all purposes of this Agreement. On any Increased Amount Date on which any New Term Loan Commitments of any Series are effective, subject to the satisfaction of the terms and conditions set forth in this Section 2.8(c) and Section 2.8(d), (i) each New Term Loan Lender of any Series shall make a loan to Borrower (a “New Term Loan”) in an amount equal to its New Term Loan Commitment of such Series, and (ii) each New Term Loan Lender of any Series shall become a Lender hereunder with respect to the New Term Loan Commitment of such Series and the New Term Loans of such Series made pursuant thereto.

(d)    Conditions to Effectiveness of Increase. Such New Commitments shall become effective, as of such Increased Amount Date; provided that (1) both before and after giving effect to the making of any Series of New Term Loans or Revolving Loans with respect to the New Revolving Commitments, each of the conditions set forth in Section 8.2 shall be satisfied (provided that in the case of any New Term Loan Commitments, the proceeds of which are being used to finance a Limited Condition Transaction, (i) the satisfaction of such conditions shall be subject to Section 1.9, (ii) no Event of Default under Section 9.1(a), 9.1(b) or 9.1(j) shall exist at the time of, or would result therefrom, the making of such New Term Loan and (iii) in the case of Section 8.2(a) and 8.2(b), such representations and warranties shall be limited to customary “specified representations” to the extent agreed to by Lenders providing such New Term Loan Commitments) and the Agent shall have received legal opinions, board resolutions and other closing certificates reasonably requested by the Agent and consistent with those delivered on the Closing Date under Section 8.1 and such other conditions as the parties thereto shall agree (provided that in the case of any New Term Loan Commitments established in connection with a Limited Condition Transaction, the satisfaction of such documentary conditions shall be limited by customary “SunGard” provisions to the extent agreed to by Lenders providing such New Term Loan Commitments) and (2) if, on the Increased Amount Date with respect to any New Revolving Commitments, there are any Revolving Loans outstanding, such Revolving Loans shall on effectiveness of such New Revolving Commitments be prepaid from the proceeds of additional Revolving Loans made hereunder (reflecting such increase in Revolving Commitments), which prepayment shall be accompanied by accrued interest on the Revolving Loans being prepaid and any costs incurred by any Lender in accordance with Section 3.6(e). On any date on which New Revolving Commitments are increased, subject to the satisfaction of the foregoing terms and conditions, (i) each of the Revolving Lenders (including the New Revolving Loan Lenders, if any) shall make such assignments of Revolving Loans outstanding on such date as shall be necessary in order that, after giving effect to all such assignments, such Revolving Loans will be held by the Revolving Lenders ratably in accordance with their Revolving Commitments after giving effect to such New Revolving Commitments hereunder, (ii) each New Revolving Commitment shall be deemed for all purposes a “Revolving Commitment” and each loan made thereunder shall be deemed, for all purposes, a “Revolving Loan”, (iii) each New Revolving Loan Lender shall become a “Lender” with respect to the New Revolving Commitment and all matters relating thereto and (iv) and Borrower shall compensate each existing Lender who shall have assigned any portion of any Eurodollar Rate Loans previously held by such Lender compensation in the amount that would have been payable to such Lender under Section 3.6(e) hereof had Borrower made a prepayment of such Eurodollar Rate Loans by an amount equal to such assigned portion thereof. Upon any increase in the Revolving Commitment pursuant to this Section 2.8, Schedule 1.1 shall be deemed amended to reflect such new Revolving Commitment and Pro Rata Share of each Lender (including any New Revolving Loan Lender), as thereby increased or decreased, as appropriate.

2.9    Swing Line Advances.

(a)    Commitment. Subject to the terms and conditions set forth in this Agreement (including without limitation the provisions of this Section 2.9), Swing Line Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.9, agrees to make one or more Advances (each such advance being a “Swing Line Advance”) to Borrower from time to time on any Banking Day during the period from the Closing Date until (but excluding) the Revolving Loan Maturity Date applicable to the Swing Line Lender in an aggregate amount not to exceed at any one time outstanding the Swing Line Maximum Amount. Subject to the terms set forth herein, advances, repayments and readvances may be made under the Swing Line. Swing Line Advances requested by Borrower not later than 10:00 a.m. on a Banking Day shall be made by Swing Line Lender on such day. Swing Line Advances requested by Borrower after 10:00 a.m. on a Banking Day shall be made by Swing Line Lender as soon as possible, but no later than the following Banking Day.

(b)    Accrual of Interest and Maturity; Evidence of Indebtedness.

(i)    Swing Line Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of Borrower to Swing Line Lender resulting from each Swing Line Advance from time to time, including the amount and date of each Swing Line Advance, its Applicable Interest Rate, and the amount and date of any repayment made on any Swing Line Advance from time to time. The entries made in such account or accounts of Swing Line Lender shall be prima facie evidence, absent manifest error, of the existence and amounts of the obligations of Borrower therein recorded; provided, however, that the failure of Swing Line Lender to maintain such account, as applicable, or any error therein, shall not in any manner affect the obligation of Borrower to repay the Swing Line Advances (and all other amounts owing with respect thereto) in accordance with the terms of this Agreement. Solely for the purposes of this Section 2.9 with respect to Swing Line Advances, “Applicable Interest Rate”

means, as of any date of determination, the Alternate Base Rate plus the Applicable Margin.

(ii)    Borrower agrees that, upon the written request of Swing Line Lender, Borrower will execute and deliver to Swing Line Lender a Swing Line Note.

(iii)    Borrower unconditionally promises to pay to the Swing Line Lender the then unpaid principal amount of such Swing Line Advance (plus all accrued and unpaid interest) on the Revolving Loan Maturity Date applicable to the Swing Line Lender and on such other dates and in such other amounts as may be required from time to time pursuant to this Agreement. Subject to the terms and conditions hereof, each Swing Line Advance shall, from time to time after the date of such Advance (until paid), bear interest at its Applicable Interest Rate.

(c)    Refunding of or Participation Interest in Swing Line Advances.

(i)    The Agent, at any time in its sole and absolute discretion, may, in each case on behalf of Borrower (which hereby irrevocably directs the Agent to act on their behalf) request each of the Revolving Lenders (including the Swing Line Lender in its capacity as a Lender) to make an Advance of the Revolving Loan to Borrower, in an amount equal to such Lender’s Pro Rata Share of the Revolving Commitment of the aggregate principal amount of the Swing Line Advances outstanding on the date such notice is given (the “Refunded Swing Line Advances”). The applicable Revolving Loan Advances used to refund any Swing Line Advances shall be Alternate Base Rate Advances. In connection with the making of any such Refunded Swing Line Advances or the purchase of a participation interest in Swing Line Advances under Section 2.9(c)(ii), the Swing Line Lender shall retain its claim against Borrower for any unpaid interest or fees in respect thereof accrued to the date of such refunding. Unless any of the events described in Section 9.1(j) shall have occurred (in which event the procedures of Section 2.9(c)(ii) shall apply) and regardless of whether the conditions precedent set forth in this Agreement to the making of a Revolving Loan Advance are then satisfied (but subject to Section 2.9(c)(iii)), each Revolving Lender shall make the proceeds of its Revolving Loan Advance available to the Agent for the benefit of the Swing Line Lender at the office of the Agent specified in Section 2.1(c) prior to 12:00 p.m. on the Banking Day next succeeding the date such notice is given (which must be a Banking Day), in immediately available funds. The proceeds of such Revolving Loan Advances shall be immediately applied to repay the Refunded Swing Line Advances.

(ii)    If, prior to the making of an Advance of the Revolving Loan pursuant to Section 2.9(c)(i), one of the events described in Section 9.1(j) shall have occurred, each Revolving Lender will, on the date such Advance of the Revolving Loan was to have been made, purchase from the Swing Line Lender an undivided participating interest in each Swing Line Advance that was to have been refunded in an amount equal to its Pro Rata Share of the Revolving Commitment of such Swing Line Advance. Each Revolving Lender within the time periods specified in Section 2.9(c)(i), as applicable, shall immediately transfer to the Agent, for the benefit of the Swing Line Lender, in immediately available funds, an amount equal to its Pro Rata Share of the Revolving Commitment of the aggregate principal amount of all Swing Line Advances outstanding as of such date. Upon receipt thereof, the Agent will deliver to such Lender documentation evidencing such participation.

(iii)    Each Revolving Lender’s obligation to make Revolving Loan Advances to refund Swing Line Advances, and to purchase participation interests, in accordance with Sections 2.9(c)(i) and (ii), respectively, shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against Swing Line Lender, Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of any Default or Event of Default; (C) any adverse change in the condition (financial or otherwise) of Borrower or any other Person; (D) any breach of this Agreement or any other Loan Document by Borrower or any other Person; (E) any inability of Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement on the date upon which such Revolving Loan Advance is to be made or such participating interest is to be purchased; (F) the termination of the Revolving Commitment hereunder; or (G) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If any Revolving Lender does not make available to the Agent the amount required pursuant to Section 2.9(c)(i) or (ii), as the case may be, the Agent on behalf of the Swing Line Lender, shall be entitled to recover such amount on demand from such Lender, together with interest thereon for each day from the date of non-payment until such amount is paid in full (x) for the first two (2) Banking Days such amount remains unpaid, at the Federal Funds Effective Rate and (y) thereafter, at the rate of interest then applicable to such Swing Line Advances. The obligation of any Revolving Lender to make available its pro rata portion of the amounts required pursuant to Section 2.9(c)(i) or (ii) shall not be affected by the failure of any other Lender to make such amounts available, and no Lender shall have any liability to Borrower, any Subsidiary Guarantor, the Agent, the Swing Line Lender, or any other Lender or any other party for another Lender’s failure to make available the amounts required under Section 2.9(c)(i) or (ii).

(iv)    Notwithstanding the foregoing, no Revolving Lender shall be required to make any Revolving Loan Advance to refund a Swing Line Advance or to purchase a participation in a Swing Line Advance if at least two (2) Banking Days prior to the making of such Swing Line Advance by the Swing Line Lender, the officers of the Swing Line Lender immediately responsible for matters concerning this Agreement shall have received written notice from the Agent or any Revolving Lender that Swing Line Advances should be suspended based on the occurrence and continuance of a Default or Event of Default and stating that such notice is a “notice of default”; provided, however, that the obligation of the Revolving Lenders to make such Revolving Loan Advances (or purchase such participations) shall be reinstated upon the date on which such Default or Event of Default has been waived by the requisite Lenders. In the event that the Swing Line Lender receives any such notice, the Swing Line Lender shall have no obligation to fund any Swing Line Advances until such notice is withdrawn by the Agent or such Lender or until the requisite Lenders have waived such Default or Event of Default in accordance with the terms of this Agreement.

(v)    Notwithstanding anything to the contrary in this Section 2.9 or elsewhere in this Agreement, the Swing Line Lender may terminate the Swing Line at any time in its sole discretion.

(d)    Extensions. If a Revolving Loan Maturity Date (the “Earlier Maturity Date”) shall have occurred at a time when another tranche or tranches of Revolving Commitments is or are in effect with a longer Maturity Date, then, on the Earlier Maturity Date, all then outstanding Swing Line Advances shall be repaid in full (and there shall be no adjustment to the participations in such Swing Line Advances as a result of the occurrence of the Earlier Maturity Date); provided, however, that if on the occurrence of the Earlier Maturity Date (after giving effect to any repayments of Revolving Loans and any reallocation of Letter of Credit participations as contemplated in Section 2.4(l)), there shall exist sufficient undrawn amounts under the Extended Revolving Credit Facilities in effect after the occurrence of the Earlier Maturity Date so that the respective outstanding Swing Line Advances could be incurred pursuant to such Extended Revolving Credit Facilities, then (1) there shall be an automatic adjustment on the Earlier Maturity Date of the risk participations of the Revolving Lenders under such Extended Revolving Credit Facilities pro rata according to such Lender’s Pro Rata Share of the then applicable Commitments under such Extended Revolving Credit Facilities and such outstanding Swing Line Advances shall be deemed to have been incurred solely pursuant to the such Commitments and (2) such Swing Line Advances shall not be required to be repaid in full on the Earlier Maturity Date.

2.10    Defaulting Lenders

(a)    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(1)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Requisite Lenders and Section 11.2.

(2)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 9 or otherwise) or received by the Agent from a Defaulting Lender pursuant to Section 11.9 shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Lender or Swing Line Lender hereunder; third, to Cash Collateralize the Issuing Lender’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.11; fourth, as Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement or any New Term Facility Supplement, as determined by the Agent; fifth, if so determined by the Agent and Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement or any New Term Facility Supplement and (y) Cash Collateralize the Issuing Lender’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.11; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lender or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lender or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or any New Term Facility Supplement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or any New Term Facility Supplement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Advances in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Sections 8.1 and 8.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to Section 2.10(a)(4). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.10(a)(2) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(3)    Certain Fees. (A) No Defaulting Lender shall be entitled to receive any commitment fee under Section 3.3 or under any New Term Facility Supplement for any period during which that Lender is a Defaulting Lender (and Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(A)    Each Defaulting Lender shall be entitled to receive Letter of Credit fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.11.

(B)    With respect to any commitment fee payable under Section 3.3 or any New Term Facility Supplement or Letter of Credit fees not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swing Line Advances that has been reallocated to such Non-Defaulting Lender pursuant to clause (4) below, (y) pay to the Issuing Lender and Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Lender’s or Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(4)    Reallocation of Pro Rata Shares to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Line Advances shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Share (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Sections 8.1 and 8.2 are satisfied at the time of such reallocation (and, unless Borrower shall have otherwise notified the Agent at such time, Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate principal amount of Revolving Loans and participations in L/C Obligations and Swing Line Loans of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. Subject to Section 11.29, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(5)    Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (4) above cannot, or can only partially, be effected, Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure and (y) second, Cash Collateralize the Issuing Lender’s Fronting Exposure in accordance with the procedures set forth in Section 2.11.

(b)    Defaulting Lender Cure. If Borrower, the Agent, the Swing Line Lender and the Issuing Lender agree in writing that a Lender is no longer a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Commitments under the applicable Facility (without giving effect to Section 2.10(a)(4), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)    New Swing Line Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swing Line Lender shall not be required to fund any Swing Line Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Line Loan and (ii) the Issuing Lender shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

2.11    Cash Collateral.

(a)    Certain Credit Support Events. If (i) the Issuing Lender has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (ii) as of the Revolving Loan Maturity Date, any L/C Obligation for any reason remains outstanding, (iii) Borrower shall be required to provide Cash Collateral pursuant to Section 9.2, or (iv) there shall exist a Defaulting Lender, Borrower shall immediately (in the case of clause (iii) above) or within one (1) Banking Day (in all other cases) following any request by the Agent or the Issuing Lender, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iv) above, after giving effect to Section 2.10(a)(4) and any Cash Collateral provided by the Defaulting Lender).

(b)    Grant of Security Interest. Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Agent, for the benefit of the Agent, the Issuing Lender and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to clause (c) below. If at any time the Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Agent or the Issuing Lender as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, Borrower will, promptly upon demand by the Agent, pay or provide to the Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender). All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in accounts with respect to which the Agent has a perfected security interest by control.

(c)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.11, Section 2.4, Section 2.5, Section 2.10 or Section 9.2 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be otherwise provided for herein.

(d)    Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall no longer be required to be held as Cash Collateral following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Agent and the Issuing Lender that there exists excess Cash Collateral; provided that, subject to this Section 2.11, the Person providing Cash Collateral and the Issuing Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

2.12    Request for Extended Facilities. Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by Borrower to all Lenders of New Term Loans with a like Maturity Date (as specified in the applicable New Term Facility Supplement therefor) or all Lenders with Revolving Commitments with a like Maturity Date, in each case on a pro rata basis (based on the Outstanding Amount of the respective Loans or the aggregate amount of the Commitments, as the case may be, with the same Maturity Date) and on the same terms to each such Lender, Borrower may from time to time offer (but no Lender is obligated to accept such offer) to extend the maturity date, increase the interest rate or fees payable in respect of such Loans and/or Commitments (and related outstandings) and/or modify the amortization schedule in respect of such Lender’s New Term Loans for any New Term Loans (each, an “Extension”, and each group of Loans or Commitments, as applicable, in each case as so extended, as well as the original Loans and Commitments (in each case not so extended), being a tranche; any Extended Term Loans shall constitute a separate tranche of Term Loans from the tranche of Term Loans from which they were converted, and any Extended Revolving Commitments shall constitute a separate tranche of Revolving Commitments from the tranche of Revolving Commitments from which they were converted), all as set forth in greater detail in an Extended Facility Agreement so long as the terms set forth below are satisfied:

(i)    (A) no Default or Event of Default shall have occurred and be continuing at the time an Extension Offer is delivered to the Lenders or at the time of the Extended Facility Closing Date and (B) except for (I) representations and warranties which expressly speak as of a particular date or are no longer true and correct as a result of a change which is permitted by this Agreement or (II) as disclosed by Borrower and approved in writing by the Requisite Lenders, the representations and warranties contained in Article 4 (other than Sections 4.6 (with respect to the last sentence only) and 4.17) shall be true and correct in all material respects on and as of the date of the Extended Facility Closing Date as though made on that date;

(ii)    except as to interest rates, fees and final maturity, the Revolving Commitment of any Lender (an “Extending Revolving Lender”) extended pursuant to an Extension (an “Extended Revolving Commitment”), and the related outstandings, shall be a Revolving Commitment (or related Revolving Loan outstandings, as the case may be) with the same terms as the original Revolving Commitments (and related Revolving Loan outstandings); provided that (x) subject to the provisions of Sections 2.4(l) and 2.9(d) to the extent dealing with Letters of Credit and Swing Line Advances which mature or expire after a Maturity Date when there exist Extended Revolving Commitments with a longer Maturity Date, all Letters of Credit and Swing Line Advances shall be participated in on a pro rata basis by all Lenders with Revolving Commitments in accordance with their Pro Rata Share of the aggregate Revolving Commitment (and except as provided in Sections 2.4(l) and 2.9(d), without giving effect to changes thereto on an earlier Maturity Date with respect to Swing Line Advances and Letters of Credit theretofore incurred or issued) and all borrowings under Revolving Commitments and repayments thereunder shall be made on a pro rata basis (except for (A) payments of interest and fees at different rates on Extended Revolving Commitments (and related outstandings) and (B) repayments required upon the Maturity Date for the non-extending Revolving Commitments) and (y) at no time shall there be Revolving Commitments hereunder (including Extended Revolving Commitments and any original Revolving Commitments) which have more than five (5) different Maturity Dates;

(iii)    except as to interest rates, fees, amortization, final maturity date, premium, required prepayment dates and participation in prepayments, the Term Loans of any Term Loan Lender (an “Extending Term Loan Lender”) extended pursuant to any Extension (“Extended Term Loans”) shall have the same terms as the tranche of Term Loans subject to such Extension Offer;

(iv)    the final maturity date for any Extended Term Loans shall be no earlier than the then latest Maturity Date hereunder or under any existing Extended Facility Agreement and the amortization schedule applicable to such Extended Term Loans for periods prior to the Maturity Date of the Term Loans extended thereby may not be increased from any then-existing amortization schedule applicable to Term Loans;

(v)    the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term Loans extended thereby;

(vi)    any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the respective Extended Facility Agreement;

(vii)    if the aggregate principal amount of applicable Term Loans (calculated on the face amount thereof) or Revolving Commitments, as the case may be, in respect of which applicable Term Loan Lenders or Revolving Lenders, as the case may be, shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of applicable Term Loans or Revolving Commitments, as the case may be, offered to be extended by Borrower pursuant to such Extension Offer, then the applicable New Term Loans or Revolving Loans, as the case may be, of the applicable Term Loan Lenders or Revolving Lenders, as the case may be, shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Term Loan Lenders or Revolving Lenders, as the case may be, have accepted such Extension Offer;

(viii)    all documentation in respect of such Extension shall be consistent with the foregoing;

(ix)    any Extended Facility requested by Borrower shall be in a minimum amount of $20,000,000; and

(x)    the Agent and the lenders party thereto shall enter into an Extended Revolving Credit Facility Agreement or an Extended Term Facility Agreement, as the case may be, and satisfy the conditions precedent set forth therein.

Subject to compliance with the terms of this Section 2.12, the Agent, the Issuing Lender and the Lenders hereby consent to the Extensions and the other transactions contemplated by this Section 2.12 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans and/or Extended Revolving Commitments on such terms as may be set forth in the relevant Extended Facility Agreement) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 3.10, 11.2, 11.10 or any other provisions regarding the sharing of payments) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.12. The Lenders hereto agree that the Extended Facility Lenders party to any Extended Facility Agreement may, from time to time, make amendments to such Extended Facility Agreement without the consent of any other Lenders so long as such Extended Facility Agreement, as amended, complies with the terms set forth in this Section 2.12.

ARTICLE 3

PAYMENTS AND FEES

3.1    Principal and Interest.

(a)    Interest shall be payable on the outstanding daily unpaid principal amount of each Advance from the date thereof until payment in full is made and shall accrue and be payable at the rates set forth or provided for herein before and after Default, before and after maturity, before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law, with interest on overdue interest at the Default Rate to the fullest extent permitted by applicable Laws.

(b)    Interest accrued on each Alternate Base Rate Loan shall be due and payable on each Quarterly Payment Date; provided that all accrued and unpaid interest on any Swing Line Advance refunded pursuant to Section 2.9(c), shall be due and payable in full on the date such Advance is refunded or converted. Except as otherwise provided in Sections 3.1(d) and 3.7, the unpaid principal amount of any Alternate Base Rate Loan shall bear interest at a fluctuating rate per annum equal to the Alternate Base Rate plus the Applicable Margin. Each change in the interest rate under this Section 3.1(b) due to a change in the Alternate Base Rate shall take effect simultaneously with the corresponding change in the Alternate Base Rate.

(c)    Interest accrued on each Eurodollar Rate Loan shall be due and payable on the last day of the related Eurodollar Period; provided, however, that if any Eurodollar Period exceeds three (3) months, interest shall be paid on the respective dates that fall every three (3) months after the beginning of such Eurodollar Period. Except as otherwise provided in Sections 3.1(d) and 3.7, the unpaid principal amount of any Eurodollar Rate Loan shall bear interest at a rate per annum equal to the Eurodollar Rate for that Eurodollar Rate Loan plus the Applicable Margin.

(d)    During the existence of an Event of Default, the Loans shall bear interest at a rate per annum equal to the sum of (i) the interest rate specified in Section 3.1(b) or 3.1(c). whichever is applicable, plus (ii) two (2) percentage points (the “Default Rate”).

(e)    If not sooner paid, the aggregate principal amount of all Loans and Swing Line Advances outstanding shall be payable as follows:

(i)    the amount, if any, by which the sum of (a) the Outstanding Amount of all Revolving Loans plus (b) the Outstanding Amount of the Swing Line Advances plus (c) the Outstanding Amount of all L/C Obligations at any time exceeds the then applicable Revolving Commitment shall be payable immediately;

(ii)    the aggregate Outstanding Amount under all Revolving Loans and all Swing Line Advances shall in any event be payable on the applicable Revolving Loan Maturity Date;

(iii)    any New Term Loans shall be payable in the installments and on the Maturity Date set forth in the applicable New Term Facility Supplement pursuant to which such Loans were made; and

(iv)    any Loans subject to an Extended Facility Agreement shall be payable in the installments and on the Maturity Date set forth in the applicable Extended Facility Agreement pursuant to which such Loans were made.

(f)    Outstanding Loans and Advances may, at any time and from time to time, voluntarily be paid or prepaid in whole or in part without premium or penalty, except that with respect to any voluntary prepayment under this Subsection, (i) any partial prepayment of a Loan (other than a Swing Line Advance) shall be not less than $500,000 and shall be an integral multiple of $100,000 unless the entire outstanding amount of such Loan is being prepaid, (ii) unless the Swing Line Lender otherwise consents, any partial prepayment of a Swing Line Advance shall be not less than $250,000 and shall be in an integral multiple of $250,000, (iii) the Agent shall have received written notice of any prepayment by 9:00 a.m. on the date that is one (1) Banking Day before the date of prepayment (which must be a Banking Day) in the case of an Alternate Base Rate Loan, and, in the case of a Eurodollar Rate Loan, three (3) Banking Days before the date of prepayment, which notice shall identify the date and amount of the prepayment and the Loan(s) being prepaid, (iv) each prepayment of principal on any Eurodollar Rate Loan shall be accompanied by payment of interest accrued to the date of payment on the amount of principal paid, and (v) any payment or prepayment of all or any part of any Eurodollar Rate Loan on a day other than the last day of the applicable Eurodollar Period shall be subject to Section 3.6(e).

3.2    Closing Date Fees. On the Closing Date, Borrower shall pay each of the following fees:

(a)    to the Agent, for the account of each Lender, a one-time upfront fee, based upon each Lender’s Pro Rata Share of the Revolving Commitment on the Closing Date, as set forth in a separate agreement among Borrower and the Arrangers; provided that any such fees payable for the account of Bank of America, National Association, shall be paid directly to Bank of America, National Association; and

(b)    to the Agent, for the sole account of the Agent, such fees as are set forth in the Agent Fee Letter.

3.3    Commitment Fee. From the Closing Date through the applicable Revolving Loan Maturity Date for each Revolving Lender, Borrower shall pay to the Agent, for the ratable accounts of the Revolving Lenders pro rata according to their Pro Rata Share of the Revolving Commitment, a commitment fee equal to the Applicable Margin times the average daily amount by which the Revolving Commitment exceeds an amount equal to the sum of (i) aggregate daily outstanding principal amount of all Revolving Loans plus (ii) the Outstanding Amount of all L/C Obligations, subject to adjustment as provided in Section 2.10. The commitment fee shall be payable quarterly in arrears as of each Quarterly Payment Date within ten (10) days after receipt by Borrower of an invoice therefor from the Agent.

3.4    Letter of Credit Fees. With respect to each Letter of Credit, Borrower shall pay the following fees (subject to Section 2.10):

(a)    with respect to the issuance of each Standby Letter of Credit, (x) to the Agent, for the benefit of the Issuing Lender, an issuance fee of 0.125% of the face amount of such Standby Letter of Credit; and (y) for each day during each Pricing Period that a Letter of Credit is outstanding, to the Agent, for the Revolving Lenders ratably, in accordance with their respective Pro Rata Shares of the Revolving Commitment, a standby letter of credit fee in an amount equal to the Applicable Margin for Eurodollar Rate Loans times the face amount of such Standby Letter of Credit;

(b)    with respect to the issuance of each Commercial Letter of Credit, to the Agent a commercial letter of credit issuance fee in the amount set forth from time to time as the Issuing Lender’s published scheduled fee for the issuance of commercial letters of credit, which fee the Agent shall promptly pay to the Revolving Lenders ratably, in accordance with their respective Pro Rata Shares of the Revolving Commitment; and

(c)    concurrently with each negotiation, drawing or amendment of each Commercial Letter of Credit, to the Issuing Lender for the sole account of the Issuing Lender, negotiation, drawing and amendment fees in the amounts set forth from time to time as the Issuing Lender’s published scheduled fees for such services.

Each of the fees payable with respect to Letters of Credit under this Section is earned when due and is nonrefundable and, with respect to Sections 3.4(a) and (b), shall be payable quarterly in arrears.

3.5    Increased Commitment Costs. If any Lender or Issuing Lender shall determine in good faith that any Change in Law, or compliance by such Lender or Issuing Lender (or its Lending Office) or any holding company controlling such Lender or Issuing Lender, with any request, guideline or directive regarding capital adequacy or liquidity requirements (whether or not having the force of Law) of any central bank or Governmental Agency not imposed as a result of such Lender’s, such Issuing Lender’s or such holding company’s failure to comply with any other Laws, affects or would affect the amount of capital required or expected to be maintained by such Lender, such Issuing Lender or any holding company controlling such Lender or Issuing Lender and determines in good faith (taking into consideration such Lender’s, such Issuing Lender’s or such holding company’s policies with respect to capital adequacy or liquidity requirements and such Lender’s or such Issuing Lender’s desired return on capital) that the amount of such capital is increased, or the rate of return on capital is reduced, as a consequence of its obligations under this Agreement, then, within five (5) Banking Days after demand of such Lender or such Issuing Lender, Borrower shall pay to such Lender or such Issuing Lender, from time to time as specified in good faith by such Lender or such Issuing Lender, additional amounts sufficient to compensate such Lender or such Issuing Lender in light of such circumstances, to the extent reasonably allocable to such obligations under this Agreement, provided that Borrower shall not be obligated to pay any such amount unless such Lender or such Issuing Lender is charging similar amounts to similarly situated Borrowers and provided further that Borrower shall not be obligated to pay any such amount which arose prior to the date which is ninety (90) days preceding the date of such demand or is attributable to periods prior to the date which is ninety (90) days preceding the date of such demand (except to the extent of any retroactive application of the Change in Law giving rise to such demand). If a Lender or Issuing Lender requests compensation pursuant to this Section 3.5, Borrower may replace such Lender or such Issuing Lender in accordance with Section 11.26. If any Lender requests compensation pursuant to this Section, such Lender agrees to designate a different Lending Office if such designation will avoid the need for or reduce the amount of such compensation and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

3.6    Eurodollar Costs and Related Matters.

(a)    In the event that any Governmental Agency imposes on any Lender any reserve or comparable requirement (including any emergency, supplemental or other reserve) with respect to the Eurodollar Obligations of that Lender, Borrower shall pay that Lender within five (5) Banking Days after demand all amounts necessary to compensate such Lender (determined as though such Lender’s Eurodollar Lending Office had funded 100% of its Eurodollar Rate Advance in the Designated Eurodollar Market) in respect of the imposition of such reserve requirements (provided that Borrower shall not be obligated to pay any such amount unless such Lender is charging similar amounts to similarly situated Borrowers and provided further that Borrower shall not be obligated to pay any such amount which arose prior to the date which is ninety (90) days preceding the date of such demand or is attributable to periods prior to the date which is ninety (90) days preceding the date of such demand (except to the extent of any retroactive application of the law, rule, regulation or guideline (or similar) giving rise to such demand)). The Lender’s determination of such amount shall be conclusive in the absence of manifest error.

(b)    If any Change in Law:

(1)    shall subject any Lender or its Eurodollar Lending Office to any tax, duty or other charge or cost with respect to any Eurodollar Rate Advance, any Eurodollar Rate Loans or its obligation to make Eurodollar Rate Advances, or shall change the basis of taxation of payments to any Lender attributable to the principal of or interest on any Eurodollar Rate Advance or any other amounts due under this Agreement in respect of any Eurodollar Rate Advance, any Eurodollar Rate Loans or its obligation to make Eurodollar Rate Advances, excluding, in each case, (i) any Indemnified Taxes (as to which Section 3.11 shall govern exclusively), and (ii) any Taxes described in clause (a), (c) or (d) of the definition of “Excluded Taxes”;

(2)    shall impose, modify or deem applicable any reserve not applicable or deemed applicable on the date hereof (including any reserve imposed by the Board of Governors of the Federal Reserve System, special deposit, compulsory loan, insurance charge, capital or similar requirements against assets of, deposits with or for the account of, or credit extended by, any Lender or its Eurodollar Lending Office); or

(3)    shall impose on any Lender or its Eurodollar Lending Office or the Designated Eurodollar Market any other condition affecting any Eurodollar Rate Advance, any Eurodollar Rate Loans, its obligation to make Eurodollar Rate Advances or this Agreement, or shall otherwise affect any of the same;

and the result of any of the foregoing, as determined in good faith by such Lender, increases the cost to such Lender or its Eurodollar Lending Office of making or maintaining any Eurodollar Rate Advance or in respect of any Eurodollar Rate Advance, any Eurodollar Rate Loans or its obligation to make Eurodollar Rate Advances or reduces the amount of any sum received or receivable by such Lender or its Eurodollar Lending Office with respect to any Eurodollar Rate Advance, any Eurodollar Rate Loans or its obligation to make Eurodollar Rate Advances (assuming such Lender’s Eurodollar Lending Office had funded 100% of its Eurodollar Rate Advance in the Designated Eurodollar Market), then, within five (5) Banking Days after demand by such Lender (with a copy to the Agent), Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction (determined as though such Lender’s Eurodollar Lending Office had funded 100% of its Eurodollar Rate Advance in the Designated Eurodollar Market); provided that Borrower shall not be obligated to pay any such amount unless such Lender is charging similar amounts to similarly situated Borrowers and provided further that Borrower shall not be obligated to pay any such amount which arose prior to the date which is ninety (90) days preceding the date of such demand or is attributable to periods prior to the date which is ninety (90) days preceding the date of such demand (except to the extent of any retroactive application of the law, rule, regulation or guideline (or similar) giving rise to such demand). A statement of any Lender claiming compensation under this subsection shall be conclusive in the absence of manifest error. If a Lender requests compensation pursuant to this Section 3.6(b), Borrower may replace such Lender or such Issuing Lender in accordance with Section 11.26.

(c)    If, after the date hereof, any Lender shall, in its good faith opinion, determine that any Law has made it unlawful or impossible (or that any Governmental Agency has asserted that it is unlawful) for such Lender or its Eurodollar Lending Office to make, maintain or fund its portion of any Eurodollar Rate Loan or to determine or charge interest rates based upon the Eurodollar Rate, or any Law or Governmental Agency has materially restricted the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the Designated Eurodollar Market, and such Lender shall so notify the Agent, then (A) such Lender’s obligation to make or continue Eurodollar Rate Advances shall be suspended and (B) if such notice asserts the illegality of such Lender making or maintaining Alternate Base Rate Advances the interest rate on which is determined by reference to the Eurodollar Rate component of the Alternate Base Rate, the interest rate on which Alternate Base Rate Advances of such Lender, shall, if necessary to avoid such illegality, be determined by the Agent without reference to the Eurodollar Rate component of the Alternate Base Rate, in each case for the duration of such illegality or impossibility, and the Agent forthwith shall give notice thereof to the other Lenders and Borrower. Upon receipt of such notice, (I) the outstanding principal amount of such Lender’s Eurodollar Rate Advances, together with accrued interest thereon, automatically shall be converted to Alternate Base Rate Advances (the interest rate on which Alternate Base Rate Advances of such Lender shall, if necessary to avoid such illegality, be determined by the Agent without reference to the Eurodollar Rate component of the Alternate Base Rate) on either (1) the last day of the Eurodollar Period(s) applicable to such Eurodollar Rate Advances if such Lender may lawfully continue to maintain and fund such Eurodollar Rate Advances to such day(s) or (2) immediately if such Lender may not lawfully continue to fund and maintain such Eurodollar Rate Advances to such day(s), provided that in such event the conversion shall not be subject to payment of a prepayment fee under Section 3.6(e) and (II) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Each Lender agrees to endeavor promptly to notify Borrower of any event of which it has actual knowledge, occurring after the Closing Date, which will cause that Lender to notify the Agent under this Section, and agrees to designate a different Eurodollar Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender. In the event that any Lender is unable, for the reasons set forth above, to make, maintain or fund its portion of any Eurodollar Rate Loan, such Lender shall fund such amount as an Alternate Base Rate Advance for the same period of time, and such amount shall be treated in all respects as an Alternate Base Rate Advance. If a Lender provides a notice pursuant to this Section 3.6(c), Borrower may replace such Lender or such Issuing Lender in accordance with Section 11.26. Any Lender whose obligation to make Eurodollar Rate Advances has been suspended under this Section shall thereafter promptly notify the Agent and Borrower of any cessation of the Special Eurodollar Circumstance which gave rise to such suspension.

(d)    If, with respect to any proposed Eurodollar Rate Loan or a conversion to or continuation thereof:

(1)    the Agent reasonably determines that, by reason of circumstances affecting the Designated Eurodollar Market generally that are beyond the reasonable control of the Lenders, (A) deposits in Dollars (in the applicable amounts) are not being offered to any Lender in the Designated Eurodollar Market for the applicable Eurodollar Period or (B) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Eurodollar Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Alternate Base Rate Loan (in each case with respect to clause (A), “Impacted Loans”); or

(2)    the Requisite Lenders advise the Agent that the Eurodollar Rate as determined by the Agent (i) does not represent the effective pricing to such Lenders for deposits in Dollars in the Designated Eurodollar Market in the relevant amount for the applicable Eurodollar Period, or (ii) will not adequately and fairly reflect the cost to such Lenders of making the applicable Eurodollar Rate Advances;

then the Agent forthwith shall give notice thereof to Borrower and the Lenders, whereupon until the Agent notifies Borrower that the circumstances giving rise to such suspension no longer exist, (x) the obligation of the Lenders to make any future Eurodollar Rate Advances shall be suspended (to the extent of the affected Eurodollar Rate Loans or Eurodollar Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Alternate Base Rate, the utilization of the Eurodollar Rate component in determining the Alternate Base Rate shall be suspended, in each case until the Agent (upon the instruction of the Requisite Lenders) revokes such notice. Upon receipt of such notice, Borrower may revoke any pending request for a borrowing of, conversion to or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Eurodollar Periods) or, failing that, will be deemed to have converted such request into a request for a borrowing of Alternate Base Rate Loans in the amount specified therein.

Notwithstanding the foregoing, if the Agent has made the determination described in clause (d)(1) of this Section, the Agent, in consultation with Borrower and the affected Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (i) the Agent revokes the notice delivered with respect to the Impacted Loans under this Section, (ii) the Requisite Lenders notify Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (iii) any Lender determines that any Law has made it unlawful, or that any Governmental Agency has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Agency has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Agent and Borrower written notice thereof.

(e)    Upon conversion, payment or prepayment of any Eurodollar Rate Advance (other than as the result of a conversion required under Section 3.6(c)) on a day other than the last day in the applicable Eurodollar Period (whether voluntarily, involuntarily, by reason of acceleration, or otherwise), or upon the failure of Borrower (for a reason other than the breach by a Lender of its obligation pursuant to Section 2.1(a) to make an Advance) to prepay, borrow, continue or convert on the date or in the amount specified for a Eurodollar Rate Loan in any Request for Loan after such Request for Loan has become irrevocable, Borrower shall pay to the appropriate Lender within five (5) Banking Days after demand a prepayment fee or failure to borrow fee, as the case may be (determined as though 100% of the Eurodollar Rate Advance had been funded in the Designated Eurodollar Market) equal to the sum of:

(1)    $250; plus

(2)    the amount, if any, by which (i) the additional interest would have accrued on the amount prepaid or not borrowed at the Eurodollar Rate plus the Applicable Margin if that amount had remained or been outstanding through the last day of the applicable Eurodollar Period exceeds (ii) the interest that the Lender could recover by placing such amount on deposit in the Designated Eurodollar Market for a period beginning on the date of the prepayment or failure to borrow and ending on the last day of the applicable Eurodollar Period (or, if no deposit rate quotation is available for such period, for the most comparable period for which a deposit rate quotation may be obtained); plus

(3)    all out-of-pocket expenses incurred by the Lender reasonably attributable to such payment, prepayment or failure to borrow.

Each Lender’s determination of the amount of any prepayment fee payable under this Section shall be conclusive in the absence of manifest error.

(f)    Each Lender agrees to endeavor promptly to notify Borrower of any event of which it has actual knowledge, occurring after the Closing Date, which will entitle such Lender to compensation pursuant to clause (a) or clause (b) of this Section. If any Lender requests compensation pursuant to clause (a) or clause (b) of this Section, or if any Lender gives a notice pursuant to clause (c) of this Section, such Lender agrees to designate a different Eurodollar Lending Office if such designation will avoid the need for or reduce the amount of such compensation or would eliminate the need for the notice pursuant to clause (c) of this Section, as applicable, and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender. Any request for compensation by a Lender under this Section shall set forth the basis upon which it has been determined that such an amount is due from Borrower, a calculation of the amount due, and a certification that the corresponding costs have been incurred by the Lender. Borrower may replace such Lender by notifying such Lender, within five (5) Banking Days after demand of such Lender, of Borrower’s intention to replace such Lender and Borrower shall then replace such Lender by causing such Lender to assign its Commitments to one or more other then-existing Lenders or to another Eligible Assignee reasonably satisfactory to the Agent within forty-five (45) days after demand of such Lender.in accordance with Section 11.26.

3.7    Late Payments. If any installment of principal or interest or any fee or cost or other amount payable under any Loan Document to the Agent, the Issuing Lender or any Lender is not paid when due, it shall thereafter bear interest at the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including, without limitation, interest on past due interest) shall be compounded monthly, on the last day of each calendar month, to the fullest extent permitted by applicable Laws.

3.8    Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

(a)    Computation of Interest and Fees. All computations of interest for Alternate Base Rate Loans (including Alternate Base Rate Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made; interest shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid. Any Loan that is repaid on the same day on which it is made shall bear interest for one day. Notwithstanding anything in this Agreement to the contrary, interest in excess of the maximum amount permitted by applicable Laws shall not accrue or be payable hereunder or under the Notes, and any amount paid as interest hereunder or under the Notes which would otherwise be in excess of such maximum permitted amount shall instead be treated as a payment of principal.

(b)    Financial Statement Adjustments or Restatements. If, as a result of any restatement of or other adjustment to the financial statements of Borrower and its Restricted Subsidiaries or for any other reason, Borrower, or the Lenders determine that (i) the Total Leverage Ratio as calculated by Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Total Leverage Ratio would have resulted in higher pricing for such period, Borrower shall immediately and retroactively be obligated to pay to the Agent for the account of the applicable Lenders or the Issuing Lender, as the case may be, promptly on demand by the Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Agent, any Lender or the Issuing Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Agent, any Lender or the Issuing Lender, as the case may be, under any other provision of this Agreement to payment of any Secured Obligations hereunder at the Default Rate. Borrower’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Secured Obligations hereunder.

3.9    Non-Banking Days. If any payment to be made by Borrower or any other Loan Party under any Loan Document shall come due on a day other than a Banking Day, payment shall instead be considered due on the next succeeding Banking Day and the extension of time shall be reflected in computing interest and fees.

3.10    Manner and Treatment of Payments.

(a)    All payments to be made by Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Each payment hereunder (except as otherwise expressly provided herein) or on the Notes or under any other Loan Document shall be made to the Agent at the Agent’s Office in Dollars for the account of each of the Lenders or the Agent, as the case may be, in immediately available funds not later than 11:00 a.m. on the day of payment (which must be a Banking Day). All payments received after such time, on any Banking Day, shall be deemed received on the next succeeding Banking Day. The amount of all payments received by the Agent for the account of each Lender shall be promptly paid by the Agent to the applicable Lender in immediately available funds and, if such payment was received by the Agent by 11:00 a.m. on a Banking Day and not so made available to the account of a Lender on that Banking Day, the Agent shall reimburse that Lender for the cost to such Lender of funding the amount of such payment at the Federal Funds Rate. All payments shall be made in lawful money of the United States.

(b)    Except to the extent provided in Sections 3.5 and 3.6(f), each payment or prepayment on account of any Loan shall be applied pro rata according to the outstanding Advances made by each Lender comprising such Loan.

(c)    Each Lender shall use its best efforts to keep a record (in writing or by an electronic data entry system) of Advances made by it and payments received by it with respect to each of its Notes. Subject to Section 11.8(c), such record shall, as against Borrower, be presumptive evidence of the amounts owing. Notwithstanding the foregoing sentence, the failure by any Lender to keep such a record shall not affect Borrower’s obligation to pay the Obligations.

3.11    Taxes.

(a)    Issuing Lender. For purposes of this Section 3.11, the term “Lender” includes any Issuing Lender.

(b)    Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Agency in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)    Payment of Other Taxes by Borrower. Borrower shall timely pay to the relevant Governmental Agency in accordance with applicable law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.

(d)    Indemnification by Borrower. Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Agency. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Agent within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that Borrower has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.8 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Agency. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this subsection (e).

(f)    Evidence of Payments. As soon as practicable after any payment of Taxes by Borrower to a Governmental Agency pursuant to this Section 3.11, Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Agency evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(g)    Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and the Agent, at the time or times reasonably requested by Borrower or the Agent, such properly completed and executed documentation reasonably requested by Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or the Agent as will enable Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.11(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)    Without limiting the generality of the foregoing:

(A)    any Lender that is a U.S. Person shall deliver to Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Agent), executed originals of IRS Form W-9 (or successor form) certifying that such Lender is not subject to U.S. federal backup withholding tax;

(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and to the extent it is legally entitled to do so, from time to time thereafter upon the reasonable request of Borrower or the Agent), whichever of the following is applicable:

(i)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-8BEN-E (or successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E (or successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)    executed originals of IRS Form W-8ECI (or successor form);

(iii)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit N-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E (or successor form);

(iv)    to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY (or successor form), accompanied by IRS Form W-8ECI (or successor form), IRS Form W-8BEN or W-8BEN-E (or successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit N-2 or Exhibit N-3, IRS Form W-9 (or successor form), and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit N-4 on behalf of each such direct and indirect partner; or

(v)    in all other cases, executed originals of IRS Form W-8BEN or W-8BEN-E (or successor form).

(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or the Agent to determine the withholding or deduction required to be made; and

(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or the Agent as may be necessary for Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and the Agent in writing of its legal inability to do so.

The Agent shall be subject to this Section 3.11(g), and shall deliver to Borrower any required forms described above, as if it were a Lender.

(h)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.11 (including by the payment of additional amounts pursuant to this Section 3.11), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Agency with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Agency) in the event that such indemnified party is required to repay such refund to such Governmental Agency. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)    Survival. Each party’s obligations under this Section 3.11 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all Obligations under any Loan Document.

(j)    Mitigation. If any Lender requires Borrower to pay any Indemnified Taxes or additional amounts to any Lender, the Issuing Lender, or any Governmental Agency for the account of any Lender or the Issuing Lender pursuant to this Section 3.11, such Lender or the Issuing Lender, as applicable, agrees (at the request of Borrower) to use reasonable efforts to designate a different Lending Office if such designation (1) would eliminate or reduce amounts payable pursuant to this Section 3.11, in the future and (2) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. If Borrower is required to pay any Indemnified Taxes or additional amounts pursuant to this Section 3.11, Borrower may replace such Lender or such Issuing Lender in accordance with Section 11.26.

3.12    Funding Sources. Nothing in this Agreement shall be deemed to obligate any Lender to obtain the funds for any Loan or Advance in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan or Advance in any particular place or manner.

3.13    Failure to Charge Not Subsequent Waiver. Any decision by the Agent or any Lender not to require payment of any interest (including interest arising under Section 3.7) fee, cost or other amount payable under any Loan Document, or to calculate any amount payable by a particular method, on any occasion shall in no way limit or be deemed a waiver of the Agent’s or such Lender’s right to require full payment of any interest (including interest arising under Section 3.7), fee, cost or other amount payable under any Loan Document, or to calculate an amount payable by another method that is not inconsistent with this Agreement, on any other or subsequent occasion.

3.14    Agent’s Right to Assume Payments Will be Made. Unless the Agent shall have been notified by Borrower prior to the date on which any payment to be made by Borrower hereunder is due that Borrower does not intend to remit such payment, the Agent may, in its discretion, assume that Borrower has remitted such payment when so due and the Agent may, in its discretion and in reliance upon such assumption, make available to each Lender on such payment date an amount equal to such Lender’s or Issuing Lender’s share of such assumed payment. If Borrower has not in fact remitted such payment to the Agent, each Lender or Issuing Lender, as the case may be, shall forthwith on demand repay to the Agent the amount of such assumed payment made available to such Lender or Issuing Lender, together with interest thereon in respect of each day from and including the date such amount was made available by the Agent to such Lender to the date such amount is repaid to the Agent at the Federal Funds Rate.

3.15    Fee Determination Detail. The Agent, and any Lender, shall provide reasonable detail to Borrower regarding the manner in which the amount of any payment to the Agent and the Lenders, or that Lender, under Article 3 has been determined, concurrently with demand for such payment.

3.16    Survivability. All of Borrower’s obligations under Sections 3.5 and 3.6 shall survive for the ninety (90) day period following the date on which the Commitments are terminated and all Loans hereunder are fully paid, and Borrower shall remain obligated thereunder for all claims under such Sections made by any Lender to Borrower prior to the expiration of such period to the extent provided in such Sections.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to the Lenders that:

4.1    Existence and Qualification; Power; Compliance With Laws. Borrower is a corporation duly formed, validly existing and in good standing under the Laws of Delaware. Borrower is duly qualified or registered to transact business and is in good standing in California and each other jurisdiction in which the conduct of its business or the ownership or leasing of its Properties makes such qualification or registration necessary, except where the failure so to qualify or register and to be in good standing would not constitute a Material Adverse Effect. Borrower has all requisite power and authority to conduct its business and to own and lease its Properties, except where the failure to have such power and authority would not constitute a Material Adverse Effect. Borrower has the requisite corporate power and authority to execute and deliver each Loan Document to which it is a party and to perform its Obligations. The chief executive office of Borrower is located in California. Borrower is in compliance with all Laws and other legal requirements applicable to its business, has obtained all authorizations, consents, approvals, orders, licenses and permits from, and has accomplished all filings, registrations and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Agency that are necessary for the transaction of its business, except where the failure so to comply, obtain authorizations, consents, approvals, orders, licenses and permits or file, register, qualify or obtain exemptions does not constitute a Material Adverse Effect.

4.2    Authority; Compliance With Other Agreements and Instruments and Government Regulations. The execution, delivery and performance by Borrower and the Subsidiary Guarantors (if any) of the Loan Documents to which it is a party have been duly authorized by all necessary corporate or limited liability company action, and do not and will not:

(a)    Require any consent or approval not heretofore obtained of any partner, director, stockholder, security holder or creditor of such Loan Party;

(b)    Violate or conflict with any provision of such Loan Party’s certificate of incorporation or bylaws or equivalent charter documents, as applicable;

(c)    Result in or require the creation or imposition of any Lien (other than pursuant to the Loan Documents) or Rights of Others (other than Permitted Encumbrances) upon or with respect to any Property now owned or leased or hereafter acquired by such Loan Party;

(d)    Violate any Requirement of Law applicable to such Loan Party in any respect that constitutes a Material Adverse Effect;

(e)    Result in a breach of or constitute a default under, or cause or permit the acceleration of any obligation owed under, any indenture or loan or credit agreement or any other Contractual Obligation to which such Loan Party is a party or by which such Loan Party or any of its Property is bound or affected in any respect that constitutes a Material Adverse Effect; and such Loan Party is not in violation of, or default under, any Requirement of Law or Contractual

Obligation, or any indenture, loan or credit agreement described in Section 4.2(e), in any respect that constitutes a Material Adverse Effect.

4.3    No Governmental Approvals Required. Except as previously obtained or made and as provided in Section 9.2(e), no authorization, consent, approval, order, license or permit from, or filing, registration or qualification with, any Governmental Agency is or will be required to authorize or permit under applicable Laws the execution, delivery and performance by Borrower or any Subsidiary Guarantor of the Loan Documents to which it is a party (except where the failure to do so does not constitute a Material Adverse Effect).

4.4    Subsidiaries.

(a)    Schedule 4.4 hereto correctly sets forth the names, form of legal entity, number of shares of capital stock issued and outstanding (where applicable), number of capital shares owned by Borrower or a Restricted Subsidiary of Borrower (specifying such owner) (where applicable) and jurisdictions of organization of all Restricted Subsidiaries of Borrower as of the Second Amendment Effective Date and specifies which (if any) thereof as of the Second Amendment Effective Date is a Significant Subsidiary and specifies which (if any) Subsidiaries of Borrower as of the Second Amendment Effective Date are Unrestricted Subsidiaries. As of the Second Amendment Effective Date, except as described in Schedule 4.4, Borrower does not own any Equity Interest or debt security which is convertible, or exchangeable, for Equity Interest in any Person. As of the Second Amendment Effective Date, unless otherwise indicated in Schedule 4.4, all of the outstanding Equity Interests of each Restricted Subsidiary are owned of record and beneficially by Borrower, there are no outstanding options, warrants or other rights to purchase Equity Interests of any such Restricted Subsidiary, and all issued and outstanding Equity Interests that are so owned are duly authorized, validly issued, fully paid and non-assessable, and were issued in compliance with all applicable state and federal securities and other Laws, and are free and clear of all Liens, except for Liens permitted under Section 6.9.

(b)    Each Restricted Subsidiary listed in Schedule 4.4 is a legal entity of the type described in Schedule 4.4 duly formed, validly existing and (where applicable) in good standing under the Laws of its jurisdiction of organization, is duly qualified to do business as a foreign organization and is in good standing as such in each jurisdiction in which the conduct of its business or the ownership or leasing of its Properties makes such qualification necessary (except, in each case, where the failure to be so duly qualified and in good standing does not constitute a Material Adverse Effect), and has all requisite power and authority to conduct its business and to own and lease its Properties (except where the failure to have such power and authority would not constitute a Material Adverse Effect).

(c)    Each Restricted Subsidiary is in compliance with all Laws and other requirements applicable to its business and has obtained all authorizations, consents, approvals, orders, licenses, and permits from, and each such Restricted Subsidiary has accomplished all filings, registrations, and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Agency that are necessary for the transaction of its business, except where the failure to be in such compliance, obtain such authorizations, consents, approvals, orders, licenses, and permits, accomplish such filings, registrations, and qualifications, or obtain such exemptions, does not constitute a Material Adverse Effect.

4.5    Financial Statements. Borrower has furnished to the Lenders (a) the audited consolidated financial statements of Borrower for the Fiscal Year ended March 29, 2013, and (b) the unaudited consolidated financial statements of Borrower for the Fiscal Quarter ended October 4, 2013.

The financial statements described in the preceding sentence fairly present in all material respects the consolidated financial condition and results of operations of Borrower as of such dates and for such periods in conformity in all material respects with GAAP consistently applied, subject, in the case of unaudited financial statements only, to normal year-end accruals and audit adjustments and the absence of footnotes.

4.6    No Other Liabilities; No Material Adverse Changes. As of the Closing Date, Borrower and its Restricted Subsidiaries do not have any material liability or material contingent liability required under GAAP to be reflected or disclosed, and not reflected or disclosed, in the balance sheet described in Section 4.5(b), other than liabilities and contingent liabilities arising in the ordinary course of business since the date of such financial statements. No circumstance or event has occurred that has had, or would reasonably be expected to have, a Material Adverse Effect since March 31, 2018.

4.7    Intentionally Deleted.

4.8    Intangible Assets. Borrower and its Restricted Subsidiaries own, or possess the right to use to the extent necessary in their respective businesses, all material trademarks, trade names, copyrights, patents, patent rights, computer software, licenses and other Intangible Assets that are used in the conduct of their businesses as now operated, and no such Intangible Asset, to the best knowledge of Borrower, conflicts with the valid trademark, trade name, copyright, patent, patent right or Intangible Asset of any other Person to the extent that such conflict constitutes a Material Adverse Effect. Except as set forth in Schedule 4.8, Borrower has not used any trade name, trade style or “dba” during the five year period ending on the Closing Date.

4.9    Use of Proceeds. The proceeds of the Loans are intended to be and shall be used solely for the purposes set forth in and permitted by Section 5.9 and not in violation of this Agreement.

4.10    Litigation. Except for (a) any matter fully covered as to subject matter and amount (subject to applicable deductibles and retentions) by insurance for which the insurance carrier has not asserted lack of subject matter coverage or reserved its right to do so, (b) any matter, or series of related matters, involving a claim against Borrower or any of its Restricted Subsidiaries of less than $25,000,000, (c) matters of an administrative nature not involving a claim or charge against Borrower or any of its Restricted Subsidiaries and (d) matters set forth in Schedule 4.10, there are no actions, suits, proceedings or investigations pending as to which Borrower or any of its Restricted Subsidiaries have been served or have received notice against or affecting Borrower or any of its Restricted Subsidiaries or any Property of any of them before any Governmental Agency which could reasonably be expected to have a Material Adverse Effect.

4.11    Binding Obligations. Each of the Loan Documents to which Borrower and any Subsidiary Guarantor is a party will, when executed and delivered by such Loan Party, constitute the legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, except as enforcement may be limited by Debtor Relief Laws or equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion.

4.12    EEA Financial Institutions. No Loan Party is an EEA Financial Institution.

4.13    ERISA.

(a)    With respect to each Pension Plan:

(i)    such Pension Plan complies in all material respects with ERISA and any other applicable Laws to the extent that noncompliance constitutes a Material Adverse Effect;

(ii)    such Pension Plan has not incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA) that constitutes a Material Adverse Effect;

(iii)    no “reportable event” (as defined in Section 4043 of ERISA, but excluding such events as to which the PBGC has by regulation waived the requirement therein contained that it be notified within thirty days of the occurrence of such event) has occurred that constitutes a Material Adverse Effect; and

(iv)    neither Borrower nor any of its Restricted Subsidiaries has engaged in any non-exempt “prohibited transaction” (as defined in Section 4975 of the Code) that constitutes a Material Adverse Effect.

(b)    Neither Borrower nor any of its Restricted Subsidiaries has incurred or expects to incur any withdrawal liability to any Multiemployer Plan that constitutes a Material Adverse Effect.

4.14    Regulation U; Investment Company Act. No part of the proceeds of any Loan hereunder will be used to purchase or carry, or to extend credit to others for the purpose of purchasing or carrying, any Margin Stock in violation of Regulation U. Neither Borrower nor any of its Restricted Subsidiaries is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

4.15    Disclosure. No written agreement, documents, certificates, written statements or other correspondence made or executed by a Senior Officer and delivered, provided or otherwise made available to the Agent, the Issuing Lender or any Lender in connection with this Agreement, or in connection with any Loan, as of the date thereof contained any untrue statement of a material fact or omitted a material fact necessary to make the statement made not misleading in light of the circumstances existing at the date the statement was made; it being understood and agreed that this representation and warranty shall not apply to any Projections, pro forma financial information, forecasts or forecast assumptions delivered, provided or otherwise made available to the Agent or any Lender. As of the Fourth Amendment Effective Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

4.16    Tax Liability. Borrower and its Restricted Subsidiaries have filed all federal and state income tax returns and any other material tax returns which are required to be filed, and have paid, or made provision for the payment of, all taxes with respect to the periods, Property or transactions covered by said returns, or pursuant to any assessment received by Borrower or any of its Restricted Subsidiaries, except (a) such taxes, if any, as are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established and maintained and (b) immaterial taxes so long as no material Property of Borrower or any of its Restricted Subsidiaries is at impending risk of being seized, levied upon or forfeited as a result of the non-payment thereof.

4.17    Projections. As of the Closing Date, to the best knowledge of Borrower, the assumptions set forth in the Projections are reasonable and consistent with each other and with all facts known to Borrower, and the Projections are reasonably based on such assumptions. Nothing in this

Section 4.17 shall be construed as a representation or covenant that the Projections in fact will be achieved.

4.18    Hazardous Materials. Except as described in Schedule 4.18, (a) neither Borrower nor any of its Restricted Subsidiaries at any time has disposed of, discharged, released or threatened the release of any Hazardous Materials on, from or under the Real Property in violation of any Hazardous Materials Law that would individually or in the aggregate constitute a Material Adverse Effect, (b) to the best knowledge of Borrower, no condition exists that violates any Hazardous Materials Law affecting any Real Property except for such violations that would not individually or in the aggregate constitute a Material Adverse Effect, (c) no Real Property or any portion thereof is or has been utilized by Borrower or any of its Restricted Subsidiaries as a site for the manufacture of any Hazardous Materials in violation of any Hazardous Materials Law and (d) to the extent that any Hazardous Materials are used, generated or stored by Borrower or any of its Restricted Subsidiaries on any Real Property, or transported to or from such Real Property by Borrower or any of its Restricted Subsidiaries, such use, generation, storage and transportation are in compliance with all Hazardous Materials Laws except for such non-compliance that would not constitute a Material Adverse Effect or be materially adverse to the interests of the Lenders.

4.19    Security Interests. Except as otherwise provided in the Security Agreements and subject to Section 9.2(e), (a) each Security Agreement will create a valid first priority security interest in the Collateral described therein securing the Secured Obligations (subject only to Liens permitted by Section 6.9 and to such qualifications and exceptions as are contained in the Uniform Commercial Code with respect to the priority of security interests perfected by means other than the filing of a financing statement or with respect to the creation of security interests in Property to which Division 9 of the Uniform Commercial Code does not apply), and (b) all actions necessary to perfect the security interests so created have been taken and completed, other than any filings and recordings to be made as of the Closing Date (and upon the making of such filings and recordation the security interests so created shall be perfected).

4.20    Solvency. After giving effect to this Agreement and the other Loan Documents (including after giving effect to the initial Advances under this Agreement), Borrower will be Solvent.

4.21    Anti-Corruption Laws, AML Laws and Sanctions. Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance in all material respects by Borrower, its Subsidiaries and their respective directors, officers, employees and agents with AML Laws, Anti-Corruption Laws and applicable Sanctions, and Borrower, its Subsidiaries and their respective officers and directors and to the knowledge of Borrower its employees and agents, are in compliance with AML Laws, Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in Borrower being designated as a Sanctioned Person. None of (a) Borrower, any Subsidiary or to the knowledge of Borrower or such Subsidiary any of their respective directors, officers or employees, or (b) to the knowledge of Borrower, any agent of Borrower or any Subsidiary that will act in direct connection with the credit facility established hereby, is a Sanctioned Person. No Advance or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate any AML Laws, Anti-Corruption Law or applicable Sanctions.

4.22    Patriot Act. Borrower is in compliance in all material respects with the disclosure requirements set forth in Section 11.24.

4.23    Communications Licenses. The list on Schedule 4.23 includes all material Communications Licenses that are held by Borrower and its Restricted Subsidiaries and are necessary for the provision of their consumer satellite broadband service in the United States as of the Closing Date.

Other than as specifically set forth on Schedule 4.23, Borrower and its Restricted Subsidiaries hold all Communications Licenses that they are required to hold for the provision of their consumer broadband service in the United States as of the Closing Date, except for any Communications Licenses the failure of which to be so held would not reasonably be expected to have a Material Adverse Effect. Each Communications License listed on Schedule 4.23 is in full force and effect, and neither Borrower nor any such Restricted Subsidiary has received any written notice of proceedings relating to the revocation or adverse modification of any such Communications License listed on Schedule 4.23, except in either case for matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No event has occurred that, after notice or lapse of time, would reasonably be expected to allow the revocation or adverse modification of any Communications License listed on Schedule 4.23, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Borrower and its Restricted Subsidiaries have entered into all international frequency coordination agreements necessary to operate the ViaSat-1 Satellite as currently operated, except to the extent the failure to enter into such agreements, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

ARTICLE 5

AFFIRMATIVE COVENANTS

(OTHER THAN INFORMATION AND REPORTING REQUIREMENTS)

So long as any Advance remains unpaid, or any other Obligation remains unpaid (other than contingent indemnification obligations for which no claim has been made), or any portion of any Commitment remains in force or any Letter of Credit is outstanding, Borrower shall, and shall cause its Restricted Subsidiaries to:

5.1    Payment of Taxes and Other Potential Liens. Pay and discharge promptly all taxes, assessments and governmental charges or levies imposed upon any of them, upon their respective Property or any part thereof and upon their respective income or profits or any part thereof, except that Borrower and its Restricted Subsidiaries shall not be required to pay or cause to be paid (a) any tax, assessment, charge or levy that is not yet past due, or is being contested in good faith by appropriate proceedings so long as the relevant entity has established and maintains adequate reserves for the payment of the same or (b) any immaterial tax, assessment, charge or levy so long as no material Property of Borrower or any of its Restricted Subsidiaries is at impending risk of being seized, levied upon or forfeited as a result of the non-payment thereof.

5.2    Preservation of Existence. Preserve and maintain their respective existences in the jurisdiction of their formation and all material authorizations, rights, franchises, privileges, consents, approvals, orders, licenses, permits, or registrations from any Governmental Agency that are necessary for the transaction of their respective business and qualify and remain qualified to transact business in each jurisdiction in which such qualification is necessary in view of their respective business or the ownership or leasing of their respective Properties except in each such case (a) a merger or consolidation permitted by Section 6.3, a Disposition permitted by Section 6.2 or as otherwise permitted by this Agreement and (b) where the failure to do so would not constitute a Material Adverse Effect. Notwithstanding the foregoing, Borrower may liquidate, wind up or dissolve any Restricted Subsidiary that does not constitute a Significant Subsidiary if such liquidation, winding up or dissolution would not have a Material Adverse Effect.

5.3    Maintenance of Properties. Maintain, preserve and protect all of their respective Properties in good order and condition, subject to wear and tear in the ordinary course of business, and not permit any waste of their respective Properties, except that the failure to maintain, preserve and protect a particular item of Property that is at the end of its useful life or obsolete if the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, shall not constitute a violation of this covenant.

5.4    Maintenance of Insurance

(a)    General. Maintain liability, casualty, workers’ compensation and other insurance (subject to customary deductibles and retentions) with responsible insurance companies in such amounts and against such risks as is carried by responsible companies engaged in similar businesses and owning similar assets in the general areas in which Borrower and its Restricted Subsidiaries operate. Schedule 5.4 lists as of the Closing Date all insurance of any nature maintained for current occurrences by Borrower and each of its Restricted Subsidiaries, as well as a summary of the terms of such insurance. Borrower shall deliver to the Agent endorsements to all of its and its Restricted Subsidiaries’ (a) “All Risk” and business interruption insurance policies naming the Agent, for the benefit of the Agent and the Lenders, as a loss payee, and (b) general liability and other liability policies naming the Agent, for the benefit of the Agent and the Lenders, as an additional insured. All policies of insurance on real and personal property will include an endorsement, in form and substance acceptable to the Agent, showing loss payable to the Agent, for the benefit of the Agent and the Lenders, (Form 438 BFU or equivalent) and extra expense and business interruption endorsements. Such endorsement, or an independent instrument furnished to the Agent, will provide that the insurer will give at least 10 days’ prior written notice to the Agent before any such policy or policies of insurance shall be altered or canceled.

(b)    Satellite Insurance.

(1)    Deliver a Certificate of Borrower to the Agent within 120 days after the end of each Fiscal Year certifying that, subject to Section 5.4(b)(3), Borrower and each other Loan Party have obtained and have in full force and effect:

(i)    with respect to each Covered Satellite for which the risk of loss passes to Borrower or such other Loan Party at or before launch, launch insurance with respect to each such Covered Satellite covering the launch of such Covered Satellite and a period of time thereafter in an amount not less than the aggregate of the purchase price of such Covered Satellite, the purchase price of launch services therefor (other than for risks borne by the relevant satellite manufacturer or by the relevant launch services provider pursuant to any launch risk guarantee) and the premium payable for such insurance; provided that such launch insurance is available for a price, in an amount and on other terms and conditions that are, in the reasonable determination of Borrower, commercially reasonable; and

(ii)    at all times subsequent to the later of (x) initial completion of in-orbit testing and (y) the coverage period of launch insurance described in clause (i) above, In-Orbit Insurance with respect to such Covered Satellites other than Excluded Satellites in an amount not less than the Aggregate In-Orbit Insurance Amount (with the allocation of such insurance among such Covered Satellites being in Borrower’s discretion).

(2)    Insurance policies required by Section 5.4(b)(1), shall:

(i)    contain no exclusions other than:

(A)    Acceptable Exclusions, and

(B)    such specific exclusions applicable to the performance of the Covered Satellite being insured as are reasonably acceptable to Borrower in order to obtain insurance for a price that is, and on other terms and conditions that are, commercially reasonable;

(ii)    provide coverage on an all-risks basis for loss of and damage to the Covered Satellite, subject to the exclusions specified above; and

(iii)    name the Agent as an additional insured and loss payee.

(3)    For any Covered Satellite, in lieu of In-Orbit Insurance, Borrower or such Loan Party may, at its option, maintain In-Orbit Spare Capacity in which event such Covered Satellite (or portion, as applicable) shall be deemed to be insured for the percentage of the Covered Satellite’s (or applicable portion’s) net book value for which In-Orbit Spare Capacity is available. In the event of any loss, damage or failure affecting a Covered Satellite or the expiration and non-renewal of an insurance policy for a Covered Satellite resulting from a claim of loss under such policy that causes a failure to comply with Section 5.4(b)(1)(ii), Borrower and the other Loan Parties shall be deemed to be in compliance with Section 5.4(b)(1)(ii) for the 120 days immediately following such loss, damage or failure or policy expiration or non-renewal, provided that Borrower or such other Loan Party, as the case may be, procures such In-Orbit Insurance or provides such In-Orbit Spare Capacity as necessary to comply with Section 5.4(b)(1)(ii) within such 120-day period.

5.5    Compliance With Laws. Comply with all Requirements of Law noncompliance with which constitutes a Material Adverse Effect, except that Borrower and its Restricted Subsidiaries need not comply with a Requirement of Law then being contested by any of them in good faith by appropriate proceedings. Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance in all material respects by Borrower, its Subsidiaries and their respective directors, officers, employees and agents with AML Laws, Anti-Corruption Laws and applicable Sanctions.

5.6    Inspection Rights. Upon reasonable notice, at any time during regular business hours and as often as reasonably requested (but not so as to materially interfere with the business of Borrower or any of its Restricted Subsidiaries) permit the Agent, the Issuing Lender, or any Lender, or any authorized employee, agent or representative thereof, at their own cost and expense prior to the occurrence of an Event of Default, to examine, audit and make copies and abstracts from the records and books of account of, and to visit and inspect the Properties of, Borrower and its Restricted Subsidiaries and to discuss the affairs, finances and accounts of Borrower and its Restricted Subsidiaries with any of their officers, key employees, internal accountants and, following the occurrence of an Event of Default, independent accountants. The Agent or any Lender, or any authorized employee, agent or representative shall (i) comply with all sign-in procedures for visitors, (ii) observe all general and safety, security, and governmental regulations in effect at the site, and (iii) observe all rules regarding restricted areas and restricted information as required by the United States Department of Defense.

5.7    Keeping of Records and Books of Account. Keep adequate records and books of account reflecting all financial transactions in conformity in all material respects with GAAP, consistently applied, and in conformity in all material respects with all applicable requirements of any Governmental Agency having regulatory jurisdiction over Borrower and its Restricted Subsidiaries.

5.8    Compliance With Agreements. Promptly and fully comply with all Contractual Obligations to which any one or more of them is a party, except for any such Contractual Obligations (a) the performance of which would not cause a Default or Event of Default or (b) then being contested by any of them in good faith by appropriate proceedings or (c) if the failure to comply does not constitute a Material Adverse Effect.

5.9    Use of Proceeds. Use the proceeds of all Loans for working capital, capital expenditures, and any other lawful corporate purposes permitted hereunder, including, without limitation, refinancing or repayment of Indebtedness, Satellite Activities and Permitted Acquisitions; provided that, if, as of any date of determination, (a) the total amount of Unsubmitted Eligible Invoices of an ECA Borrower exceeds $50,000,000 as of such date, (b) the aggregate principal amount of outstanding Revolving Loans and Swing Line Advances exceeds 75% of the Revolving Commitments as of such date and (c) the Senior Secured Leverage Ratio, calculated on a Pro Forma Basis after giving effect to any Loan made on such date (including the use of proceeds thereof), exceeds 3.25 to 1.00, Borrower shall not be permitted to request any Revolving Loans and Swing Line Advances under this Agreement on such date to fund Capital Expenditures of an ECA Borrower that would otherwise be eligible for reimbursement by an ECA Lender. Use each Letter of Credit for the lawful corporate purposes of Borrower and its Restricted Subsidiaries.

5.10    Hazardous Materials Laws. Keep and maintain all Real Property and each portion thereof in compliance in all material respects with all applicable Hazardous Materials Laws, except to the extent that no Material Adverse Effect could reasonably be expected to result therefrom, and promptly notify the Agent in writing (attaching a copy of any pertinent written material) of (a) any and all material enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened in writing by a Governmental Agency pursuant to any applicable Hazardous Materials Laws, (b) any and all material claims made or threatened in writing by any Person against Borrower relating to damage, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Materials and (c) discovery by any Senior Officer of Borrower of any material occurrence or condition on any real Property adjoining or in the vicinity of such Real Property that could reasonably be expected to cause such Real Property or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use of such Real Property under any applicable Hazardous Materials Laws.

5.11    Designation of Subsidiaries. Borrower may at any time (a) designate any Unrestricted Subsidiary as a Restricted Subsidiary and (b) designate any existing or newly acquired or formed Restricted Subsidiary of Borrower as an Unrestricted Subsidiary, unless such Restricted Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any lien on any property of, any Loan Party or any other Restricted Subsidiary; provided that, (i) immediately before and after giving effect to any such designation, no Event of Default shall have occurred and be continuing, (ii) Borrower shall be in compliance with the financial covenants set forth in Sections 6.13 and 6.14 (and a certificate of a Senior Officer of Borrower setting forth the related calculations) and (iii) no Subsidiary may be designated as an Unrestricted Subsidiary if, after giving effect to such designation, it would be a “Restricted Subsidiary”, “guarantor” or “borrower” (or similar designation) for the purpose of any Indebtedness of Borrower or any of its Restricted Subsidiaries (provided that notwithstanding this subclause (iii) Viasat Brasil Participações Limitada, a limited liability company incorporated under the laws of Brazil (“Viasat Brazil”) and/or its Subsidiaries may be classified as “Restricted Subsidiaries” under the indenture governing the 2025 Senior Notes (or any Incremental Equivalent Indebtedness in the form of senior unsecured, secured or subordinated notes issued by Borrower) so long as Viasat Brazil and/or its Subsidiaries (as applicable) are not issuers of, guarantors of or otherwise contractually obligated with respect to, the 2025 Senior Notes (or such Incremental Equivalent Indebtedness, as applicable)). The designation of any Subsidiary as an Unrestricted Subsidiary after the Second Amendment Effective Date shall constitute an Investment by the applicable Loan Party or Restricted Subsidiary therein at the date of designation in an amount equal to the fair market value (as reasonably determined in good faith by a Senior Officer of Borrower) of such Loan Party’s or such Restricted Subsidiary’s (as applicable) Investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the applicable Loan Party or Restricted Subsidiary in such Unrestricted Subsidiary in an amount equal to the fair market value (as reasonably determined in good faith by a Senior Officer of Borrower) at the date of such designation of such Loan Party’s or such Restricted Subsidiary’s (as applicable) Investment in such Subsidiary. Any designation by Borrower pursuant to this Section 5.11 shall be evidenced to Agent by promptly delivering to Agent a certificate of a Responsible Official of Borrower giving effect to such designation and a certifying that such designation complies with the provisions of this Section 5.11. Notwithstanding the foregoing, any Unrestricted Subsidiary that has been re-designated as a Restricted Subsidiary may not be subsequently re-designated as an Unrestricted Subsidiary until at least two full Fiscal Quarters have passed since the date such Unrestricted Subsidiary was re-designated as a Restricted Subsidiary.

5.12    Future Restricted Subsidiaries; Additional Security Documentation.

(a)    Cause each future Significant Domestic Subsidiary to promptly execute and deliver to the Agent (x) no later than 10 Banking Days after the first Determination Date (as defined below) following the creation or acquisition of such Significant Domestic Subsidiary (including by way of division) or the date on which such Domestic Restricted Subsidiary becomes a Significant Domestic Subsidiary, or (y) in the case of a Significant Domestic Subsidiary created or acquired in connection with a Permitted Acquisition, no later than six (6) months after the consummation of such Permitted Acquisition, in each case (i) the Subsidiary Guaranty, the Subsidiary Pledge Agreement and the Subsidiary Security Agreement (or appropriate joinders thereto, as applicable), and, as may reasonably be requested by the Agent, landlord/mortgagee waivers (provided that, in the case of landlord/mortgagee waivers, if Borrower uses commercially reasonable efforts to obtain such waivers from the applicable counterparties thereto, Borrower’s obligations with respect to such waivers under this Section 5.12(a) shall be satisfied), and (ii) an opinion of counsel from counsel and in form and substance reasonably acceptable to the Agent.

(b)    Pledge to the Agent (for the benefit of the Secured Parties) pursuant to the Borrower Pledge Agreement (or, if applicable, a Significant Domestic Subsidiary to pledge to the Agent (for the benefit of the Secured Parties) pursuant to the Subsidiary Pledge Agreement) (x) no later than 10 Banking Days after the first Determination Date (as defined below) following the creation or acquisition of a first-tier Significant Foreign Subsidiary or a Significant Foreign Subsidiary Holdco or the date on which a first-tier Foreign Restricted Subsidiary becomes a Significant Foreign Subsidiary or a Foreign Subsidiary Holdco becomes a Significant Foreign Subsidiary Holdco, or (y) in the case of a first-tier Significant Foreign Subsidiary or a Significant Foreign Subsidiary Holdco created or acquired in connection with a Permitted Acquisition, no later than six (6) months after the consummation of such Permitted Acquisition, in each case (i) 65% of the voting Equity Interests of such first-tier Significant Foreign Subsidiary or such Significant Foreign Subsidiary Holdco formed or acquired after the Closing Date and (ii) 100% of the non-voting Equity Interests of such first-tier Significant Foreign Subsidiary or such Significant Foreign Subsidiary Holdco.

(c)    In addition to the foregoing, except to the extent set forth in the Borrower Security Agreement, the Borrower Pledge Agreement, the Subsidiary Pledge Agreement and the Subsidiary Security Agreement, respectively, Borrower, its Significant Domestic Subsidiaries and each Subsidiary Guarantor shall cause such documents and instruments as may be reasonably requested by the Agent (or any Lender through the Agent) from time to time to be executed and delivered and do such further acts and things as reasonably may be required in order for the Agent, for the benefit of the Secured Parties, to obtain a fully perfected first priority Lien on all Collateral, subject to Liens permitted by Section 6.9 and subject to Section 9.2(e). For purposes of this Section 5.12, the “Determination Date” shall be the date of delivery of the annual financial statements pursuant to Section 7.1(c).

(d)    In the event that any ECA Borrower or ECA Guarantor ceases to be party to a Permitted ECA Financing, including due to the repayment of its obligations under such Permitted ECA Financing, and such ECA Borrower or ECA Guarantor is (or would be, but for the fact that it is an ECA Borrower or ECA Guarantor) a Significant Domestic Subsidiary or a Significant Foreign Subsidiary, Borrower shall comply with this Section 5.12 with respect to such Restricted Subsidiary within 90 calendar days from the date such Restricted Subsidiary ceases to be a party to a Permitted ECA Financing.

5.13    Certain ECA Revenue. Unless the Agent shall otherwise consent in writing with respect to any Permitted ECA Financing incurred under Section 6.10(m)(i), 100% of the ECA Revenues Amount for each ECA Project financed by a Permitted ECA Financing incurred under Section 6.10(m)(i) that is then outstanding, to the extent not received by a Loan Party, must be transferred to a Loan Party no later than 60 days following the end of each Fiscal Quarter (or 105 days in the case of the fourth Fiscal Quarter of each Fiscal Year); provided that, notwithstanding the foregoing, no portion of the ECA Revenues Amount shall be required to be so transferred to a Loan Party if such transfer would be prohibited by applicable Law. Notwithstanding the foregoing, this Section 5.13 shall not apply to any Specified ECA Project or Specified ECA Financing.

For purposes of this Section 5.13, “ECA Revenues Amount” means, with respect to any applicable ECA Project (excluding any Specified ECA Project) for any Fiscal Quarter, an amount equal to the total subscription revenues received by any ECA Borrower or ECA Guarantor from non-Affiliated third party retail or wholesale subscribers of their respective satellite broadband services during such Fiscal Quarter to the extent generated from such ECA Project; provided, that, in the event that subscription revenues are generated from more than one ECA Project subject to a Permitted ECA Financing, the calculation of the ECA Revenues Amounts for such ECA Projects shall be without duplication.

ARTICLE 6

NEGATIVE COVENANTS

So long as any Advance remains unpaid, or any other Obligation remains unpaid (other than contingent indemnification obligations for which no claim has been made), or any portion of any Commitments remains in force or any Letter of Credit is outstanding, Borrower shall not, and shall not permit any of its Restricted Subsidiaries (or, in the case of Section 6.15, any of its Subsidiaries) to, unless the Agent (with the written approval of the Requisite Lenders or, if required by Section 11.2, of all of the Lenders) otherwise consents:

6.1    Payment of Subordinated Obligations. Pay any (a) principal (including sinking fund payments) or any other amount (other than scheduled interest payments) with respect to any Subordinated Obligation, or purchase or redeem (or offer to purchase or redeem) any Subordinated Obligation, or deposit any monies, securities or other Property with any trustee or other Person to provide assurance that the principal or any portion thereof of any Subordinated Obligation will be paid when due or otherwise to provide for the defeasance of any Subordinated Obligation (unless permitted pursuant to an Affiliate

Subordination Agreement), in each case prior to the scheduled maturity thereof or (b) scheduled interest on any Subordinated Obligation unless the payment thereof is then permitted pursuant to the terms of the indenture or other agreement governing such Subordinated Obligation, in each case, other than (i) in connection with a refinancing, refunding, renewal, exchange or extension of any such Subordinated Obligation to the extent permitted by Section 6.10(f), (ii) such payments or deposits that are made with the Available Basket Amount so long as both before and after giving effect to such payment on a Pro Forma Basis, (a) no Event of Default exists or would result therefrom (b) the Senior Secured Leverage Ratio does not exceed 3.25 to 1.0 and (c) at any time the Temporary Leverage Increase is applicable, the Total Leverage Ratio does not exceed 5.00 to 1.0 or (iii) payments or deposits in an amount not to exceed, in any Fiscal Year, (a) the greater of (x) $75,000,000 in the aggregate and (y) an amount equal to 25% of Borrower’s consolidated trailing twelve month EBITDA as of Borrower’s most recent Fiscal Quarter end for which financial statements prepared on a consolidated basis in accordance with GAAP are available less (b) the aggregate amount of Distributions made during such Fiscal Year pursuant to Section 6.6(d) less (c) the aggregate amount available pursuant to this clause (iii) reallocated to the making of Investments pursuant to Section 6.16(m).

6.2    Disposition of Property. Make any Disposition of its Property, whether now owned or hereafter acquired, except (a) a Disposition by Borrower to a Wholly-Owned Restricted Subsidiary which is a Subsidiary Guarantor, or by a Restricted Subsidiary to Borrower or another Restricted Subsidiary (provided that any Disposition by a Subsidiary Guarantor must be to another Subsidiary Guarantor or to Borrower), (b) Investments permitted by Section 6.16 to the extent constituting Dispositions, (c) the Disposition of any Equity Interests of (or other Investments in) any Joint Venture to the extent required by the terms of any agreement governing such Joint Venture, (d) provided that no Event of Default then exists or would result therefrom, Dispositions of (i) accounts receivable and (ii) collateral securing accounts receivable and guarantees supporting accounts receivable, in each case set forth in clauses (i) and (ii) as transferred in connection with a receivables financing permitted under Section 6.10(k) (it being agreed that any lien releases to be executed by the Agent in connection therewith shall be limited to Collateral not exceeding in the aggregate the greater of (i) $25,000,000 and (ii) 12.5% of Borrower’s consolidated trailing twelve month EBITDA as of Borrower’s most recent Fiscal Quarter end for which financial statements prepared on a consolidated basis in accordance with GAAP are available and shall otherwise be in form reasonably acceptable to the Agent), (e) provided that no Event of Default then exists or would result therefrom, Dispositions, of which the fair market value (as reasonably determined in good faith by a Senior Officer of Borrower), when aggregated with the proceeds of all other Dispositions incurred under this clause (e) within the same Fiscal Year, are less than or equal to the greater of (i) $100,000,000 and (ii) an amount equal to 12.5% of Consolidated Total Assets, (f) sales, rentals or leases of satellite capacity, bandwidth, beams, transponders or threads or other grants of rights of satellite use or of any other portion of a Satellite in the ordinary course of business, (g) the Disposition of any Satellite (other than the ViaSat-1 and ViaSat-2 Satellites) for fair market value (as reasonably determined in good faith by a Senior Officer of Borrower) to any Person for whom such Satellite was procured that is not an Affiliate of Borrower and (h) provided that no Event of Default then exists or would result therefrom, other Dispositions so long as (i) any such Disposition is for consideration at least equal to the fair market value thereof and (ii) at least 75% of the consideration received from any such Disposition shall be Cash or Cash Equivalents (provided that (x) any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto for which internal financial statements are available immediately preceding such date or, if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been reflected on the Borrower’s or such Restricted Subsidiary’s balance sheet or in the notes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet in the good faith determination of the Borrower) of the Borrower or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Obligations) that are extinguished in connection with the transactions relating to such Disposition, or that are assumed by the transferee of any such assets, property or Equity Interests, in each case, pursuant to a written agreement that releases the Borrower or such Restricted Subsidiary, as the case may be, from further liability therefor; (y) any securities, notes or other similar obligations received by the Borrower or any Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into Cash or Cash Equivalents, or by their terms are required to be satisfied for Cash or Cash Equivalents (to the extent of the Cash or Cash Equivalents received), in each case within 180 days following the consummation of such Disposition; and (z) any Designated Noncash Consideration received by the Borrower or any of its Restricted Subsidiaries in such Disposition having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this subclause (z) that is at that time outstanding, not to exceed the greater of (I) $25,000,000 and (II) 2.0% of Consolidated Total Assets, calculated at the time of the receipt of such Designated Noncash Consideration (with the fair market value of each item of Designated Noncash Consideration being measured at the time received without giving effect to subsequent changes in value) shall each be deemed to be Cash Equivalents for the purposes of this clause (h)(ii); provided further that notwithstanding the foregoing, the 75% limitation referred to in clause (h)(ii) of this Section 6.2 shall be deemed satisfied with respect to any Disposition in which the Cash and Cash Equivalents portion of the consideration received therefrom, determined in accordance with the foregoing provision on an after-tax basis, if the proceeds before tax would have complied with the aforementioned 75.0% limitation); provided that the sale or other disposition of the assets of the Borrower and its Restricted Subsidiaries constituting 50% or more in the aggregate of the Consolidated Total Assets as of the date of any such sale or other disposition shall not be treated as a “Disposition” but rather shall constitute a “Change in Control”.

6.3    Mergers. Merge or consolidate with or into any Person or consummate any Delaware LLC Division, except (a) mergers and consolidations of a Restricted Subsidiary of Borrower into Borrower or a Restricted Subsidiary, or of Restricted Subsidiaries with each other, (b) a merger or consolidation of any Restricted Subsidiary of Borrower to the extent in connection with a disposition not prohibited by Section 6.2 and (c) a merger or consolidation of a Person into Borrower or with or into a Wholly-Owned Restricted Subsidiary of Borrower which constitutes a Permitted Acquisition; provided that, in each case set forth in clauses (a) and (c) above, (i) Borrower is the surviving entity of any merger to which it is a party, (ii) a Subsidiary Guarantor is the surviving entity of any merger between a non-Subsidiary Guarantor and a Subsidiary Guarantor, (iii) no Event of Default then exists or would result therefrom and (iv) Borrower and each of the Subsidiary Guarantors execute such amendments to the Loan Documents as the Agent may reasonably determine are appropriate as a result of such merger in order to preserve the enforceability of the Loan Documents on the parties thereto and their successors, if any, and except to the extent set forth in the Security Agreements, maintain the perfection of the Agent’s Liens on the Collateral.

6.4    Hostile Acquisitions. Use the proceeds of any Loan in connection with the acquisition of part or all of a voting interest of five percent (5%) or more in any corporation or other business entity if such acquisition is opposed by the board of directors or equivalent governing body of such corporation or business entity.

6.5    Acquisitions. Make any Acquisition other than a Permitted Acquisition.

6.6    Distributions. Make any Distribution, whether from capital, income or otherwise, and whether in Cash or other Property if immediately before and after giving effect to such Distribution, (x) the Senior Secured Leverage Ratio, calculated on a Pro Forma Basis after giving effect to such Distribution, exceeds 3.00 to 1.00, (y) at any time the Temporary Leverage Increase is applicable, the Total Leverage Ratio, calculated on a Pro Forma Basis after giving effect to such Distribution, exceeds 5.00 to 1.00 or (z) Liquidity is less than $50,000,000, except:

(a)    Distributions by any Restricted Subsidiary to Borrower or to any other Restricted Subsidiary (and if such Restricted Subsidiary is not a Wholly-Owned Restricted Subsidiary, to the other holders of its Equity Interests, provided that Borrower or such other Restricted Subsidiary receives at least its pro rata share of such Distribution based on its Equity Interests);

(b)    Distributions by any Restricted Subsidiary or Borrower involving the retirement, redemption, purchase or other acquisition of Equity Interests under any stock option or other equity compensation plan or any other agreement to compensate employees, officers, directors, management or consultants of Borrower or its Restricted Subsidiaries, not to exceed $5,000,000 in the aggregate in any Fiscal Year; provided that if at the end of the applicable Fiscal Year, Distributions made pursuant to this clause (b) are less than $5,000,000 in the aggregate in such Fiscal Year, then the amount by which $5,000,000 exceeds the Distributions made in such Fiscal Year pursuant to this clause (b) may be carried forward and included in the aggregate amount of Distributions permitted to be made in succeeding Fiscal Years pursuant to this clause (b);

(c)    stock dividends payable on Common Stock;

(d)    Distributions not to exceed, in any Fiscal Year, (x) the greater of (i) $75,000,000 in the aggregate and (ii) an amount equal to 25% of Borrower’s consolidated trailing twelve month EBITDA as of Borrower’s most recent Fiscal Quarter end for which financial statements prepared on a consolidated basis in accordance with GAAP are available less (y) the aggregate amount of prepayments of Subordinated Obligations made during such Fiscal Year pursuant to Section 6.1(iii) less (z) any amounts available pursuant to this clause (d) which is reallocated to the making of Investments pursuant to Section 6.16(m); and

(e)    Distributions made with the Available Basket Amount; provided that, with respect to any Distributions made with the Available Basket Amount, such Distributions shall only be permitted pursuant to this Section 6.6(e) so long as both immediately before and after giving effect to such payment on a Pro Forma Basis, the Senior Secured Leverage Ratio does not exceed 3.50 to 1.0 and no Event of Default exists.

6.7    ERISA. At any time, (a) permit any Pension Plan to: (i) engage in any non-exempt “prohibited transaction” (as defined in Section 4975 of the Code); (ii) fail to comply with ERISA or any other applicable Laws; (iii) incur any material “accumulated funding deficiency” (as defined in Section 302 of ERISA); or (iv) terminate in any manner, which, with respect to each event listed above, could reasonably be expected to result in a Material Adverse Effect or (b) withdraw, completely or partially, from any Multiemployer Plan if to do so could reasonably be expected to result in a Material Adverse Effect.

6.8    Change in Nature of Business. Engage in any businesses other than the Permitted Business.

6.9    Liens. Create, incur, assume or suffer to exist any Lien of any nature upon or with respect to any of their respective Properties, whether now owned or hereafter acquired, except:

(a)    Liens existing on the Closing Date and disclosed in Schedule 6.9 and any renewals/extensions or amendments thereof, provided that the obligations secured or benefited thereby are not increased (except as expressly contemplated by the contracts or other instruments governing such Liens, as in effect on the Closing Date);

(b)    Liens in favor of the Agent (for the benefit of the Secured Parties) pursuant to the Security Agreements;

(c)    Permitted Encumbrances;

(d)    Liens on personal property acquired by Borrower or any of its Restricted Subsidiaries that were in existence at the time of the acquisition of such Property and were not created in contemplation of such acquisition;

(e)    Liens on real property acquired by Borrower or any of its Restricted Subsidiaries for use in the business of Borrower or such Restricted Subsidiary;

(f)    Liens on Property or Equity Interests of a Person at the time such Person, as permitted by this Agreement, becomes a Restricted Subsidiary or is merged or consolidated with or into Borrower or any of its Restricted Subsidiaries; provided, however, that such Liens were in existence at the time such Person became a Restricted Subsidiary or merged or consolidated with or into Borrower or any of its Restricted Subsidiaries and were not created in contemplation of such event; provided further, however, that any such Lien may not extend to any other property owned by Borrower or any other Restricted Subsidiary thereof;

(g)    Liens securing Indebtedness permitted by Section 6.10(d); provided, that (i) any such Lien shall attach only to the Property, insurance or services purchased or otherwise leased, constructed, installed, improved, designed, repaired or maintained, and any insurance, licenses, permits, authorizations and construction or launch contracts relating thereto, and (ii) any such Lien shall be created concurrently with or within twelve (12) months following the acquisition of such Property, insurance or services;

(h)    Liens securing obligations of Borrower or any of its Restricted Subsidiaries under any Secured Hedging Agreement;

(i)    Liens securing Indebtedness permitted under Section 6.10(k);

(j)    Liens encumbering (i) ECA Assets securing Permitted ECA Financings and (ii) assets of Foreign Restricted Subsidiaries securing Indebtedness permitted under Section 6.10(m)(ii);

(k)    Liens securing Indebtedness or other obligations in an aggregate principal amount at any time outstanding not to exceed the greater of (i) $75,000,000 and (ii) an amount equal to 25% of Borrower’s consolidated trailing twelve month EBITDA as of Borrower’s most recent Fiscal Quarter end for which financial statements prepared on a consolidated basis in accordance with GAAP are available; provided that the aggregate amount of Indebtedness and other obligations secured by Liens on Collateral shall not exceed $25,000,000 at any time outstanding (and, at the election of Borrower, any Liens described in this proviso may consist of pledges or deposits of Cash or Cash Equivalents to secure obligations in respect of letters of credit, bank guarantees and Hedging Agreements permitted under Section 6.20 and may be pari passu with or junior to the Liens on such Collateral in favor of the Agent (for the benefit of the Secured Parties) so long as such Liens are subject to an intercreditor agreement reasonably acceptable to the Agent);

(l)    (i) Liens on assets of Viasat Technologies Limited securing Indebtedness permitted by Section 6.10(q) and (ii) Liens on the Equity Interests in Viasat Technologies

Limited and any dividends, stocks, shares, warrants, securities, rights, monies or other property accruing on or that constitute proceeds of such Equity Interests securing Borrower’s Guaranty Obligations with respect to the Indebtedness of Viasat Technologies Limited permitted by Section 6.10(q); and

(m)    Liens securing Permitted Additional Indebtedness (to the extent secured); provided that such Liens are subject to an applicable Intercreditor Agreement in accordance with the definition of “Permitted Additional Indebtedness”.

6.10    Indebtedness and Guaranty Obligations. Create, incur or assume any Indebtedness or Guaranty Obligation except:

(a)    Indebtedness and Guaranty Obligations existing on the Closing Date and disclosed in Schedule 6.10, and refinancings, renewals, extensions or amendments that do not increase the amount thereof (except by an amount no greater than the sum of unpaid accrued interest thereon, any premium reasonably determined to be necessary to accomplish such transaction, any original issue discount on such refinancing, renewing, extending or replacement Indebtedness, and reasonable fees and expenses incurred in connection with the foregoing);

(b)    Indebtedness and Guaranty Obligations under the Loan Documents;

(c)    Subject to compliance with Section 6.16, unsecured Indebtedness (and unsecured Guaranty Obligations with respect thereto) of any Restricted Subsidiary to Borrower or to any other Restricted Subsidiary, or of Borrower to any Restricted Subsidiary;

(d)    Indebtedness consisting of (i) Capital Lease Obligations or (ii) otherwise incurred to finance all or any part of (X) the purchase, lease, construction, installation or improvement of any Property (including, without limitation, any satellites or related gateway facilities, earth stations and other ground infrastructure), (Y) the design, repair or maintenance of any Satellite Project (including, without limitation, any satellites or related gateway facilities, earth stations and other ground infrastructure) or (Z) satellite launch or in-orbit insurance premiums or launch services (so long as, in the case of this clause (ii) (A) the Indebtedness incurred therewith shall not exceed one hundred percent (100%) of the price or cost of the purchase, lease, construction, installation, improvement, design, repair or maintenance of such Property or such premiums or launch services, as applicable, and (B) such Indebtedness shall be incurred concurrently with or within twelve (12) months following the purchase, lease, construction, installation, improvement, design, repair or maintenance of such Property or incurrence of such premiums or launch services, as applicable), and any refinancings, renewals, extensions or amendments of such Indebtedness under clause (i) or (ii) that do not increase the amount thereof (except by an amount no greater than the sum of unpaid accrued interest thereon, any premium reasonably determined to be necessary to accomplish such transaction, any original issue discount on such refinancing, renewing, extending or replacement Indebtedness, and reasonable fees and expenses incurred in connection with the foregoing); provided that, in the case of any Indebtedness incurred under this clause (d), if immediately before or after giving effect to the incurrence of any such Indebtedness, the Senior Secured Leverage Ratio (calculated on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness and the application of the proceeds therefrom) is greater than 3.50 to 1.00, the outstanding principal amount of such Indebtedness incurred at a time when the Senior Secured Leverage Ratio (calculated on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness and the application of the proceeds therefrom) is greater than 3.50 to 1.00, shall not exceed the sum of (x) $50,000,000 plus (y) 10% of Borrower’s consolidated trailing twelve month EBITDA as of Borrower’s most recent Fiscal Quarter end for which financial statements prepared on a consolidated basis in accordance with GAAP are available;

(e)    Indebtedness incurred to finance the purchase, construction or improvement of real property used in the business of Borrower or any of its Restricted Subsidiaries;

(f)    Subordinated Obligations, and any Permitted Refinancing Indebtedness in respect thereof;

(g)    Indebtedness under Hedging Agreements permitted under Section 6.20;

(h)    Subject to compliance with Section 6.16, unsecured Guaranty Obligations in support of the obligations of a Wholly-Owned Subsidiary or a Joint Venture; provided that such obligations of a Wholly-Owned Subsidiary or a Joint Venture are not prohibited by this Agreement;

(i)    Indebtedness of a Person acquired in a Permitted Acquisition which is outstanding at the time of such acquisition (other than Indebtedness incurred solely in contemplation of such acquisition);

(j)    Indebtedness or Guaranty Obligations incurred in connection with Investments permitted under clause (m) of Section 6.16;

(k)    Indebtedness incurred by Borrower or any Restricted Subsidiary arising from the factoring or securitizing of accounts receivable in the ordinary course of business in an aggregate principal amount outstanding at any one time not to exceed the greater of (i) $25,000,000 and (ii) 12.5% of Borrower’s consolidated trailing twelve month EBITDA as of Borrower’s most recent Fiscal Quarter end for which financial statements prepared on a consolidated basis in accordance with GAAP are available;

(l)    Permitted Additional Indebtedness;

(m)    Indebtedness of (i) any ECA Borrower and any ECA Guarantor under a Permitted ECA Financing and (ii) any Foreign Restricted Subsidiary; provided that if immediately before or after giving effect to the incurrence of any such Indebtedness the Senior Secured Leverage Ratio (calculated on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness and the application of the proceeds therefrom) exceeds 3.50 to 1.00, then no additional Indebtedness may be incurred under this clause (m) if (or that would otherwise cause) the aggregate outstanding principal amount of all Indebtedness under this clause (m) incurred at a time when the Senior Secured Leverage Ratio (calculated on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness and the application of the proceeds therefrom) exceeded 3.50 to 1.00 would exceed the sum of (A) $50,000,000 plus (B) 10% of Borrower’s consolidated trailing twelve month EBITDA as of Borrower’s most recent Fiscal Quarter end for which financial statements prepared on a consolidated basis in accordance with GAAP are available;

(n)    Guaranty Obligations of Borrower in respect of Indebtedness relating to Permitted ECA Financings and permitted by Section 6.10(m) (which Guaranty Obligations shall be unsecured except for any security interest in, and/or pledge of, Equity Interests in any ECA Borrower and any ECA Guarantor and any dividends, stocks, shares, warrants, securities, rights, monies or other property accruing on or that constitute proceeds of such Equity Interests);

(o)    Indebtedness in a principal aggregate amount at any time outstanding not to exceed the greater of (i) $75,000,000 and (ii) an amount equal to 25% of Borrower’s consolidated trailing twelve month EBITDA as of Borrower’s most recent Fiscal Quarter end for which financial statements prepared on a consolidated basis in accordance with GAAP are available;

(p)    Obligations under Bank Products; and

(q)    Exim Indebtedness in an aggregate principal amount not to exceed $386,700,000 at any time outstanding and any Permitted Refinancing Indebtedness in respect thereof.

provided that all Indebtedness owed by Borrower or a Subsidiary Guarantor to a Subsidiary that is not a Subsidiary Guarantor shall be subordinated pursuant to an Affiliate Subordination Agreement.

6.11    Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of Borrower other than (a) employment, consulting, service, termination, compensation, expense reimbursement or indemnification arrangements with directors or officers, or loans or advances to officers, in each case in the ordinary course of business and otherwise permitted under this Agreement, (b) transactions that are fully disclosed to the board of directors (or a committee thereof) of Borrower and expressly authorized by a resolution of the board of directors (or committee) of Borrower which is approved by a majority of the directors (or committee) not having an interest in the transaction, (c) transactions between or among Borrower and its Restricted Subsidiaries, (d) transactions on overall terms at least as favorable to Borrower or its Restricted Subsidiaries as would be the case in an arm’s-length transaction between unrelated parties of equal bargaining power and (e) transactions specifically permitted by Sections 6.2(a) and (b), Section 6.6 and Sections 6.16(e), (f), (j), (l) and (m) and (f) payment by Borrower or any of its Restricted Subsidiaries of management fees or fees for services not to exceed $500,000 in the aggregate in any fiscal year (exclusive of reimbursements to Borrower by its Restricted Subsidiaries of actual costs and allocable overhead), to Borrower or any Affiliate of Borrower (as such amount may be increased with the prior written approval of the Agent).

6.12    Negative Pledges. Agree with any Person other than the Agent not to grant a security interest in or otherwise encumber, any of its property, or covenant to any other Person that Borrower or any Subsidiary Guarantor in the future will refrain from creating, incurring, assuming or allowing any Lien with respect to any of Borrower’s or such Subsidiary Guarantor’s property (including under the specified conditions set forth in Section 6.21), in each case, except (i) as set forth in the documents implementing any Permitted Additional Indebtedness, (ii) customary restrictions on assignment in leases, license, contracts and other agreements, (iii) any agreement evidencing Indebtedness secured by Liens permitted by Section 6.9, as to the assets securing such Indebtedness, (iv) any agreement evidencing an asset sale or other disposition permitted by this Agreement, as to the assets being sold or disposed of, (v) restrictions or conditions contained in the documents governing the 2025 Senior Notes and the documents governing any refinancing, renewal, extension or amendment thereof permitted by Section 6.10(a) (provided such restrictions in any documents governing any refinancing, renewal, extension or amendment thereof permitted by Section 6.10(a) are not materially more restrictive, taken as a whole and as determined in good faith and certified on behalf of Borrower by a Responsible Official, than those in the Indebtedness being refinanced), (vi) intellectual property licenses, (vii) Communications Licenses and other government licenses, authorizations, approvals, orders, consents and permits, (viii) customary provisions with respect to the creation or assumption of any such Liens in joint venture agreements to the extent such Joint Ventures are permitted hereunder and (ix) as set forth in the documents governing any Permitted ECA Financings so long as such restrictions relate only to ECA Borrowers, ECA Guarantors and ECA Assets.

6.13    Total Leverage Ratio. Except with the written consent of the Requisite Lenders, permit the Total Leverage Ratio as of the last day of any Fiscal Quarter to be greater than 4.75 to 1.00; provided, however, that in the event of (a) any Permitted Acquisition for which the aggregate purchase consideration exceeds $200,000,000 and/or (b) any Satellite Trigger, the maximum permitted Total Leverage Ratio shall increase to 5.25 to 1.00 for the six consecutive Fiscal Quarter period beginning with the Fiscal Quarter in which each such Permitted Acquisition or Satellite Trigger occurs, so long as Borrower is in compliance on a Pro Forma Basis with this Section 6.13 at such 5.25 to 1.00 level after giving effect to such Permitted Acquisition or Satellite Trigger (the aforementioned increase in such level, the “Temporary Leverage Increase”).

6.14    Interest Coverage Ratio. Permit the Interest Coverage Ratio as of the last day of any Fiscal Quarter to be less than 3.25 to 1.00.

6.15    Use of Proceeds; Sanctions; Anti-Corruption Laws. Borrower will not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Advance or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or AML Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, business or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state or (C) in any manner that would result in the violation of any Sanctions or AML Laws applicable to any party hereto.

6.16    Investments. Make any Investment if, immediately before and after giving effect to such Investment, (x) the Senior Secured Leverage Ratio, calculated on a Pro Forma Basis after giving effect to such Investment, exceeds 3.50 to 1.00, (y) at any time the Temporary Leverage Increase is applicable, the Total Leverage Ratio, calculated on a Pro Forma Basis after giving effect to such Investment, exceeds 5.25 to 1.00 or (z) Liquidity is less than $50,000,000, other than:

(a)    [reserved];

(b)    Investments consisting of Cash Equivalents;

(c)    Investments in a Person that is the subject of a Permitted Acquisition;

(d)    Investments consisting of advances to officers, directors and employees of a Borrower or of any Restricted Subsidiary for travel, entertainment, relocation, anticipated bonus and analogous ordinary business purposes;

(e)    Investments in a Loan Party;

(f)    Investments by any Loan Party in any Subsidiary (other than a Loan Party) or any Joint Venture; provided that (i) at the time any such Investment is made (and giving effect thereto), the aggregate amount of all such Investments in all such Subsidiaries and Joint Ventures made pursuant to this clause (f) then outstanding does not exceed one and one-half (1.50) times Borrower’s consolidated trailing twelve month EBITDA as of Borrower’s most recent Fiscal Quarter end for which financial statements prepared on a consolidated basis in accordance with GAAP are available and (ii) the Agent (for the benefit of the Secured Parties) has received a pledge of Equity Interests in any such Subsidiary or Joint Venture to the extent required pursuant to Section 5.12, and Borrower is otherwise in compliance with any deliveries expressly contemplated by Section 5.12 with respect to any such Subsidiary or Joint Venture;

(g)    Investments consisting of (i) the extension of credit to customers of Borrower and its Subsidiaries for the purpose of financing such customers’ purchases of Borrower’s and/or its Subsidiaries’ products and services, not to exceed $10,000,000 in the aggregate outstanding at any time during the term of the Agreement or (ii) the extension of credit to customers or suppliers of Borrower and its Subsidiaries in the ordinary course of business and any Investments received in satisfaction or partial satisfaction thereof;

(h)    Investments received in connection with the settlement of a bona fide dispute with another Person;

(i)    Investments representing all or a portion of the sales price of Property sold or services provided to another Person;

(j)    Investments by any Restricted Subsidiary that is not a Loan Party (i) in any other Person that are made pursuant to another clause of this Section 6.16 to the extent the amount of such Investment consists of amounts substantially concurrently received by such Restricted Subsidiary from Investments made in such Restricted Subsidiary pursuant to clause (f), (l), (m) or (n) of this Section 6.16 and (ii) in any other Subsidiary of Borrower or a Joint Venture;

(k)    Investments in Viasat Technologies Limited in respect of ViaSat-2 Other Satellite Project not to exceed $250,000,000 in the aggregate;

(l)    Investments by Borrower or any of its Restricted Subsidiaries, whether directly or indirectly, in Joint Ventures contemplated by the European JV Documents not to exceed $175,000,000 in the aggregate;

(m)    Investments not to exceed (1) in any Fiscal Year (when taken together with all other Investments then outstanding made under this clause (m) in such Fiscal Year), an amount equal to the greater of (i) $225,000,000 and (ii) an amount equal to 10% of the Consolidated Total Assets as of the most-recently ended Fiscal Quarter for which financial statements prepared on a consolidated basis in accordance with GAAP are available; provided that (i) if at the end of the applicable Fiscal Year, Investments made pursuant to this clause (m)(1) are less than $225,000,000 in the aggregate in such Fiscal Year, then the amount by which $225,000,000 exceeds the Investments made in such Fiscal Year pursuant to this clause (m)(1) may be carried forward and included in the aggregate amount of Investments permitted to be made in succeeding Fiscal Years pursuant to this clause (m)(1) (including the application of any carry-forward permitted by this subclause (i)) and (ii) in no event shall the amount of Investments made pursuant to this clause (m)(1) in any Fiscal Year exceed $550,000,000 plus (2) any unused amounts under Section 6.1(iii) and Section 6.6(d); and

(n)    Investments made with the Available Basket Amount.

For purposes of determining compliance with this Section 6.16, (x) an Investment need not be made solely by reference to one category of Investments described in clauses (a) through (n) above but may be made under any combination of such categories (including in part under one such category and in part under any other such category) and (y) in the event that an Investment (or any portion thereof) meets the criteria of one or more of such categories of Investments described in clauses (a) through (n) above, Borrower, in its sole discretion, may classify or may subsequently reclassify at any time such Investment

(or any portion thereof) in any manner that complies with this covenant; provided that all Investments made under Section 6.16(n) shall at all times be justified in reliance only on the exception in Section 6.16(n).

6.17    Capital Expenditures. Make any Capital Expenditure if, immediately before and after giving effect to the making thereof, (x) the Senior Secured Leverage Ratio (calculated on a Pro Forma Basis after giving effect to the making of any such Capital Expenditure) exceeds 3.50 to 1.00 or (y) Liquidity is less than $50,000,000, other than:

(a)    Capital Expenditures in respect of the Existing Satellite Systems, including all Satellite Activities in connection with Existing Satellite Systems, in an amount not to exceed $40,000,000 in the aggregate;

(b)    Capital Expenditures in respect of any Other Satellite Projects (“Satellite Project Capex”), in an amount not to exceed $750,000,000 in the aggregate per Satellite Project;

(c)    Capital Expenditures (including, for the avoidance of doubt, Capital Expenditures in respect of any Satellite Project allocated by Borrower to this clause (c)) in an amount not to exceed $350,000,000 in any Fiscal Year; provided that, (x) if at the end of the applicable Fiscal Year, Capital Expenditures made pursuant to this clause (c) are less than $350,000,000 in the aggregate in such Fiscal Year, then the amount by which $350,000,000 exceeds the Capital Expenditures made in such Fiscal Year pursuant to this clause (c) may be carried forward and included in the aggregate amount of Capital Expenditures permitted to be made in succeeding Fiscal Years pursuant to this clause (c) (including the application of any carry-forward permitted by this subclause (x)) and (y) in no event shall Capital Expenditures made pursuant to this clause (c) exceed $400,000,000 in any Fiscal Year; and

(d)    Capital Expenditures made using the Available Basket Amount (including, for the avoidance of doubt, Capital Expenditures in respect of any Satellite Project allocated by Borrower to this clause (d)).

For purposes of this Section 6.17, (i) expenditures by Borrower or the Restricted Subsidiaries with respect to Customer Equipment, capitalized software costs and capitalized subscriber acquisition costs shall not be deemed to be Capital Expenditures, (ii) Capital Expenditures to be used for or in relation to more than one Satellite Project shall not be double-counted and may be allocated by Borrower in whole or in part to any applicable Satellite Project and (iii) in the event that Satellite Project Capex relates to or is used in connection with more than one Satellite or Satellite Project (including with respect to the Existing Satellite Systems), Satellite Project Capex allocated by Borrower to one Satellite Project for purposes of this Section 6.17 shall not count towards any other Satellite Project.

6.18    Amendments to Subordinated Obligations. Amend or modify any term or provision of any indenture, agreement or instrument evidencing or governing any Subordinated Obligation in any respect that will or may have a Material Adverse Effect, in each case, other than in connection with a refinancing, renewal, exchange or extension of any such Subordinated Obligation to the extent permitted by Section 6.10(f).

6.19    Changes in Name, Location of Chief Executive Offices, Etc. Without providing notification to the Agent make any change in the corporate name of Borrower, or without providing ten (10) calendar days prior written notice to the Agent, make any change in the location of Borrower’s principal place of business or chief executive office.

6.20    Hedging Agreements. Enter into any Hedging Agreement, except (a) non-speculative Hedging Agreements entered into to hedge or mitigate risks to which Borrower or any Restricted Subsidiary has actual or anticipated exposure (other than those in respect of Equity Interests of Borrower or any of its Restricted Subsidiaries), and (b) non-speculative Hedging Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of Borrower or any Restricted Subsidiary.

6.21    ECA Borrower Equity Interests. From and after repayment in full of a Permitted ECA Financing of an ECA Borrower (other than any such repayment that is in connection with a refinancing of such Permitted ECA Financing) that was incurred under Section 6.10(m)(i) or 6.10(m)(ii) and so long as such ECA Borrower is not at such time party to any other Permitted ECA Financing or, in the case of any ECA Borrower that is a Foreign Subsidiary, any other Indebtedness that is permitted hereunder that is secured by a pledge of the Equity Interest of such ECA Borrower, pledge the Equity Interests of such ECA Borrower in favor of any Person other than Agent for the benefit of the Secured Parties (it being understood that this Section 6.21 shall not constitute a requirement that the Equity Interests of any ECA Borrower be pledged in favor of Agent for the benefit of the Secured Parties).

ARTICLE 7

INFORMATION AND REPORTING REQUIREMENTS

7.1    Financial and Business Information. So long as any Advance remains unpaid, any Letter of Credit is outstanding or any other Obligation remains unpaid (other than contingent indemnification obligations for which no claim has been made), or any portion of any Commitments remains in force, Borrower shall, at Borrower’s sole expense, deliver to the Agent for distribution by it to the Lenders:

(a)    As soon as practicable, and in any event within 45 days after the end of each Fiscal Quarter (other than the fourth Fiscal Quarter in any Fiscal Year), the consolidated balance sheet of Borrower and its Subsidiaries as at the end of such Fiscal Quarter and the consolidated statements of operations and cash flows for such Fiscal Quarter and the portion of the Fiscal Year ended with such Fiscal Quarter, together with a backlog report of Borrower and its Subsidiaries, all in reasonable detail. Such financial statements shall be certified by the chief financial officer of Borrower or his or her designated representative as fairly presenting in all material respects the consolidated financial condition, results of operations and cash flows of Borrower and its Subsidiaries in accordance with GAAP (other than footnote disclosures), consistently applied, as at such date and for such periods, subject only to normal year-end accruals and audit adjustments;

(b)    As soon as practicable, and in any event before the commencement of a Pricing Period, a Pricing Certificate for such Pricing Period setting forth a calculation of the Total Leverage Ratio as of the last day of the Fiscal Quarter immediately prior to such Pricing Period, and providing reasonable detail as to the calculation thereof, which calculations in the case of the fourth Fiscal Quarter in any Fiscal Year shall be based on the preliminary unaudited financial statements of Borrower and its Subsidiaries for such Fiscal Quarter, and as soon as practicable thereafter, in the event of any material variance in the actual calculation of the Total Leverage Ratio from such preliminary calculation, a revised Pricing Certificate setting forth the actual calculation thereof;

(c)    As soon as practicable, and in any event within 90 days after the end of each Fiscal Year, (i) the consolidated balance sheet of Borrower and its Subsidiaries as at the end of such Fiscal Year and the consolidated statements of operations, stockholders’ equity and cash flows, in each case of Borrower and its Subsidiaries for such Fiscal Year, together with a backlog report of Borrower and its Subsidiaries, all in reasonable detail, (ii) supplements to Schedule A to the Borrower Security Agreement and any Subsidiary Security Agreement to reflect any new deposit accounts and securities accounts included in the Collateral and to remove deposit accounts and securities accounts no longer included in the Collateral, supplements to Schedule B to the Borrower Security Agreement and any Subsidiary Security Agreement to reflect the publication or registration of new Copyrights or applications thereof, new Marks and new Patents (each as defined in the Borrower Security Agreement or Subsidiary Security Agreement, as applicable) and supplements to Schedule A to the Borrower Pledge Agreement and any Subsidiary Pledge Agreement to reflect any new pledged Equity Interests included in the Collateral and to remove any pledged Equity Interests no longer included in the Collateral, and (iii) worksheets or other calculations used by Borrower in determining whether or not Significant Subsidiaries exist as of the Determination Date occurring as of the end of such Fiscal Year. Such financial statements shall be prepared in accordance with GAAP, consistently applied, and such consolidated financial statements shall be accompanied by a report of PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing selected by Borrower, which report shall be prepared in accordance with GAAP as at such date, and shall not be subject to any qualifications or exceptions as to the scope of the audit nor to a “going concern” or like qualification (except as may be required as a result of the impending maturity of any of the Loans);

(d)    As soon as practicable, and in any event within 120 days after the end of each Fiscal Year, a budget and projections for the then-current Fiscal Year in reasonable detail substantially consistent with the budget and projections provided to the Agent on the Closing Date (except that such budget and projections shall be prepared for such Fiscal Year as a whole and not by Fiscal Quarter);

(e)    Promptly after request by the Agent or any Lender, copies of any detailed audit reports by independent accountants in connection with the accounts or books of Borrower or any of its Restricted Subsidiaries, or any audit of any of them;

(f)    Promptly, and in any event within five (5) Banking Days after receipt thereof by Borrower or any Restricted Subsidiary thereof, copies of each material notice or other material correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of Borrower or any Restricted Subsidiary thereof;

(g)    Promptly after request by the Agent or any Lender, copies of any other report or other document that was filed by Borrower with any Governmental Agency, but excluding such reports or documents as are filed with any Governmental Agency as part of Borrower’s ordinary course transactions with any Governmental Agency;

(h)    Promptly upon a Senior Officer becoming aware, and in any event within five (5) Banking Days after becoming aware, of the occurrence of any (i) “reportable event” (as such term is defined in Section 4043 of ERISA, but excluding such events as to which the PBGC has by regulation waived the requirement therein contained that it be notified within thirty days of the occurrence of such event) or (ii) non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) involving any Pension Plan or any trust created thereunder, telephonic notice specifying the nature thereof, and, no more than two (2)

Banking Days after such telephonic notice, written notice again specifying the nature thereof and specifying what action Borrower is taking or proposes to take with respect thereto, and, when known, any action taken by the Internal Revenue Service with respect thereto;

(i)    As soon as practicable, and in any event within five (5) Banking Days after a Senior Officer becomes aware of the existence of any condition or event which constitutes a Default or Event of Default, telephonic notice specifying the nature and period of existence thereof, and, no more than five (5) Banking Days after such telephonic notice, written notice again specifying the nature and period of existence thereof and specifying what action Borrower is taking or proposes to take with respect thereto;

(j)    Commencing with the financial statements for the Fiscal Quarter ending June 30, 2016, at such times as Unrestricted Subsidiaries are included in consolidated financial statements referred to in Sections 7.1(a) and 7.1(c) above, simultaneously with the delivery of each set of such consolidated financial statements, internally-prepared condensed consolidating financial information reflecting the adjustments necessary to eliminate the accounts of the Unrestricted Subsidiaries (if any) from such consolidated financial statements, in a form reasonably acceptable to the Agent; and

(k)    Such other data and information as from time to time may be reasonably requested by the Agent, any Lender (through the Agent) or the Requisite Lenders, to the extent reasonably available to Borrower.

7.2    [Reserved].

7.3    Compliance Certificates. Borrower shall, at Borrower’s sole expense, deliver to the Agent for distribution by it to the Lenders concurrently with the financial statements required pursuant to Sections 7.1(a) and 7.1(c), a Compliance Certificate signed by a Senior Officer or his or her designated representative.

7.4    Electronic Communications; Platform.

(a)    Reports required to be delivered pursuant to Sections 7.1(a) and 7.1(c) may be delivered electronically and if so, shall be deemed to have been delivered on the date on which Borrower posts such reports, or provides a link thereto, when such report is posted electronically on DebtDomain, SyndTrak, IntraLinks, DebtX or such other similar electronic platform (the “Platform”) as the Agent may select, the SEC’s EDGAR database, or other relevant website that each Lender and the Agent have access to (whether a commercial, third-party website or whether sponsored by the Agent), if any, on Borrower’s behalf; provided, that: (a) Borrower shall deliver paper copies of such reports to the Agent or any Lender who requests Borrower to deliver such paper copies until written request to cease delivering paper copies is given by the Agent or such Lender; (b) Borrower shall notify (which may be by facsimile or electronic mail) the Agent and each Lender of the posting of any such reports and immediately following such notification Borrower shall provide to the Agent, by electronic mail, electronic versions (i.e., soft copies) of such reports; and (c) in each instance Borrower shall provide paper copies of the Compliance Certificates required by Section 7.2 to the Agent. Except for such Compliance Certificates, the Agent shall have no obligation to request the delivery of or to maintain copies of the reports referred to above, and in any event shall have no responsibility to monitor compliance by Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such reports.

(b)    Unless the Agent otherwise prescribes, (i) notices and other communications sent to an electronic mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return electronic mail address or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its electronic mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)    Borrower hereby acknowledges that (A) the Agent and/or the Arrangers may, but shall not be obligated to, make available to the Lenders and the Issuing Lender materials and/or information provided by or on behalf of Borrower hereunder (collectively, “Borrower Materials”) by posting Borrower Materials on the Platform and (B) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Borrower hereby agrees that so long as Borrower is the issuer of any outstanding debt or Equity Interests that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities it will use commercially reasonable efforts to identify that portion of Borrower Materials that may be distributed to the Public Lenders and that (1) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (2) by marking Borrower Materials “PUBLIC,” Borrower shall be deemed to have authorized the Agent, any Affiliate thereof, the Arrangers, the Issuing Lender and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute confidential information, they shall be treated as set forth in Section 11.14); (3) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (4) the Agent and any Affiliate thereof and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

(d)    THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH BORROWER MATERIALS OR THE PLATFORM. In no event shall the Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of Borrower’s, any Subsidiary’s or the Agent’s transmission of Borrower Materials through the Internet.

ARTICLE 8

CONDITIONS

8.1    Initial Credit Issuance. The obligation of each Lender to make the initial Credit Issuance, on the terms and conditions set forth herein, is subject to the following conditions precedent, each of which shall be satisfied prior to the making of the initial Advances (unless all of the Lenders, in their sole and absolute discretion, shall agree otherwise):

(a)    The Agent shall have received all of the following, each (other than the documents referred to in clauses (5), (7) and (9) below) properly executed by a Responsible Official of each party thereto, each dated as of the Closing Date and each in form and substance satisfactory to the Agent and its legal counsel (unless otherwise specified or, in the case of the date of any of the following, unless the Agent otherwise agrees or directs):

(1)    at least one (1) executed counterpart of this Agreement, together with arrangements satisfactory to the Agent for additional executed counterparts;

(2)    to the extent requested by any Revolving Lender, Revolving Notes executed by Borrower in favor of each Revolving Lender, each in a principal amount equal to that Lender’s Pro Rata Share of the Revolving Commitment;

(3)    the Borrower Security Agreement executed by Borrower;

(4)    the Borrower Pledge Agreement executed by Borrower;

(5)    [reserved];

(6)    such financing statements on Form UCC-1 with respect to the Borrower Security Agreement as the Agent may request and searches of UCC filings in the jurisdiction of incorporation of Borrower;

(7)    (A) a Certificate of the Secretary of Borrower (or other Responsible Official) attaching (and certifying as to) (i) a copy of the certificate of incorporation of Borrower and any and all amendments thereof, certified as of a recent date by the Secretary of State of the State of Delaware, (ii) a copy of the bylaws of Borrower and any and all amendments thereof, (iii) resolutions of the Board of Directors of Borrower (or committee thereof) approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party as of the Closing Date and (iv) signature and incumbency certificates of the officers of Borrower; and (B) a good standing certificate from the Secretary of State of the State of Delaware, certifying as to the good standing of Borrower;

(8)    the Opinion of Counsel (and Borrower hereby instructs such counsel to deliver such opinion to the Agent and the Lenders);

(9)    a Certificate of Borrower, executed by the chief financial officer of Borrower or his or her designated representative, certifying that the conditions specified in Sections 8.1(e) and 8.1(f) have been satisfied; and

(10)    a payoff letter, in form acceptable to the Agent, as to the Existing Credit Agreement.

(b)    The fees payable on the Closing Date pursuant to Section 3.2, shall have been paid.

(c)    The Agent shall be reasonably satisfied that it holds (or has the reasonable ability to hold) a first priority perfected Lien in the Collateral (except to the extent permitted herein and except to the extent set forth in the Security Agreements), for the ratable benefit of the Lenders, subject only to Liens permitted in Section 6.9.

(d)    The reasonable costs and expenses of the Agent in connection with the preparation of the Loan Documents payable pursuant to Section 11.3, and invoiced to Borrower prior to the Closing Date (if applicable), shall have been (or shall concurrently be) paid.

(e)    The representations and warranties of Borrower contained in Article 4 shall be true and correct in all material respects (except that any representation and warranty that is qualified by materiality shall be true and correct in all respects), except to the extent that such representations and warranties expressly relate to an earlier specified date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date.

(f)    After giving effect to the initial Credit Issuance, no Default or Event of Default shall have occurred and be continuing.

(g)    The Agent shall have received certificate(s) from Borrower or applicable Subsidiary’s insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to Section 5.4 is in full force and effect.

Without limiting the generality of the provisions of Section 10.3(c), for the purposes of determining compliance with the conditions specified in this Section, each Lender that has signed this Agreement shall be deemed to have consented to, approved, or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received written notice from such Lender prior to the date hereof specifying its objection thereto.

8.2    Any Advance. The obligation of each Lender to make any Advance, and the obligation of the Issuing Lender to issue any Letter of Credit, is subject to the following conditions precedent (unless, subject to Section 11.2(g) with respect to any Advance under the Revolving Credit Facility, the Requisite Lenders, in their reasonable discretion, shall agree otherwise):

(a)    except (i) for representations and warranties which expressly speak as of a particular date or are no longer true and correct as a result of a change which is permitted by this Agreement or (ii) as disclosed by Borrower and approved in writing by the Requisite Lenders, the representations and warranties contained in any Loan Document (other than Section 4.17) shall be true and correct in all material respects (except that any representation and warranty that is qualified by materiality shall be true and correct in all respects) on and as of the date of the Advance as though made on that date;

(b)    [Reserved];

(c)    the Agent shall have timely received a Request for Loan (or telephonic or other request for Loan referred to in the second sentence of Section 2.1(c), if applicable), or a Request for Letter of Credit (as applicable), in compliance with Article 2; and

(d)    no Default or Event of Default shall have occurred and be continuing on and as of the date of such Advance.

ARTICLE 9

EVENTS OF DEFAULT AND REMEDIES UPON EVENT OF DEFAULT

9.1    Events of Default. The existence or occurrence of any one or more of the following events, whatever the reason therefor and under any circumstances whatsoever, shall constitute an Event of Default:

(a)    Borrower fails to pay any principal of any Loan, or any portion thereof, within two (2) Banking Days after the date when due; or

(b)    Borrower fails to pay any interest on any Loan, or any fees under Sections 3.3, 3.4 or 3.5, or any portion thereof, within three (3) Banking Days after the date when due; or fails to pay any other fee or amount payable to the Agent, the Issuing Lender or the Lenders under any Loan Document, or any portion thereof, within three (3) Banking Days after demand therefor, or

(c)    Borrower fails to comply with any of the covenants contained in Article 6 (other than Sections 6.8, 6.11, 6.16 or 6.19); or

(d)    Borrower fails to comply with Section 7.1(i) in any respect that has a Material Adverse Effect and the related Default or Event of Default continues for longer than any applicable cure or grace period permitted hereunder for such Default or Event of Default; or

(e)    Borrower or any other Loan Party fails to perform or observe any other covenant or agreement (not specified in clause (a), (b), (c) or (d) above) contained in any Loan Document on its part to be performed or observed within twenty (20) Banking Days after the giving of notice by the Agent on behalf of the Requisite Lenders of such Default or, if such Default is not reasonably susceptible of cure within such period, within such longer period as is reasonably necessary to effect a cure so long as such Borrower or Loan Party continues to diligently pursue cure of such Default but not in any event in excess of forty (40) Banking Days; or

(f)    Any representation or warranty of Borrower or any other Loan Party made in any Loan Document, or in any certificate or other writing delivered by Borrower or such Loan Party pursuant to any Loan Document, proves to have been incorrect in any material respect when made or reaffirmed; or

(g)    (i) Borrower or any Restricted Subsidiary (A) fails to pay the principal, or any principal installment, of any present or future Indebtedness or any guaranty of present or future Indebtedness in the aggregate amount of $35,000,000 or more (other than any such Indebtedness of a Restricted Subsidiary that is not a Loan Party to the extent such Indebtedness is without recourse to the Loan Parties), on its part to be paid, when due (or within any stated grace period), whether at the stated maturity, upon acceleration, by reason of required prepayment or otherwise or (B) fails to perform or observe any other term, covenant or agreement on its part to be performed or observed, or suffers any event of default to occur, in connection with any present or future Indebtedness in the aggregate amount of $35,000,000 or more (other than any such Indebtedness of a Restricted Subsidiary that is not a Loan Party to the extent such Indebtedness is without recourse to the Loan Parties), or of any guaranty of present or future Indebtedness in the aggregate amount of $35,000,000 or more (other than any such Indebtedness of a Restricted Subsidiary that is not a Loan Party to the extent such Indebtedness is without recourse to the Loan Parties), if as a result of such failure or sufferance any holder or holders thereof (or an agent or trustee on its or their behalf) has the right to declare such Indebtedness due before the date on which it otherwise would become due or the right to require Borrower or any Restricted Subsidiary to redeem or purchase, or offer to redeem or purchase, all or any portion of such Indebtedness; or (ii) there occurs under any Secured Hedging Agreement an Early Termination Date (as defined in such Secured Hedging Agreement) resulting from (A) any event of default under such Secured Hedging Agreement as to which Borrower or any Restricted Subsidiary thereof is the Defaulting Party (as defined in such Secured Hedging Agreement) or (B) any Termination Event (as so defined) under such Secured Hedging Agreement as to which Borrower or any Restricted Subsidiary thereof is an Affected Party (as defined in such Secured Hedging Agreement) and, in either event, the Hedge Termination Value owed by Borrower or such Restricted Subsidiary as a result thereof is greater than $35,000,000; or

(h)    Any Loan Document, at any time after its execution and delivery and for any reason other than the agreement or action (or omission to act) of the Agent or the Lenders or satisfaction in full of all the Obligations, ceases to be in full force and effect or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect which has a Material Adverse Effect; or any Loan Document purporting to grant a Lien in favor of the Agent (for the benefit of the Secured Parties) ceases (other than by action or inaction of the Agent or any Lender or as permitted under any Loan Document) to create a valid and effective Lien in any material portion of the Collateral; or any Loan Party thereto denies in writing that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind same; or

(i)    A final judgment against Borrower or any Restricted Subsidiary is entered for the payment of money in excess of $35,000,000 in the aggregate (not covered by insurance or for which an insurer has reserved its rights) and, absent procurement of a stay of execution, such judgment remains unsatisfied for sixty (60) calendar days after the date of entry of judgment, or in any event later than five (5) days prior to the date of any proposed sale thereunder; or any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the Property of Borrower or any Restricted Subsidiary and is not released, vacated or fully bonded within sixty (60) calendar days after its issue or levy; or

(j)    Borrower or any Restricted Subsidiary institutes or consents to the institution of any proceeding under a Debtor Relief Law relating to it or to all or any material part of its Property, or is unable or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its Property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of that Person and the appointment continues undischarged or unstayed for sixty (60) consecutive calendar days; or any proceeding under a Debtor Relief Law relating to any such Person or to all or any part of its Property is instituted without the consent of that Person and continues undismissed or unstayed for sixty (60) consecutive calendar days (provided that Borrower’s voluntary liquidation, winding-up or dissolution of any Restricted Subsidiary that does not constitute a Significant

Restricted Subsidiary to the extent permitted by the last sentence of Section 5.2 shall not be an Event of Default under this Section 9.1(j)); or

(k)    The occurrence of an Event of Default (as such term is or may hereafter be specifically defined in any other Loan Document) under any other Loan Document; or

(l)    Any Pension Plan maintained by Borrower is finally determined by the PBGC to have a material “accumulated funding deficiency” as that term is defined in Section 302 of ERISA in excess of an amount equal to 5% of Consolidated Total Assets as of the most recently ended Fiscal Quarter for which financial statements prepared on a consolidated basis in accordance with GAAP are available; or

(m)    A Change in Control occurs.

9.2    Remedies Upon Event of Default. Without limiting any other rights or remedies of the Agent or the Lenders provided for elsewhere in this Agreement, or the other Loan Documents, or by applicable Law, or in equity, or otherwise:

(a)    Upon the occurrence, and during the continuance, of any Event of Default other than an Event of Default described in Section 9.1(j), the Agent (at the request of the Requisite Lenders) shall take any or all of the following actions:

(1)    declare the Commitments to make Advances and all other obligations of the Agent or the Lenders, and all rights of Borrower and any other Parties under the Loan Documents, suspended without notice to or demand upon Borrower, which are expressly waived by Borrower;

(2)    demand (on behalf of the Issuing Lender) immediate payment by Borrower of an amount equal to the aggregate amount of all outstanding Letters of Credit to be held by the Issuing Lender in an interest-bearing cash collateral account as collateral hereunder; and

(3)    terminate the Commitments and/or declare all or any part of the unpaid principal of all Loans, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents to be forthwith due and payable, whereupon the same shall become and be forthwith due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by Borrower.

(b)    Upon the occurrence of any Event of Default described in Section 9.1(j):

(1)    the Commitments to make Advances and all other obligations of the Agent, the Issuing Lender and the Lenders, and all rights of Borrower and any other Loan Parties under the Loan Documents, shall terminate without notice to or demand upon Borrower, which are expressly waived by Borrower;

(2)    an amount equal to the aggregate amount of all outstanding Letters of Credit shall be immediately due and payable to the Issuing Lender without notice to or demand upon Borrower, which are expressly waived by Borrower, to be held by the Issuing Lender in an interest-bearing cash collateral account as collateral hereunder; and

(3)    the unpaid principal of all Loans, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents shall be forthwith due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by Borrower.

(c)    Upon the occurrence of any Event of Default, the Lenders and the Agent or any of them, without notice to (except as expressly provided for in any Loan Document) or demand upon Borrower, which are expressly waived by Borrower (except as to notices expressly provided for in any Loan Document), may proceed (but only with the consent of the Requisite Lenders) to protect, exercise and enforce their rights and remedies under the Loan Documents against Borrower and any other Loan Party and such other rights and remedies as are provided by Law or equity, subject to Section 9.2(e).

(d)    After the exercise of remedies by the Agent provided for in Section 9.2 (or after the Advances have automatically become immediately due and payable and the Letters of Credit have automatically been required to be Cash Collateralized as set forth above) or if at any time insufficient funds are received by and available to the Agent to pay fully all Secured Obligations then due hereunder, any amounts received on account of the Secured Obligations shall be applied by the Agent in the following order :

First, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Agent and amounts payable under Sections 3.5 and 3.6) payable to the Agent its capacity as such;

Second, to payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit fees) payable to the Lenders and the Issuing Lender (including fees, charges and disbursements of counsel to the respective Lenders and Issuing Lender arising under the Loan Documents and amounts payable under Sections 3.5 and 3.6, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Secured Obligations constituting accrued and unpaid Letter of Credit fees and interest on the Advances and other Secured Obligations arising under the Loan Documents, ratably among the Lenders and the Issuing Lender in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Secured Obligations constituting (i) unpaid principal of the Advances and other Secured Obligations then owing under Secured Hedging Agreements and Bank Products and (ii) any amounts needed to Cash Collateralize Borrower’s obligations with respect to Letters of Credit, ratably among the Lenders, the Issuing Lender, the Hedge Banks party thereto and those Bank Product Lenders in proportion to the respective amounts described in clauses (a) and (b) of this clause Fourth held by them; and

Last, the balance, if any, after all of the Secured Obligations have been indefeasibly paid in full, to Borrower or as otherwise required by Law.

No application of payments will cure any Event of Default (other than an Event of Default caused by a failure to pay), or prevent acceleration, or continued acceleration, of amounts payable under the Loan Documents, or prevent the exercise, or continued exercise, of rights or remedies of the Lenders hereunder or thereunder or at Law or in equity.

Notwithstanding the foregoing, Secured Obligations arising under Bank Products and Secured Hedging Agreements shall be excluded from the application described above if the Agent has not received a Secured Party Designation Notice, together with such supporting documentation as the Agent may request, from the applicable Bank Product Lender or Hedge Bank, as the case may be. Each Bank Product Lender or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Agent pursuant to the terms of Article 10 for itself and its Affiliates as if a “Lender” party hereto. Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocations to Secured Obligations otherwise set forth above in this Section.

(e)    Notwithstanding anything to the contrary contained in this Agreement, but without waiving or limiting any obligation of Borrower hereunder, the Agent will not take any action pursuant to this Agreement or any other Loan Document that would constitute or result in any assignment of any Communications License held by Borrower or any of its Subsidiaries (or assigned or transferred to Borrower or any of its Subsidiaries) or any transfer of control of the holder of any Communications License held by Borrower or any of its Subsidiaries (or assigned or transferred to Borrower or any of its Subsidiaries), within the meaning of Section 310(d) of the Communications Act or other Communications Laws, if such assignment of such Communications License or such transfer of control would require thereunder the prior approval of the FCC or other Governmental Agency, without first obtaining such approval. The Agent agrees that (a) voting rights in the Equity Interests of each Subsidiary Guarantor, but solely to the extent any such Subsidiary Guarantor is the holder of any Communications License, will remain with the holders of such voting rights upon and following the occurrence of an Event of Default until any required prior approvals of the FCC or other Governmental Agency, as applicable, shall have been obtained; (b) to the extent required by law, upon and following the occurrence of any Event of Default and foreclosure upon the Equity Interests of any Subsidiary of Borrower holding any Communications License by the Agent, there will be either an arm’s length private or public sale of such Equity Interests; and (c) prior to the exercise of stockholder rights by the purchaser at any such sale, the prior consent of the FCC pursuant to Section 310(d) of the Communications Act, and of any other Governmental Agency pursuant to applicable Communications Laws, will be obtained.

ARTICLE 10

THE AGENT

10.1    Appointment and Authority.

(a)    Appointment. Each of the Lenders and the Issuing Lender hereby irrevocably appoints MUFG to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Other than Borrower’s consent rights set forth in Section 10.6, the provisions of this Article are solely for the benefit of the Agent, the Lenders and the Issuing Lender, and neither Borrower nor any other Subsidiary shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b)    The Agent. The Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank or potential Bank Product Lender) and the Issuing Lender hereby irrevocably appoints and authorizes the Agent to act as the agent of such Lender and the Issuing Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of Borrower or Subsidiary Guarantors to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Agent pursuant to Section 10.5 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Agreements, or for exercising any rights and remedies thereunder at the direction of the Agent), shall be entitled to the benefits of all provisions of this Article 10, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

10.2    Rights as a Lender. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.

10.3    Exculpatory Provisions.

(a)    The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Agent:

(i)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Requisite Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;

(iii)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity; and

(iv)    shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.

(b)    The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Requisite Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.2 and 9.2, or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Agent in writing by Borrower, a Lender or an Issuing Lender.

(c)    The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by the Security Agreements, (v) the value or the sufficiency of the Collateral, or (vi) the satisfaction of any condition set forth in Article 8 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

10.4    Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Lender, the Agent may presume that such condition is satisfactory to such Lender or Issuing Lender unless the Agent shall have received notice to the contrary from such Lender or Issuing Lender prior to the making of such Loan or the issuance, extension, renewal or increase of such Letter of Credit. The Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.5    Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the

Facilities as well as activities as Agent. The Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

10.6    Resignation of the Agent.

(a)    The Agent may at any time give notice of its resignation to the Lenders, the Issuing Lender and Borrower. Upon receipt of any such notice of resignation, the Requisite Lenders shall have the right, with the consent (if no Event of Default pursuant to Section 9.1(a), (b) or (j) then exists and not to be unreasonably withheld or delayed) of Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Requisite Lenders) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Lender, appoint a successor Agent meeting the qualifications set forth above with the consent (if no Event of Default pursuant to Section 9.1(a), (b) or (j) then exists and not to be unreasonably withheld or delayed) of Borrower. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)    If the Person serving as the Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Requisite Lenders may, to the extent permitted by applicable law, by notice in writing to Borrower and such Person remove such Person as the Agent and, with the consent (if no Event of Default pursuant to Section 9.1(a), (b) or (j) then exists and not to be unreasonably withheld or delayed) of Borrower, appoint a successor. If no such successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Requisite Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Agent on behalf of the Lenders or the Issuing Lender under any of the Loan Documents, the retiring or removed Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (2) except for any indemnity payments or other amounts owed to the retiring or removed Agent, all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender and Issuing Lender directly, until such time, if any, as the Requisite Lenders appoint a successor Agent as provided for above. Upon the acceptance of a successor’s appointment as the Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Agent (other than as provided in Section 3.11(i) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Agent), and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring or removed Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Sections 11.3 and 11.11 shall continue in effect for the benefit of such retiring or removed Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as the Agent.

(d)    Any resignation by MUFG as Agent pursuant to this Section shall also constitute its resignation as Issuing Lender and Swing Line Lender. If MUFG resigns as an Issuing Lender, it shall retain all the rights, powers, privileges and duties of the Issuing Lender hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Lender and all L/C Obligations with respect thereto, including the right to require the Lenders to make Alternate Base Rate Loans or fund risk participations in unreimbursed drawings pursuant to Section 2.4(c). If MUFG resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Advances made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Alternate Base Rate Loans or fund risk participations in outstanding Swing Line Advances pursuant to Section 2.9(c). Upon the appointment by Borrower of a successor Issuing Lender or Swing Line Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender or Swing Line Lender, as applicable, (ii) the retiring Issuing Lender and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents and (iii) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to MUFG to effectively assume the obligations of MUFG with respect to such Letters of Credit. After the retiring Issuing Lender and/or Swing Line Lender’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.3 shall continue in effect for the benefit of such retiring Issuing Lender and Swing Line Lender in respect of any actions taken or omitted to be taken by any of them while the retiring Issuing Lender or Swing Line Lender was acting in such capacity.

10.7    Non-Reliance on the Agent and Other Lenders. Each Lender and Issuing Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and Issuing Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.8    No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers, Syndication Agents or Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Agent, a Lender or an Issuing Lender hereunder.

10.9    The Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to Borrower or any Subsidiary Guarantor, the Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lender and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lender and the Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lender and the Agent under Sections 3.3, 3.4, 11.3 and 11.11) allowed in such judicial proceeding; and

(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Lender to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lender, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Sections 11.3 and 11.11.

Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to, or accept or adopt on behalf of any Lender, any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender to authorize the Agent to vote in respect of the claim of any Lender in any such proceeding.

10.10    Collateral and Guaranty Matters. (a) Each of the Lenders (including in its capacities as a potential Hedge Bank or potential Bank Product Lender) and the Issuing Lender irrevocably authorize the Agent, at its option and in its discretion,

(i)    to release any Lien on any property granted to or held by the Agent (for the benefit of the Secured Parties) under any Loan Document (x) upon termination of all Commitments and payment in full of all Secured Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Agent and the applicable Issuing Lender shall have been made), (y) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Loan Documents, or (z) subject to Section 11.2, if approved, authorized or ratified in writing by the Requisite Lenders;

(ii)    to subordinate any Lien on any property granted to or held by the Agent (for the benefit of the Secured Parties) under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.9(g); and

(iii)    to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty if such Person ceases to be a Subsidiary Guarantor as a result of a transaction permitted under the Loan Documents.

Upon request by the Agent at any time, the Requisite Lenders will confirm in writing the Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 10.10. In each case as specified in this Section 10.10, the Agent will, at Borrower’s expense, execute and deliver to Borrower or any Subsidiary Guarantor, as applicable, such documents as Borrower or such Subsidiary Guarantor may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Agreements or to subordinate its interest in such item, or to release such Subsidiary Guarantor from its obligations under the Subsidiary Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 10.10.

(b)    The Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Agent’s Lien thereon, or any certificate prepared by Borrower or any Subsidiary Guarantor in connection therewith, nor shall the Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

10.11    Secured Hedging Agreements; Bank Products. Except as otherwise expressly set forth herein, no Hedge Bank or Bank Product Lender that obtains the benefit of the provisions of Section 9.2, the Subsidiary Guaranty or any Collateral by virtue of the provisions hereof or any Security Agreements shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) (or to notice of or to consent to any amendment, waiver or modification of the provisions hereof or of the Subsidiary Guaranty or any Security Agreements) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article 10 to the contrary, the Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Obligations arising under Secured Hedging Agreements or Bank Products except to the extent expressly provided herein and unless the Agent has received a Secured Party Designation Notice of such Secured Obligations, together with such supporting documentation as the Agent may request, from the applicable Hedge Bank or Bank Product Lender, as the case may be. The Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Obligations arising under Secured Hedging Agreements or Bank Products in the case of a Maturity Date.

10.12    Reimbursement by Lenders. To the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under Section 11.3 or 11.11 to be paid by them to the Agent (or any sub-agent thereof), the Issuing Lender, the Swing Line Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Agent (or any such sub-agent), the Issuing Lender, the Swing Line Lender or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the outstanding Loans, unfunded Commitments and participation interests in Swing Line Loans and L/C Obligations of all Lenders at such time at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, further that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or any such sub-agent), the Issuing Lender or the Swing Line Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Agent (or any such sub-agent), the Issuing Lender or the Swing Line Lender in connection with such capacity. The obligations of the Lenders under this Section are subject to the provisions of Section 11.4.

10.13    ERISA Matters.

(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and the

Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)    such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Lender.

(b)    In addition, unless either (1) subclause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with subclause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Agent or the Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

ARTICLE 11

MISCELLANEOUS

11.1    Cumulative Remedies; No Waiver. The rights, powers, privileges and remedies of the Agent, the Issuing Lender and the Lenders provided herein or in any Note or other Loan Document are cumulative and not exclusive of any right, power, privilege or remedy provided by Law or equity. No failure or delay on the part of the Agent or any Lender in exercising any right, power, privilege or remedy may be, or may be deemed to be, a waiver thereof; nor may any single or partial exercise of any right, power, privilege or remedy preclude any other or further exercise of the same or any other right, power, privilege or remedy. The terms and conditions of Article 8 hereof are inserted for the sole benefit of the Agent and the Lenders; the same may be waived in whole or in part, with or without terms or conditions, in respect of any Loan without prejudicing the Agent’s or the Lenders’ rights to assert them in whole or in part in respect of any other Loan.

11.2    Amendments; Consents. Other than (i) as provided in Section 2.8 with respect to any New Term Loans or New Revolving Commitments and (ii) as provided in Section 2.12 with respect to an Extended Facility Agreement, no amendment, modification, supplement, extension, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder, and no consent to any departure by Borrower or any other Loan Party therefrom, may in any event be effective unless in writing signed by the Agent with the written approval of the Requisite Lenders (and, in the case of any amendment, modification or supplement of or to any Loan Document to which Borrower is a party, signed by Borrower, and, in the case of any amendment, modification or supplement to Article 10, signed by the Agent), and then only in the specific instance and for the specific purpose given; provided that no such amendment, modification, supplement, termination, waiver or consent may be effective (in each case, other than (i) as provided in Section 2.8 with respect to any New Term Loans or New Revolving Commitments and (ii) as provided in Section 2.12 with respect to an Extended Facility Agreement):

(a)    to (i) reduce the principal of or the rate of interest payable on, any Loan; provided that no amendment resulting in the payment of a higher rate of interest to any Lender or group of Lenders within the same class than the rate of interest payable to the other Lenders of the same class hereunder shall be permitted without the written consent of all Lenders of such class); provided further that the waiver of any condition set forth in Article 8 or the waiver of any Default or Event of Default shall not be considered extensions, reductions or forgiveness of principal amounts, (ii) increase the amount of the Commitments, (iii) (subject to the last 2 paragraphs of this Section 11.2) amend or modify the Pro Rata Share of any Lender, (iv) reduce the amount of any fee or amount payable to any Lender under the Loan Documents or (v) waive an Event of Default consisting of the failure of Borrower to pay when due principal, interest or any fee owing under any Loan Document, without the written consent of each Lender directly affected thereby;

(b)    to postpone any date fixed for any payment or prepayment of principal of or any installment of interest on, any Loan or any installment of any fee or other amount payable to any Lender under the Loan Documents, or to extend the applicable “Maturity Date,” or to extend the term of the Commitments, without the written consent of each Lender directly affected thereby;

(c)    except as set forth in the last paragraph of this Section 11.2, to amend the definition of “Requisite Lenders” without the written consent of each Lender;

(d)    to release any Subsidiary Guarantor from its Subsidiary Guaranty if the assets and net income of such Restricted Subsidiary as of the most recently-ended Fiscal Year, together with the assets and net income of each other Subsidiary Guarantor released on or after the Closing Date (in each case as of the Fiscal Year most-recently ended prior to such release), would exceed 40% of (i) Net Income or (ii) Consolidated Total Assets as at the end of such Fiscal Year, without the written consent of each Lender; or to release all or substantially all of the Collateral from the Lien of the Loan Documents without the written consent of each Lender;

(e)    to amend or waive Section 8.1 or this Section 11.2 without the written consent of each Lender;

(f)    to change Sections 3.10(b) or 9.2(d) in a manner that would alter the pro rata sharing or order of payments required thereby without the written consent of each Lender directly affected thereby;

(g)    to amend or waive Section 8.2 with respect to any Advance under the Revolving Credit Facility without the written consent of Revolving Lenders having at such time in excess of 50% of the Revolving Commitments; and

(h)    to amend any provision of this Agreement that expressly requires the consent or approval of all or a specified portion of the Lenders without the written consent of all Lenders or such specified portion of the Lenders, as applicable.

Notwithstanding anything to the contrary in this Section 11.2, in the event that Borrower awards any agent or other titles under this Agreement to Lenders, whether existing Lenders or New Lenders, the Agent and Borrower may enter into amendments to this Agreement to the extent necessary to reflect such title(s).

Any amendment, modification, supplement, termination, waiver or consent pursuant to this Section 11.2 shall apply equally to, and shall be binding upon, all the Lenders and the Agent.

Notwithstanding anything to the contrary in this Section 11.2, (i) neither Section 2.4 nor any other provision affecting the rights or duties of the Issuing Lender shall be amended without the consent of the Issuing Lender and (ii) neither Article 10 nor any provision affecting the rights or duties of the Agent shall be amended without the consent of the Agent.

(1)    Notwithstanding anything to the contrary in this Section 11.2, the Agent is authorized by the Lenders to enter into amendments or supplements to this Agreement, or any other Loan Document to which it is a party, with Borrower or the applicable Subsidiary Guarantor for the purpose of curing any typographical error, incorrect cross-reference, defect in form, inconsistency, omission or ambiguity herein or therein (without any consent or approval by the Lenders).

(2)    Notwithstanding anything to the contrary in this Section 11.2, (i) the Agent and Borrower or applicable Subsidiary Guarantor may enter into amendments, supplements or modifications to the Loan Documents or additional Loan Documents to reflect additional Collateral provided under the Loan Documents or effect releases of Collateral or guarantees permitted by the Loan Documents, or to take such further actions in respect of the Security Documents as contemplated hereunder and thereunder (ii) the Agent and Borrower may make amendments and supplements to the Loan Documents to add additional Lenders, Extending Revolving Lenders and Extending Term Loan Lenders to the Credit Agreement, including the definitions of “Requisite Lenders” and “Pro Rata Share” and (iii) the Agent and Borrower may make amendments, modifications and supplements to the Agent Fee Letter.

11.3    Costs and Expenses. Borrower shall pay, within five (5) Banking Days after demand, the Agent and the Arrangers for all reasonable and documented out-of-pocket expenses incurred by the Agent and the Arrangers in connection with the preparation, execution, delivery and administration of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), limited, in the case of legal fees and expenses, to the reasonable and documented fees, expenses and disbursements of one counsel to the Agent and the Arrangers taken as a whole (and of special counsel and a single local counsel in each relevant jurisdiction (which may be a single local counsel acting in multiple jurisdictions)) (in each case, except allocated costs of in-house counsel) and (ii) the Agent and the Lenders for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (limited in the case of out-of-pocket legal fees and expenses, to the reasonable and documented fees, expenses and disbursements of one counsel to the Agent and the Lenders taken as a whole (and of special counsel and a single local counsel in each relevant jurisdiction (which may be a single local counsel acting in multiple jurisdictions) and, solely in the event of an actual or perceived conflict of interest between the Agent and the Lenders, where the Lender or Lenders affected by such conflict of interest inform Borrower in writing of such conflict of interest and thereafter retain its or their own counsel, one additional special counsel and one additional counsel in each relevant jurisdiction to each group of affected Lenders similarly situated taken as a whole) (in each case, except allocated costs of in-house counsel)). Any amount payable to the Agent, the Issuing Lender or any Lender under this Section 11.3 shall bear interest from the fifth Banking Day following the date of demand for payment at the Default Rate. This Section 11.3 shall survive termination of this Agreement.

11.4    Nature of Lenders’ Obligations. The obligations of the Lenders hereunder are several and not joint or joint and several. Nothing contained in this Agreement or any other Loan Document and no action taken by the Agent or the Lenders or any of them pursuant hereto or thereto may, or may be deemed to, make the Lenders a partnership, an association, a joint venture or other entity, either among themselves or with Borrower or any Affiliate of Borrower.

11.5    Survival of Representations and Warranties. All representations and warranties contained herein or in any other Loan Document, or in any certificate or other writing delivered by or on behalf of any one or more of the Loan Parties to any Loan Document, will survive the making of the Loans hereunder and the execution and delivery of the Loan Documents, and have been or will be relied upon by the Agent and each Lender, notwithstanding any investigation made by the Agent or any Lender or on their behalf.

11.6    Notices. Except as otherwise expressly provided in the Loan Documents, all notices, requests, demands, directions and other communications provided for hereunder or under any other Loan Document must be in writing and must be mailed, telegraphed, faxed, dispatched by commercial courier or delivered to the appropriate party at the address set forth on the signature pages of this Agreement or other applicable Loan Document or, as to any party to any Loan Document, at any other address as may be designated by it in a written notice sent to all other parties to such Loan Document in accordance with this Section. Except as otherwise expressly provided in any Loan Document, if any notice, request, demand, direction or other communication required or permitted by any Loan Document is given by mail it will be effective on the earlier of receipt or the fourth Banking Day after deposit in the United States mail with first class or airmail postage prepaid; if given by facsimile, when sent; if dispatched by commercial courier, on the scheduled delivery date; or if given by personal delivery, when delivered. Notices and other communications to the Lenders and the Issuing Lender hereunder may be delivered electronically as set forth in Section 7.4.

11.7    Execution of Loan Documents. Unless the Agent otherwise specifies with respect to any Loan Document, (a) this Agreement and any other Loan Document may be executed in any number of counterparts and any party hereto or thereto may execute any counterpart, each of which when executed and delivered will be deemed to be an original and all of which counterparts of this Agreement or any other Loan Document, as the case may be, when taken together will be deemed to be but one and the same instrument and (b) execution of any such counterpart may be evidenced by a facsimile or electronic transmission of the signature of such party. The execution of this Agreement or any other Loan Document by any party hereto or thereto will not become effective until counterparts hereof or thereof, as the case may be, have been executed by all the parties hereto or thereto.

11.8    Binding Effect; Assignment.

(a)    This Agreement and the other Loan Documents to which Borrower is a party will be binding upon and inure to the benefit of Borrower, the Agent, each of the Lenders, and their respective successors and assigns, except that Borrower may not assign its rights hereunder or thereunder or any interest herein or therein without the prior written consent of all the Lenders. Each Lender represents that it is not acquiring its Advances and other Obligations hereunder with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (subject to any requirement that disposition of such Note must be within the control of such Lender). Any Lender may at any time pledge its Note or any other instrument evidencing its rights as a Lender under this Agreement to a Federal Reserve Bank, but no such pledge shall release that Lender from its obligations hereunder or grant to such Federal Reserve Bank the rights of a Lender hereunder absent foreclosure of such pledge.

(b)    From time to time following the Closing Date, each Lender may assign to one or more Eligible Assignees all or any portion of its respective Commitments and the Loans; provided that (i) such Eligible Assignee, if not then a Lender or an Affiliate of the assigning Lender, shall be approved by the Agent and the Issuing Lender and (if no Event of Default pursuant to Section 9.1(a), (b) or (j) then exists) Borrower (neither of which approvals shall be unreasonably withheld or delayed); provided that (x) Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within 10 Banking Days after having received notice thereof and (y) approval of the Issuing Lender shall not be required in connection with the assignment of any New Term Loans, (ii) no such assignment shall be made to (A) Borrower or any of Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), (iii) such assignment shall be evidenced by an Assignment and Acceptance, a copy of which shall be furnished to the Agent as herein below provided, (iv) except in the case of an assignment to an Affiliate of the assigning Lender, to another Lender or of the entire remaining Commitments and/or Loans of the assigning Lender, the assignment shall not assign any portion of any Commitment and/or Loans that is equivalent to less than $5,000,000 (or, in the case of any New Term Loans, such other minimum amount as may be set forth in the applicable New Term Facility Supplement; provided that such minimum amount shall not be less than $1,000,000) and (v) the effective date of any such assignment shall be as specified in the Assignment and Acceptance, but not earlier than the date which is five (5) Banking Days after the date the Agent has received the Assignment and Acceptance. Upon the effective date of such Assignment and Acceptance, the Eligible Assignee named therein shall be a Lender for all purposes of this Agreement, with the Pro Rata Share of the Commitments and/or Loans therein set forth and, to the extent of such Pro Rata Share, the assigning Lender shall be released from its further obligations under this Agreement; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Borrower agrees that, to the extent requested by any such Lender, it shall execute and deliver (against delivery by the assigning Lender to Borrower of its Notes) to such assignee Lender, Notes evidencing that assignee Lender’s respective Commitments and/or Loans, and to the assigning Lender, Notes evidencing the remaining balance of its respective Commitments and/or Loans. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrower and the Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent, the Issuing Lender, the Swing Line Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(c)    By executing and delivering an Assignment and Acceptance, the Eligible Assignee thereunder acknowledges and agrees that: (i) other than the representation and warranty that it is the legal and beneficial owner of the Commitments and/or Loans being assigned thereby free and clear of any adverse claim, the assigning Lender has made no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness or sufficiency of this Agreement or any other Loan Document; (ii) the assigning Lender has made no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance by Borrower of the Obligations; (iii) it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.1 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) it will, independently and without reliance upon the Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) it appoints and authorizes the Agent to take such action and to exercise such powers under this Agreement as are delegated to the Agent by this Agreement; (vi) it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender; and (vii) it is not a Disqualified Institution.

(d)    The Agent shall maintain at the Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) of the names and address of each of the Lenders and the Pro Rata Share of the Commitments and/or the principal amounts (and stated interest) of the Loans held by each Lender, giving effect to each Assignment and Acceptance. The Register shall be available during normal business hours for inspection by Borrower or any Lender upon reasonable prior notice to the Agent. After receipt of a completed Assignment and Acceptance executed by any Lender and an Eligible Assignee, and receipt of an assignment fee of $3,500 from such Lender or Eligible Assignee, the Agent shall, promptly following the effective date thereof, provide to Borrower and the Lenders a revised Schedule 1.1 giving effect thereto.

Borrower, the Agent and the Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the Commitments and/or Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitments and/or Loans shall be effective, in each case unless and until an Assignment and Acceptance effecting the assignment or transfer thereof shall have been accepted by the Agent and recorded in the Register as provided above. Prior to such recordation, all amounts owed with respect to the Commitments and/or Loans shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments and/or Loans.

(e)    Each Lender may from time to time grant participations to one or more banks or other financial institutions (other than a Disqualified Institution, a Defaulting Lender or Borrower or any of Borrower’s Affiliates or Subsidiaries) in a portion of the Commitments and/or Loans; provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other financial institutions shall not be a Lender hereunder for any purpose except, if the participation agreement so provides, for the purposes of Sections 3.6, 3.7, 3.11, 11.11 and 11.22 but only to the extent that the cost of such benefits to Borrower does not exceed the cost which Borrower would have incurred in respect of such Lender absent the participation, (iv) Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, (v) the participation interest shall be expressed as a percentage of the granting Lender’s Commitments and/or Loans as it then exists and shall not restrict an increase in the Commitments and/or Loans, or in the granting Lender’s Commitments and/or Loans, so long as the amount of the participation interest is not affected thereby, (vi) the holder of the participation interest shall abide by the confidentiality provisions set forth herein and (vii) the consent of the holder of such participation interest shall not be required for amendments or waivers of provisions of the Loan Documents other than those which (a) extend the applicable Maturity Date or any other date upon which any payment of money is due to the Lenders, (b) reduce the rate of interest on the Loan, any fee or any other monetary amount payable to the Lenders, (c) reduce the amount of any installment of principal due with respect to the Loan, (d) release any Subsidiary Guaranty, or (e) release all or substantially all of the Collateral from the Lien of the Collateral Documents, except if such release of Collateral occurs in connection with a Disposition permitted under Section 6.2 or grant of a purchase-money Lien of the type permitted by Section 6.9(g) (unless the holder of such Lien does not prohibit a subordinate Lien on the acquired property or assets, in which case the Agent shall subordinate its Lien on such acquired property or assets in a manner acceptable to the holder of the purchase-money Lien without the need for the consent of any Lender), in which case such release shall not require the consent of any of the Lenders or of any holder of a participation interest in the Commitments and/or Loans. In the event that a participation has been granted pursuant to this Section 11.8(e) to a financial institution that is not a U.S. Person, then, upon request made by Borrower or the Agent to the Lender which granted such participation, such Lender shall cause such participant financial institution to deliver the same documents and information to Borrower and the Agent as would be required under Section 3.11(g) if such financial institution were a Lender. Each Lender that grants a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loan or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(f)    (i) No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation); provided, however, that during the continuation of Event of Default under Section 9.1(a), 9.1(b) or 9.1(j), no consent of Borrower shall be required to make an assignment or participation to a Disqualified Institution. For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), (x) such assignee shall not retroactively be disqualified from becoming a Lender and (y) the execution by Borrower of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution (provided that no additional assignment or participation shall be made to any Person that becomes a Disqualified Institution unless an Event of Default under Section 9.1(a), 9.1(b) or 9.1(j) has occurred and is continuing). Any assignment in violation of this clause (f)(i) shall not be void, but the other provisions of this clause (f) shall apply.

(ii)    If any assignment or participation is made to any Disqualified Institution without Borrower’s prior consent in violation of clause (i) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Agent, (A) terminate any Revolving Commitment of such Disqualified Institution and repay all obligations of Borrower owing to such Disqualified Institution in connection with such Revolving Commitment, (B) in the case of any outstanding Term Loan held by Disqualified Institutions, purchase or prepay such Term Loan by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such Term Loan in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and/or (C) require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 11.8), all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder. Proceeds of Revolving Loans or Swing Line Advances shall not be used to make any prepayment described in this clause (ii).

(iii)    Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions that have become Lenders or Participants in violation of this Section 11.8 (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by Borrower, the Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any plan, each Disqualified Institution party hereto hereby agrees (1) not to vote on such plan, (2) if such Disqualified Institution votes on such plan notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(iv)    The Agent shall have the right, and Borrower hereby expressly authorizes the Agent, to (A) post the list of Disqualified Institutions provided by Borrower and any updates thereto from time to time (collectively, the “DQ List”) on the Platform, including that portion of the Platform that is designated for “public side” Lenders and/or (B) provide the DQ List to each Lender requesting the same.

11.9    Right of Setoff. If an Event of Default has occurred and is continuing, the Agent, the Issuing Lender, the Agent, any Lender or any Affiliate of any Lender (but in each case only with the consent of the Requisite Lenders) may exercise its rights under Article 9 of the Uniform Commercial Code and other applicable Laws and, to the extent permitted by applicable Laws, apply any funds in any deposit account maintained with it by Borrower and/or any Property of Borrower in its possession against the Obligations; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 2.10 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent, the Issuing Lender, the Swing Line Lender and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the Issuing Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Lender or their respective Affiliates may have. Each Lender and the Issuing Lender agrees to notify Borrower and the Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.10    Sharing of Setoffs. Each Lender severally agrees that if it, through the exercise of any right of setoff, banker’s lien or counterclaim against Borrower, or otherwise receives payment of the Obligations held by it that is ratably more than any other Lender, through any means, receives in payment of the Obligations held by that Lender (in each case, other than (x) payment made by or on behalf of Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender or Disqualified Institution), (y) the application of Cash Collateral provided for in Section 2.11 or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in

L/C Obligations or Swing Line Loans to any assignee or participant (other than an assignment to Borrower or any Subsidiary thereof, as to which the provisions of this Section shall apply), then, subject to applicable Laws: (a) the Lender exercising the right of setoff, banker’s lien or counterclaim or otherwise receiving such payment shall purchase, and shall be deemed to have simultaneously purchased, from each of the other Lenders a participation in the Obligations held by the other Lenders and shall pay to the other Lenders a purchase price in an amount so that the share of the Obligations held by each Lender after the exercise of the right of setoff, banker’s lien or counterclaim or receipt of payment shall be in the same proportion that existed prior to the exercise of the right of setoff, banker’s lien or counterclaim or receipt of payment; and (b) such other adjustments and purchases of participations shall be made from time to time as shall be equitable to ensure that all of the Lenders share any payment obtained in respect of the Obligations ratably in accordance with each Lender’s share of the Obligations immediately prior to, and without taking into account, the payment; provided that, if all or any portion of a disproportionate payment obtained as a result of the exercise of the right of setoff, banker’s lien, counterclaim or otherwise is thereafter recovered from the purchasing Lender by Borrower or any Person claiming through or succeeding to the rights of Borrower, the purchase of a participation shall be rescinded and the purchase price thereof shall be restored to the extent of the recovery, but without interest. Each Lender that purchases a participation in the Obligations pursuant to this Section 11.10 shall from and after the purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased. Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in an Obligation so purchased pursuant to this Section 11.10 may exercise any and all rights of setoff, banker’s lien or counterclaim with respect to the participation as fully as if the Lender were the original owner of the Obligation purchased.

11.11    Indemnity by Borrower. Borrower agrees to indemnify, save and hold harmless the Agent, the Issuing Lender, the Swing Line Lender, the Arrangers and each Lender and their respective Related Parties (collectively the “Indemnitees”) from and against: (a) any and all claims, demands, actions or causes of action if the claim, demand, action or cause of action arises out of or relates to any act or omission (or alleged act or omission) of Borrower, its Affiliates or any of its officers, directors or stockholders relating to the Commitment, the use or contemplated use of proceeds of any Loan, or the relationship of Borrower and the Lenders under this Agreement; (b) any administrative or investigative proceeding by any Governmental Agency arising out of or related to a claim, demand, action or cause of action described in clause (a) above; and (c) any and all liabilities, losses, reasonable costs or expenses (including reasonable attorneys’ fees and the reasonably allocated costs of attorneys employed by any Indemnitee and disbursements of such attorneys and other professional services) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action or cause of action; provided that no Indemnitee shall be entitled to indemnification for any loss caused by its own gross negligence or willful misconduct (determined to be so by a nonappealable, final determination of a court of competent jurisdiction) or for any loss asserted against it by another Indemnitee. If any claim, demand, action or cause of action is asserted against any Indemnitee, such Indemnitee shall promptly notify Borrower, but the failure to so promptly notify Borrower shall not affect Borrower’s obligations under this Section unless such failure materially prejudices Borrower’s right to participate in the contest of such claim, demand, action or cause of action, as hereinafter provided. Such Indemnitee may (and shall, if requested by Borrower in writing) contest the validity, applicability and amount of such claim, demand, action or cause of action and shall permit Borrower to participate in such contest. Such Indemnitee shall act reasonably and in good faith in dealing with such claim, demand, action or cause of action, including in electing whether to offer or accept any settlement or compromise of such claim, demand, action or cause of action. Borrower shall have the burden of establishing the lack of good faith or reasonableness of such Indemnitee. Any Indemnitee that proposes to settle or compromise any claim or proceeding for which Borrower may be liable for payment of indemnity hereunder shall give Borrower written notice of the terms of such proposed settlement or compromise reasonably in advance of settling or compromising such claim or proceeding and shall obtain Borrower’s prior written consent (which shall not be unreasonably withheld or delayed). In connection with any claim, demand, action or cause of action covered by this Section 11.11 against more than one Indemnitee, all such Indemnitees shall be represented by the same legal counsel (which may be a law firm engaged by the Indemnitees or attorneys employed by an Indemnitee or a combination of the foregoing) selected by the Indemnitees and reasonably acceptable to Borrower; provided, that if such legal counsel determines in good faith that representing all such Indemnitees would or could result in a conflict of interest under Laws or ethical principles applicable to such legal counsel, then to the extent reasonably necessary to avoid such a conflict of interest or to permit unqualified assertion of such a defense or counterclaim, each affected Indemnitee shall be entitled to separate representation by legal counsel selected by that Indemnitee and reasonably acceptable to Borrower, with all such legal counsel using reasonable efforts to avoid unnecessary duplication of effort by counsel for all Indemnitees; and further provided that the Agent (as an Indemnitee) shall at all times be entitled to representation by separate legal counsel (which may be a law firm or attorneys employed by the Agent or a combination of the foregoing). Any obligation or liability of Borrower to any Indemnitee under this Section 11.11 shall survive the expiration or termination of this Agreement and the repayment of all Loans and the payment and performance of all other Secured Obligations owed to the Lenders. Notwithstanding anything to the contrary herein, Borrower shall not be liable under this Section 11.11 for any amounts in respect of Indemnified Taxes, which shall be governed exclusively by Section 3.11, or any amounts in respect of Excluded Taxes. Without limiting Borrower’s indemnification obligations above, to the fullest extent permitted by applicable law, no party hereto shall assert, and each other party hereto hereby waives, any claim against Borrower, any of its Subsidiaries or any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof (other than in respect of any such damages incurred or paid by an Indemnitee to a third party and to which such Indemnitee is otherwise entitled to indemnification as provided above).

11.12    Nonliability of the Lenders. Borrower acknowledges and agrees that:

(a)    Any inspections of any Property of Borrower made by or through the Agent, the Issuing Lender or the Lenders are for purposes of administration of the Loan only and Borrower is not entitled to rely upon the same (whether or not such inspections are at the expense of Borrower);

(b)    By accepting or approving anything required to be observed, performed, fulfilled or given to the Agent, the Issuing Lender or the Lenders pursuant to the Loan Documents, neither the Agent, the Issuing Lender nor the Lenders shall be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof, and such acceptance or approval thereof shall not constitute a warranty or representation to anyone with respect thereto by the Agent, the Issuing Lender or the Lenders;

(c)    The relationship between Borrower and the Agent, the Issuing Lender and the Lenders is, and shall at all times remain, solely that of borrowers and lenders; neither the Agent, the Issuing Lender nor the Lenders shall under any circumstance be construed to be partners or joint venturers of Borrower or its Affiliates; neither the Agent, the Issuing Lender nor the Lenders shall under any circumstance be deemed to be in a relationship of confidence or trust or a fiduciary relationship with Borrower or its Affiliates, or to owe any fiduciary duty to Borrower or its Affiliates; neither the Agent, the Issuing Lender nor the Lenders undertake or assume any responsibility or duty to Borrower or its Affiliates to select, review, inspect, supervise, pass judgment upon or inform Borrower or its Affiliates of any matter in connection with their Property or the operations of Borrower or its Affiliates; Borrower and its Affiliates shall rely entirely upon their own judgment with respect to such matters; and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by the Agent, the Issuing Lender or the Lenders in connection with such matters is solely for the protection of the Agent, the Issuing Lender and the Lenders and neither Borrower nor any other Person is entitled to rely thereon; and

(d)    The Agent, the Issuing Lender and the Lenders shall not be responsible or liable to any Person for any loss, damage, liability or claim of any kind relating to injury or death to Persons or damage to Property caused by the actions, inaction or negligence of Borrower and/or its Affiliates and Borrower hereby indemnifies and holds the Agent, the Issuing Lender and the Lenders harmless on the terms set forth in Section 11.11 from any such loss, damage, liability or claim.

11.13    No Third Parties Benefited. This Agreement is made for the purpose of defining and setting forth certain obligations, rights and duties of Borrower, the Agent and the Lenders in connection with the Loans, and is made for the sole benefit of Borrower, the Agent and the Lenders, and the Agent’s and the Lenders’ successors and assigns. Except as provided in Sections 11.8 and 11.11, no other Person shall have any rights of any nature hereunder or by reason hereof.

11.14    Confidentiality. Each Lender agrees to hold any confidential information that it may receive from Borrower in connection with this Agreement in confidence, except for disclosure: (a) to other Lenders or Affiliates of a Lender; (b) to legal counsel and accountants for Borrower or any Lender; (c) to other professional advisors to Borrower or any Lender, provided that the recipient has accepted such information subject to a confidentiality agreement substantially similar to this Section 11.14; (d) to regulatory officials having jurisdiction over that Lender (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (e) as required by Law or legal process, provided that each Lender agrees to notify Borrower of any such disclosures unless prohibited by applicable Laws, or in connection with any legal proceeding to which that Lender and Borrower are adverse parties; (f) to another financial institution in connection with a disposition or proposed disposition to that financial institution of all or part of that Lender’s interests hereunder or a participation interest in its Loan, or to a prospective Lender pursuant to Section 2.8(c), provided that the recipient has accepted such information subject to a confidentiality agreement substantially similar to this Section 11.14, (g) in connection with the exercise of remedies under any of the Loan Documents, (h) on a confidential basis to any rating agency in connection with rating Borrower or its Subsidiaries or the credit facilities provided hereunder, (i) on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder and (j) with the consent of the Borrower, to actual or prospective swap counterparties in connection with any Hedging Agreement. For purposes of the foregoing, “confidential information” shall mean any information respecting Borrower or its Subsidiaries reasonably considered by Borrower to be confidential, other than (i) information previously filed with any Governmental Agency and available to the public and (ii) information previously published or disclosed in any public medium from a source other than, directly or indirectly, that Lender. Nothing in this Section shall be construed to create or give rise to any fiduciary duty on the part of the Agent or the Lenders to Borrower.

11.15    Further Assurances. Borrower shall, at its expense and without expense to the Lenders or the Agent, do, execute and deliver such further acts and documents as the Requisite Lenders, the Agent from time to time reasonably requires for the assuring and confirming unto the Lenders or the Agent, of the rights hereby created or intended now or hereafter so to be, or for carrying out the intention or facilitating the performance of the terms of any Loan Document

11.16    Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control and govern; provided that the inclusion of supplemental rights or remedies in favor of the Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

11.17    GOVERNING LAW; VENUE

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY OF THE LOAN DOCUMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE, WITHOUT REGARD TO THE PRINCIPLES THEREOF REGARDING CONFLICTS OF LAWS, AND ANY APPLICABLE LAWS OF THE UNITED STATES. BORROWER HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN SAN DIEGO COUNTY, CALIFORNIA SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN BORROWER AND ANY SECURED PARTY PERTAINING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS; PROVIDED, THAT EACH SECURED PARTY AND BORROWER ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF SAN DIEGO COUNTY, CALIFORNIA; AND FURTHER PROVIDED, THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE ANY SECURED PARTY FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO COLLECT THE OBLIGATIONS, TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE AGENT FOR THE BENEFIT OF ITSELF AND THE OTHER SECURED PARTIES. BORROWER EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND BORROWER HEREBY WAIVES ANY OBJECTION WHICH IT MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. BORROWER HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINTS AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO BORROWER AT THE ADDRESS SET FORTH IN SECTION 11.6 AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF BORROWER’S ACTUAL RECEIPT THEREOF OR THREE DAYS AFTER DEPOSIT IN THE UNITED STATES MAILS, PROPER POSTAGE PREPAID.

11.18    Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable or invalid as to any party or in any jurisdiction shall, as to that party or jurisdiction, be inoperative, unenforceable or invalid without affecting the remaining provisions or the operation, enforceability or validity of that provision as to any other party or in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable. Without limiting the foregoing provisions of this Section, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Agent, the Issuing Lender or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.19    Headings. Article and Section headings in this Agreement and the other Loan Documents are included for convenience of reference only and are not part of this Agreement or the other Loan Documents for any other purpose.

11.20    Time of the Essence. Time is of the essence of the Loan Documents.

11.21    Hazardous Material Indemnity. Borrower hereby agrees to indemnify, hold harmless and defend (by counsel reasonably satisfactory to the Agent) the Agent and each of the Lenders and their respective directors, officers, employees, agents, successors and assigns from and against any and all claims, losses, damages, liabilities, fines, penalties, charges, administrative and judicial proceedings and orders, judgments, remedial action requirements, enforcement actions of any kind, and all reasonable costs and expenses incurred in connection therewith (including but not limited to reasonable attorneys’ fees and the reasonably allocated costs of attorneys employed by the Agent or any Lender, and expenses to the extent that the defense of any such action has not been assumed by Borrower), arising directly or indirectly out of (i) the presence on, in, under or about any Real Property of any Hazardous Materials, or any releases or discharges of any Hazardous Materials on, under or from any Real Property and (ii) any activity carried on or undertaken on or off any Real Property by Borrower or any of its predecessors in title, whether prior to or during the term of this Agreement, and whether by Borrower or any predecessor in title or any employees, agents, contractors or subcontractors of Borrower or any predecessor in title, or any third persons at any time occupying or present on any Real Property, in connection with the handling, treatment, removal, storage, decontamination, clean-up, transport or disposal of any Hazardous Materials at any time located or present on, in, under or about any Real Property. The foregoing indemnity shall further apply to any residual contamination on, in, under or about any Real Property, or affecting any natural resources, and to any contamination of any Property or natural resources arising in connection with the generation, use, handling, storage, transport or disposal of any such Hazardous Materials, and irrespective of whether any of such activities were or will be undertaken in accordance with applicable Laws, but the foregoing indemnity shall not apply to Hazardous Materials on any Real Property, the presence of which is caused by the Agent or the Lenders. Borrower hereby acknowledges and agrees that, notwithstanding any other provision of this Agreement or any of the other Loan Documents to the contrary, the obligations of Borrower under this Section shall be unlimited corporate obligations of Borrower and shall not be secured by any Lien on any Real Property. Any obligation or liability of Borrower to any Indemnitee under this Section 11.21 shall survive the expiration or termination of this Agreement and the repayment of all Loans and the payment and performance of all other Obligations owed to the Lenders.

11.22    DISPUTES.

TO THE EXTENT PERMITTED BY LAW, IN CONNECTION WITH ANY CLAIM, CAUSE OF ACTION, PROCEEDING OR OTHER DISPUTE CONCERNING THE LOAN DOCUMENTS (EACH A “CLAIM”), THE PARTIES TO THIS AGREEMENT EXPRESSLY, INTENTIONALLY, AND DELIBERATELY WAIVE ANY RIGHT EACH MAY OTHERWISE HAVE TO TRIAL BY JURY. IN THE EVENT THAT THE WAIVER OF JURY TRIAL SET FORTH IN THE PREVIOUS SENTENCE IS NOT ENFORCEABLE UNDER THE LAW APPLICABLE TO THIS AGREEMENT, THE PARTIES TO THIS AGREEMENT AGREE THAT ANY CLAIM, INCLUDING ANY QUESTION OF LAW OR FACT RELATING THERETO, SHALL, AT THE WRITTEN REQUEST OF ANY PARTY, BE DETERMINED BY JUDICIAL REFERENCE PURSUANT TO THE STATE LAW

APPLICABLE TO THIS AGREEMENT. THE PARTIES SHALL SELECT A SINGLE NEUTRAL REFEREE, WHO SHALL BE A RETIRED STATE OR FEDERAL JUDGE. IN THE EVENT THAT THE PARTIES CANNOT AGREE UPON A REFEREE, THE COURT SHALL APPOINT THE REFEREE. THE REFEREE SHALL REPORT A STATEMENT OF DECISION TO THE COURT. NOTHING IN THIS PARAGRAPH SHALL LIMIT THE RIGHT OF ANY PARTY AT ANY TIME TO EXERCISE SELF-HELP REMEDIES, FORECLOSE AGAINST COLLATERAL OR OBTAIN PROVISIONAL REMEDIES. THE PARTIES SHALL BEAR THE FEES AND EXPENSES OF THE REFEREE EQUALLY, UNLESS THE REFEREE ORDERS OTHERWISE. THE REFEREE SHALL ALSO DETERMINE ALL ISSUES RELATING TO THE APPLICABILITY, INTERPRETATION, AND ENFORCEABILITY OF THIS PARAGRAPH. THE PARTIES ACKNOWLEDGE THAT IF A REFEREE IS SELECTED TO DETERMINE THE CLAIMS, THEN THE CLAIMS WILL NOT BE DECIDED BY A JURY.

11.23    Purported Oral Amendments. BORROWER EXPRESSLY ACKNOWLEDGES THAT THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY ONLY BE AMENDED OR MODIFIED, OR THE PROVISIONS HEREOF OR THEREOF WAIVED OR SUPPLEMENTED, BY AN INSTRUMENT IN WRITING THAT COMPLIES WITH SECTION 11.2. BORROWER AGREES THAT IT WILL NOT RELY ON ANY COURSE OF DEALING, COURSE OF PERFORMANCE, OR ORAL OR WRITTEN STATEMENTS BY ANY REPRESENTATIVE OF THE AGENT OR ANY BANK THAT DOES NOT COMPLY WITH SECTION 11.2 TO EFFECT AN AMENDMENT, MODIFICATION, WAIVER OR SUPPLEMENT TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

11.24    Patriot Act. Each Lender that is subject to the Act (as hereinafter defined) and the Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender or the Agent, as applicable, to identify Borrower in accordance with the Act. Borrower shall, promptly following a request by the Agent or any Lender, provide all documentation and other information that the Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

11.25    [Reserved].

11.26    Replacement of Lenders. If Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.5, 3.6 or 3.11, if any Lender is a Defaulting Lender or if any Lender (a “Non-Consenting Lender”) has failed to consent to a proposed amendment or waiver which pursuant to the terms of Section 11.2 requires the consent of all of the Lenders or all of the affected Lenders and with respect to which the Requisite Lenders shall have granted their consent, then in each such case Borrower shall have the right, upon three (3) Banking Days’ prior notice (or such lesser period of notice as such Lender and the Agent may agree to) to such Lender and the Agent, to replace such Lender by requiring such Lender to assign, in accordance with Section 11.8, all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.5, 3.6 and 3.11) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(a)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts),

(b)    the replacement Lender shall pay the assignment fee referred to in Section 11.8(b),

(c)    in the case of any such assignment resulting from a claim for compensation under Section 3.5 or 3.6 or payments required to be made pursuant to Section 3.11, such assignment will result in a reduction in such compensation or payments thereafter,

(d)    such assignment does not conflict with applicable Laws;

(e)    in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the replacement Lender shall grant its consent with respect to the applicable proposed amendment or waiver.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

11.27    Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency, Borrower agrees that (i) the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase Dollars with such other currency at 11:00 a.m. (London time) on the Banking Day preceding that on which judgment is given and (ii) it agrees to indemnify, save and hold harmless the Agent, the Issuing Lender(s) and each Lender and their respective Affiliates, directors, officers, agents, attorneys and employees from and against any and all losses, claims and demands resulting from such conversion.

11.28    Keepwell.

At such time as Borrower is a Qualified ECP Guarantor at the time the Subsidiary Guaranty by any Subsidiary Guarantor that is not then an “eligible contract participant” under the Commodity Exchange Act (a “Specified Loan Party”) or the grant of a security interest under the Loan Documents by any such Specified Loan Party, in either case, becomes effective with respect to any Swap Obligation, hereby absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering Borrower’s obligations and undertakings under this Section 11.28 voidable under applicable Debtor Relief Laws, and not for any greater amount). The obligations and undertakings of Borrower under this Section shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full. Borrower intends this Section to constitute, and this Section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Specified Loan Party for all purposes of the Commodity Exchange Act.

11.29    Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)    the effects of any Bail-in Action on any such liability, including, if applicable:

(1)    a reduction in full or in part or cancellation of any such liability;

(2)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(3)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[Signature Pages Redacted]

SCHEDULE I

[See attached]

SCHEDULE I

TO AMENDMENT

SCHEDULE 1.1

LENDER COMMITMENTS

Lender	Commitment Amount	Pro Rata Share of Commitment
Bank of America, N.A.	$130,000,000.00	16.250000000%
JPMorgan Chase Bank, N.A.	$130,000,000.00	16.250000000%
MUFG Union Bank, N.A.	$110,000,000.00	13.750000000%
SunTrust Bank	$100,000,000.00	12.500000000%
Citizens Bank, N.A.	$70,000,000.00	8.750000000%
Credit Suisse AG, Cayman Islands Branch	$70,000,000.00	8.750000000%
City National Bank	$50,000,000.00	6.250000000%
Morgan Stanley Senior Funding, Inc.	$50,000,000.00	6.250000000%
Umpqua Bank	$40,000,000.00	5.000000000%
ZB, N.A. dba California Bank & Trust	$30,000,000.00	3.750000000%
Comerica Bank	$20,000,000.00	2.500000000%

Total:	$800,000,000.00	100.000000000%